EXHIBIT 99.2

INDEX TO FINANCIAL INFORMATION
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GRAHAM HOLDINGS COMPANY

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All schedules have been omitted either because they are not applicable or because the required information is included in the Consolidated Financial Statements or the notes thereto referred to above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
This analysis should be read in conjunction with the Consolidated Financial Statements and the notes thereto.
OVERVIEW
Graham Holdings Company (the Company) is a diversified education and media company whose operations include educational services; television broadcasting; online, print and local TV news; social-media advertising services; home health and hospice care; and manufacturing. Education is the largest business, and through its subsidiary Kaplan, Inc., the Company provides extensive worldwide education services for individuals, schools and businesses. The Company’s second largest business is television broadcasting. Since November 2012, the Company has completed several acquisitions in home health services and manufacturing. The Company’s business units are diverse and subject to different trends and risks.
The Company’s education division is the largest operating division of the Company, accounting for 59% of the Company’s consolidated revenues in 2017. The Company has devoted significant resources and attention to this division for many years, given its geographic and product diversity; the investment opportunities and growth prospects during this time; and challenges related to government regulation. In recent years, Kaplan has formulated and implemented restructuring plans at most of its businesses, resulting in significant costs in order to establish lower cost levels in future periods. Kaplan is organized into the following four operating segments: Kaplan International, Kaplan Higher Education (KHE), Kaplan Test Preparation (KTP) and Professional (U.S.).
Kaplan International reported revenue increases for 2017 due to growth in Pathways enrollments. Kaplan International operating results improved in 2017 due largely to improved Pathways program results, partially offset by a decline in Singapore.
KHE represents 28% of total Kaplan revenues in 2017. KHE’s revenue declined in 2017, largely due to declines in average enrollments at Kaplan University. Operating income at KHE declined in 2017 due primarily to lower enrollment at Kaplan University.
KTP revenues declined in 2017 due to lower unit prices, despite higher enrollments. Operating results improved due primarily to operating cost efficiencies. Due to continued operating losses, KTP closed Dev Bootcamp in the second half of 2017.
Professional (U.S.) revenues and operating results in 2017 were flat compared to 2016.
Kaplan made two acquisitions in 2017; three acquisitions in 2016, including Mander Portman Woodward, a leading provider of high-quality bespoke education to the United Kingdom (U.K.) and international students in London, Cambridge and Birmingham; and one acquisition in 2015.
The Company’s television broadcasting division reported higher revenues in 2017, due to the acquisition of two new stations in January 2017. Excluding these stations, revenue and operating income decreased in 2017 as 2016 included significant political and summer Olympics-related advertising revenue. Additionally, 2017 had significantly higher network fees due to the Company’s NBC affiliates in Houston and Detroit operating under a new contract with NBC. In recent years, the television broadcasting division has consistently generated significantly higher operating income amounts and operating income margins than the education division and other businesses.
With the recent healthcare and manufacturing acquisitions and growth at SocialCode, the Company has invested in new lines of business from late 2012 through 2017.
The Company generates a significant amount of cash from its businesses that is used to support its operations, pay down debt and fund capital expenditures, share repurchases, dividends, acquisitions and other investments.

RESULTS OF OPERATIONS — 2017 COMPARED TO 2016
Net income attributable to common shares was $302.0 million ($53.89 per share) for the year ended December 31, 2017, compared to $168.6 million ($29.80 per share) for the year ended December 31, 2016. The Company’s results for 2017 include a significant net deferred income tax benefit related to the Tax Cuts and Jobs Act legislation enacted in December 2017.
Items included in the Company’s net income for 2017 are listed below:

•	$10.0 million in restructuring and non-operating Separation Incentive Program charges at the education division (after-tax impact of $6.3 million, or $1.12 per share);

•	a $9.2 million goodwill and other long-lived asset impairment charge in other businesses (after-tax impact of $5.8 million, or $1.03 per share);

•	$3.3 million in non-operating foreign currency gains (after-tax impact of $2.1 million, or $0.37 per share);

•	$177.5 million in net deferred tax benefits related to the enactment of the Tax Cuts and Jobs Act in December 2017 ($31.68 per share); and

•	$5.9 million in income tax benefits related to stock compensation ($1.06 per share).
Items included in the Company’s net income for 2016 are listed below:

•	$11.9 million in restructuring charges at the education division (after-tax impact of $7.7 million, or $1.36 per share);

•	an $18.0 million non-operating gain related to a bulk lump sum pension program offering (after-tax impact of $10.8 million, or $1.92 per share);

•	$16.8 million in net non-operating gains from the sales of assets and write-downs of cost and equity method investments (after tax impact of $9.5 million, or $1.62 per share);

•	$39.9 million in non-operating foreign currency losses (after-tax impact of $25.5 million, or $4.51 per share); and

•	a net nonrecurring $13.9 million deferred tax benefit related to Kaplan ($2.47 per share).

Revenue for 2017 was $2,591.8 million, up 4% from $2,481.9 million in 2016. Revenues increased in other businesses, offset by a decline at the education division.
In 2017, education revenue was down by 5%, advertising revenue decreased 8% and other revenue increased 39%. The revenue declines at Kaplan account for the reported education revenue decline. The decline in advertising revenue was due to significant political and Olympics-related advertising at the television broadcasting division in 2016. The increase in other revenues was due primarily to the inclusion of revenues from the Hoover acquisition in 2017.
Operating costs and expenses for the year increased 9% to $2,455.4 million in 2017, from $2,259.0 million in 2016. Expenses were higher due to increased network fees at the television broadcasting division in 2017, and increased expenses at other businesses as a result of the Hoover acquisition, partially offset by lower expenses at the education division due to overall declines in business activity.
The Company reported operating income for 2017 of $136.4 million, a decrease of 39%, from $222.9 million in 2016. Operating results declined at the television broadcasting and education divisions and in other businesses.
On April 27, 2017, certain Kaplan subsidiaries entered into a Contribution and Transfer Agreement (Transfer Agreement) to contribute Kaplan University (KU), its institutional assets and operations to a new, non-profit, public-benefit corporation affiliated with Purdue University (Purdue) in exchange for a Transition and Operations Support Agreement (TOSA) to provide key non-academic operations support to the new university for an initial term of 30 years with a buy-out option after six years. The transfer does not include any of the assets of Kaplan University School of Professional and Continuing Education (KU-PACE), which provides professional training and exam preparation for professional certifications and licensures, nor does it include the transfer of other Kaplan businesses such as Kaplan Test Preparation and Kaplan International.
Consummation of the transactions contemplated by the Transfer Agreement is subject to various closing conditions, including, among others, regulatory approvals from the U.S. Department of Education (ED), the Indiana Commission for Higher Education (ICHE) and the Higher Learning Commission (HLC), which is the regional accreditor of both Purdue and KU, and certain other state educational agencies and accreditors of programs. In the third quarter of 2017, ICHE granted its approval and the ED provided preliminary approval based on its review of a pre-acquisition application, subject to certain conditions. Kaplan is unable to predict with certainty when and if HLC approval will be obtained; however, a decision is not expected to be received until later in the first quarter of 2018. If the transaction is not consummated by April 30, 2018, either party may terminate the Transfer Agreement.
Division Results
Education Division.  Education division revenue in 2017 totaled $1,516.8 million, down 5% from $1,598.5 million in 2016. Kaplan reported operating income of $77.7 million for 2017, an 18% decrease from $95.3 million in 2016. In 2017, operating results declined at KHE, partially offset by improved results at KTP, Kaplan International and Professional (U.S.).
In recent years, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in restructuring costs in 2017 and 2016, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $9.1 million in 2017 and $11.9 million in 2016.
A summary of Kaplan’s operating results is as follows:

	Year Ended December 31
(in thousands)	2017	2016	% Change
Revenue
Kaplan international	$697,999	$696,362	—
Higher education	431,425	501,784	(14)
Test preparation	273,298	286,556	(5)
Professional (U.S.)	115,839	115,263	—
Kaplan corporate and other	294	214	37
Intersegment elimination	(2,079)	(1,718)	—
	$1,516,776	$1,598,461	(5)
Operating Income (Loss)
Kaplan international	$51,623	$48,398	7
Higher education	16,719	39,196	(57)
Test preparation	11,507	9,599	20
Professional (U.S.)	27,558	27,436	—
Kaplan corporate and other	(24,701)	(21,763)	(13)
Amortization of intangible assets	(5,162)	(7,516)	31
Intersegment elimination	143	(29)	—
	$77,687	$95,321	(18)
Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue increased slightly in 2017, and on a constant currency basis, revenue increased 2%, primarily due to growth in Pathways enrollments. Kaplan International operating income increased 7% in 2017, due largely to improved Pathways program results, partially offset by a decline in Singapore. Restructuring costs at Kaplan International totaled $2.9 million and $4.7 million in 2017 and 2016, respectively.
KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs.
In 2017, KHE revenue declined 14% due to declines in average enrollments at Kaplan University. KHE operating income declined in 2017 due primarily to lower enrollment at Kaplan University, partially offset by lower restructuring costs. Restructuring costs at KHE were $1.4 million for 2017, compared to $7.1 million for 2016.
New higher education student enrollments at Kaplan University declined 4% in 2017 due to lower demand across Kaplan University programs. Total students at Kaplan University were 28,718 at December 31, 2017, down 11% from December 31, 2016.
Kaplan University higher education student enrollments by certificate and degree programs are as follows:

	As of December 31
	2017	2016
Certificate	9.5%	7.7%
Associate’s	16.5%	18.1%
Bachelor’s	50.9%	50.9%
Master’s	23.1%	23.3%
	100.0%	100.0%
KTP includes Kaplan’s standardized test preparation and new economy skills training programs. KTP revenue declined 5% in 2017. Enrollments, excluding the new economy skills training offerings, were up 4% in 2017;

however, unit prices were generally lower. In comparison to 2016, KTP operating results improved in 2017 due primarily to operating cost efficiencies. Operating losses for the new economy skills training programs were $16.7 million and $13.0 million for 2017 and 2016, respectively, including restructuring costs incurred in connection with the closing of Dev Bootcamp that was completed in the second half of 2017. Dev Bootcamp made up the majority of KTP’s new economy skills training programs.
Professional (U.S.) includes the domestic professional training and other continuing education businesses. Professional (U.S.) revenues and operating income in 2017 were flat compared to 2016.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities.
Television Broadcasting Division.  On January 17, 2017, the Company closed on its agreement with Nexstar Broadcasting Group, Inc. and Media General, Inc. to acquire WCWJ, a CW affiliate television station in Jacksonville, FL, and WSLS, an NBC affiliate television station in Roanoke, VA, for $60 million in cash and the assumption of certain pension obligations. The Company continues to operate both stations under their current network affiliations.
Revenue at the television broadcasting division increased slightly to $409.9 million in 2017, from $409.7 million in 2016. Excluding revenue from the two newly acquired stations, revenue declined 6% due to a $28.7 million decrease in political advertising revenue, $13.1 million in 2016 incremental summer Olympics-related advertising revenue at the Company’s NBC affiliates, lower network revenue and the adverse impact from hurricanes Harvey and Irma in the third quarter of 2017, partially offset by $20.7 million in increased retransmission revenues. As previously disclosed, the Company’s NBC affiliates in Houston and Detroit are operating under a new contract with NBC effective January 1, 2017 that has resulted in a significant increase in network fees in 2017, compared to 2016. Operating income for 2017 was down 31% to $139.3 million, from $202.9 million in 2016 due to lower revenues, the significantly higher network fees and increased amortization of intangibles expense.
Operating margin at the television broadcasting division was 34% in 2017 and 50% in 2016.
The Company’s television station ratings remained strong across our markets.   On average in the November 2017 ratings period, KPRC in Houston, WDIV in Detroit, KSAT in San Antonio and WJXT in Jacksonville ranked number one in the key 6am, 6pm and late newscasts among target demographic viewers age 25 to 54; WKMG in Orlando ranked number two and WSLS in Roanoke ranked third in key newscasts. WCWJ in Jacksonville demonstrated success with its syndicated programming in daytime and early fringe, ranking number two.
Healthcare. Graham Healthcare Group (GHG) provides home health and hospice services in three states. In June 2016, the Company acquired the outstanding 20% redeemable noncontrolling interest in Residential Healthcare (Residential). Also in June 2016, Celtic Healthcare (Celtic) and Residential combined their business operations and the Company now owns 90% of the combined entity. The Company incurred approximately $2.0 million in expenses in conjunction with these transactions in the second quarter of 2016. At the end of June 2017, GHG acquired Hometown Home Health and Hospice, a Lapeer, MI-based healthcare services provider. Healthcare revenues increased 5% in 2017, while operating results were down, due largely to increased bad debt expenses and higher information systems and other integration costs.
In June 2016, Residential and a Michigan hospital formed a joint venture to provide home health services to West Michigan patients. GHG manages the operations of the joint venture and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company’s equity in earnings of affiliates. In connection with this transaction, the Company recorded a pre-tax gain of $3.2 million in the second quarter of 2016 that is included in other income (expense), net.

Other Businesses. A summary of Other Businesses’ operating results for 2017 compared to 2016 is as follows:

	Year Ended December 31%
(in thousands)	2017	2016	Change
Operating Revenues
Manufacturing	$414,193	$241,604	71
SocialCode	62,077	58,851	5
Other	34,733	26,433	31
	$511,003	$326,888	56
Operating Expenses
Manufacturing	$399,246	$228,887	74
SocialCode	65,751	71,258	(8)
Other	65,269	51,644	26
	$530,266	$351,789	51
Operating Income (Loss)
Manufacturing	$14,947	$12,717	18
SocialCode	(3,674)	(12,407)	70
Other	(30,536)	(25,211)	(21)
	$(19,263)	$(24,901)	23
Depreciation
Manufacturing	$9,173	$7,251	27
SocialCode	1,004	929	8
Other	1,546	1,390	11
	$11,723	$9,570	22
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Manufacturing	$31,052	$12,119	—
SocialCode	333	—	—
Other	—	1,687	—
	$31,385	$13,806	—
Pension Service Cos
Manufacturing	$79	$86	(8)
SocialCode	593	541	10
Other	453	491	(8)
	$1,125	$1,118	1
Manufacturing includes four businesses: Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton Corp., a manufacturer of screw jacks and other linear motion systems; Forney, a supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications; and Hoover Treated Wood Products, Inc., a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications that the Company acquired in April 2017. In September 2016, Dekko acquired Electri-Cable Assemblies (ECA), a manufacturer of power, data and electrical solutions for the office furniture industry.
In the second quarter of 2017, the Company recorded a $9.2 million goodwill and other long-lived asset impairment charge at Forney, due to lower than expected revenues resulting from sluggish overall demand for its energy products. Excluding this impairment charge, manufacturing revenues and operating income increased in 2017 due to the Hoover acquisition and growth and improved results at Dekko, including the ECA acquisition, offset by a decline in results at Forney.
SocialCode is a provider of marketing solutions on social, mobile and video platforms. SocialCode revenue increased 5% in 2017, due to continued growth in digital advertising service revenues. SocialCode reported an operating loss of $3.7 million in 2017 compared to $12.4 million in 2016. SocialCode’s operating results included incentive accruals of $1.4 million related to phantom equity appreciation plans in 2017; whereas 2016 results included incentive accruals of $12.8 million related to phantom equity plans. As of December 31, 2017, the accrual balance related to these plans was $15.1 million.
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Panoply and CyberVista. Losses from each of these businesses in 2017 adversely affected operating results.
Corporate Office.  Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses increased in 2017 due primarily to higher professional services costs.

Equity in Losses of Affiliates.  At December 31, 2017, the Company held interests in a number of home health and hospice joint ventures, and interests in several other affiliates. During 2017, the Company acquired approximately 11% of Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company recorded equity in losses of affiliates of $3.2 million for 2017, compared to $7.9 million in 2016. In the fourth quarter of 2016, the Company recorded an $8.4 million write-down on its investment in HomeHero, a company that managed an online senior home care marketplace.
Net Interest Expense.  The Company incurred net interest expense of $27.3 million in 2017, compared to $32.3 million in 2016. At December 31, 2017, the Company had $493.3 million in borrowings outstanding at an average interest rate of 6.3%; at December 31, 2016, the Company had $491.8 million in borrowings outstanding at an average interest rate of 6.3%.
Non-operating Pension and Postretirement Benefit Income, net. In the first quarter of 2018, the Company adopted new accounting guidance that changes the income statement classification of net periodic pension and postretirement pension cost. Under the new guidance, service cost is included in operating income, while the other components (including expected return on assets) are included in non-operating income. The new guidance was required to be applied retrospectively, with prior period financial information revised to reflect the reclassification. From a segment reporting perspective, this change had a significant impact on Corporate office reporting, with minimal impact on the television broadcasting, Kaplan corporate and other businesses reporting.
The Company recorded net non-operating pension and postretirement benefit income of $72.7 million and $80.7 million for 2017 and 2016, respectively. In the fourth quarter of 2016, the Company recorded an $18.0 million gain related to a bulk lump sum pension program offering.
Other Non-Operating Income (Expense).  The Company recorded total other non-operating income, net, of $4.2 million in 2017, compared to non-operating expense, net, of $12.6 million in 2016.
The 2017 non-operating income, net, included $3.3 million in foreign currency gains and other items. The 2016 non-operating expense, net, included $39.9 million in foreign currency losses; $29.4 million in cost method investment write-downs; and $1.8 million in net losses on the sales of marketable securities, partially offset by a $34.1 million gain on the sale of land; an $18.9 million gain on the sale of a business; a $3.2 million gain on the Residential joint venture transaction and other items.

(Benefit from) Provision for Income Taxes.  The Company is reporting an income tax benefit of $119.7 million for 2017, which was significantly impacted by the enactment of the Tax Cuts and Jobs Act in December 2017. Overall, the Company recorded a $177.5 million net deferred tax benefit in the fourth quarter of 2017 as a result of enactment of this legislation, due largely to the revaluation of the Company’s U.S. deferred tax assets and liabilities to the lower federal tax rate and a significant reduction in the amount of deferred taxes previously provided on undistributed earnings of investments in non-U.S. subsidiaries. In the first quarter of 2017, the Company recorded a $5.9 million income tax benefit related to the vesting of restricted stock awards in connection with the adoption of a new accounting standard that requires all excess income tax benefits and deficiencies from stock compensation to be recorded as discrete items in the provision for income taxes. Excluding the effect of these items, the effective tax rate for 2017 was 34.9%.
The Company’s effective tax rate for 2016 was 32.4%. In the third quarter of 2016, a net nonrecurring $8.3 million deferred tax benefit related to Kaplan’s international operations was recorded. In the second quarter of 2016, the Company benefited from a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015. Excluding the effect of these items, the effective tax rate in 2016 was 37.9%.
RESULTS OF OPERATIONS — 2016 COMPARED TO 2015
Income from continuing operations attributable to common shares was $168.6 million ($29.80 per share) for the year ended December 31, 2016, compared to a net loss of $143.5 million ($25.23 per share) for the year ended December 31, 2015. Net loss attributable to common shares was $101.3 million ($17.87 per share) for the year ended December 31, 2015, including $42.2 million ($7.36 per share) in income from discontinued operations.

Items included in the Company’s income from continuing operations for 2016 are listed below:

•	$11.9 million in restructuring charges at the education division (after-tax impact of $7.7 million, or $1.36 per share);

•	an $18.0 million non-operating gain related to a bulk lump sum pension program offering (after-tax impact of $10.8 million, or $1.92 per share);

•	$32.2 million net non-operating gain from the sales of land and marketable equity securities (after-tax impact of $20.0 million, or $3.52 per share);

•	a $22.2 million non-operating gain arising from the sale of a business and the formation of a joint venture (after-tax impact of $13.6 million, or $2.37 per share);

•	$37.6 million in non-operating expenses from the write-down of cost method investments and investments in affiliates (after-tax impact of $24.1 million, or $4.27 per share);

•	$39.9 million in non-operating foreign currency losses (after-tax impact of $25.5 million, or $4.51 per share);

•	a net nonrecurring $8.3 million deferred tax benefit related to Kaplan’s international operations ($1.47 per share); and

•	a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015 ($1.00 per share).
Items included in the Company’s income from continuing operations for 2015 are listed below:

•	$259.7 million goodwill and long-lived assets impairment charges at the education division and other businesses (after-tax impact of $225.2 million, or $38.96 per share);

•
$45.8 million in restructuring and non-operating Special Incentive Program charges at the education division, corporate office and other businesses (after-tax impact of $28.9 million, or $4.97 per share);

•
$24.9 million in expense related to the modification of stock option awards in conjunction with the Cable ONE spin-off and the modification of restricted stock awards (after-tax impact of $15.3 million, or $2.64 per share);

•	$12.5 million in net non-operating losses arising from the sales of five businesses and an investment, and on the formation of a joint venture (after-tax impact of $15.7 million, or $2.82 per share);

•	$21.4 million non-operating gain on the sale of land (after-tax impact of $13.2 million, or $2.27 per share); and

•	$15.6 million in non-operating unrealized foreign currency losses (after-tax impact of $9.7 million, or $1.67 per share).
Revenue for 2016 was $2,481.9 million, down 4% from $2,586.1 million in 2015. Revenues declined at the education division, offset by an increase at the television broadcasting division and in other businesses.
In 2016, education revenue was down by 17%, advertising revenue increased 11% and other revenue increased 54%. The revenue declines at Kaplan account for the reported education revenue. The growth in advertising revenue is due to increased television broadcasting revenue. The increase in other revenues is due primarily to the inclusion of revenues from businesses acquired in 2016 and 2015.
Operating costs and expenses for the year decreased 18% to $2,259.0 million in 2016, from $2,744.3 million in 2015. Expenses were lower at the education division due to goodwill and other long-lived assets impairment charges recorded in 2015, partially offset by increased spending on digital initiatives and network fees at the television broadcasting division in 2016, and increased expenses at other businesses as a result of businesses acquired in 2016 and 2015.
The Company reported operating income for 2016 of $222.9 million, compared with an operating loss of $158.1 million in 2015. Operating results improved at the education and television broadcasting divisions, offset by a decline in other businesses.
Division Results
Education Division.  Education division revenue in 2016 totaled $1,598.5 million, down 17% from $1,927.5 million in 2015. Kaplan reported operating income of $95.3 million for 2016, compared to an operating loss of $218.0 million in 2015. Kaplan’s 2015 operating results include goodwill and intangible assets impairment charges of $256.8 million. In 2016, operating results at KHE and Professional (U.S.) were up and costs at Kaplan corporate and other declined, partially offset by declines at KTP and Kaplan International.
In recent years, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in restructuring costs in 2016 and 2015, with the objective of establishing lower cost levels in future periods. Across all businesses, restructuring costs totaled $11.9 million in 2016 and $40.6 million in 2015.

A summary of Kaplan’s operating results is as follows:

	Year Ended December 31
(in thousands)	2016	2015	% Change
Revenue
Kaplan international	$696,362	$770,273	(10)
Higher education	501,784	757,135	(34)
Test preparation	286,556	301,607	(5)
Professional (U.S.)	115,263	92,490	25
Kaplan corporate and other	214	6,502	(97)
Intersegment elimination	(1,718)	(486)	—
	$1,598,461	$1,927,521	(17)
Operating Income (Loss)
Kaplan international	$48,398	$53,661	(10)
Higher education	39,196	29,896	31
Test preparation	9,599	16,798	(43)
Professional (U.S.)	27,436	25,676	7
Kaplan corporate and other	(21,763)	(81,788)	73
Amortization of intangible assets	(7,516)	(5,523)	(36)
Impairment of goodwill and other long-lived assets	—	(256,830)	—
Intersegment elimination	(29)	96	—
	$95,321	$(218,014)	—
Kaplan International includes English-language programs and postsecondary education and professional training businesses largely outside the United States. In the first quarter of 2016, Kaplan acquired Mander Portman Woodward, a leading provider of high-quality, bespoke education to U.K. and international students in London, Cambridge and Birmingham; and Osborne Books, an education publisher of learning resources for accounting qualifications in the U.K.
Kaplan International revenue declined 10% in 2016, of which 6% is due to currency fluctuations. The remaining decrease is due to enrollment declines in English-language and Pathways programs. Revenue growth from the 2016 acquisitions was largely offset by revenue declines due to prior year dispositions.
Kaplan International operating income decreased 10% in 2016, due largely to the reduced English-language and Pathways results and increased restructuring costs, partially offset by operating income from newly acquired businesses. The impact of currency fluctuations on comparative operating results was insignificant for 2016. Restructuring costs at Kaplan International totaled $4.7 million and $1.3 million in 2016 and 2015, respectively.
KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs.
On September 3, 2015, Kaplan completed the sale of substantially all of the remaining assets of its KHE Campuses business. In connection with these and other plans, KHE incurred $7.1 million and $12.4 million in restructuring costs in 2016 and 2015, respectively.
As a result of continued declines in student enrollments at KHE and the challenging industry operating environment, Kaplan completed an interim impairment review of KHE’s remaining long-lived assets in the third quarter of 2015 that resulted in a $248.6 million goodwill impairment charge. This goodwill impairment charge followed a $6.9 million long-lived asset impairment charge that was recorded in the second quarter of 2015 in connection with the KHE Campuses business.
KHE results, excluding the impairment charge, include revenue and operating losses (including restructuring charges) related to all KHE Campuses, those sold or closed, including Mount Washington College and Bauder College, as follows:

	Year Ended
	December 31
(in thousands)	2016	2015
Revenue	$1,681	$178,734
Operating loss	$(2,438)	$(38,830)
In 2016, KHE revenue declined 34% due to the campus sales and closings, and declines in average enrollments at Kaplan University. KHE operating income improved in 2016 due to reduced losses at the KHE Campuses business and lower restructuring costs and lower marketing expenditures at Kaplan University, partially offset by lower enrollment at Kaplan University.

New higher education student enrollments at Kaplan University declined 22% in 2016 due to lower demand across Kaplan University programs. Total students at Kaplan University were 32,167 at December 31, 2016, down 19% from December 31, 2015.
Kaplan University higher education student enrollments by certificate and degree programs are as follows:

	As of December 31
	2016	2015
Certificate	7.7%	4.4%
Associate’s	18.1%	25.0%
Bachelor’s	50.9%	48.4%
Master’s	23.3%	22.2%
	100.0%	100.0%
Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation and new economy skills training programs. KTP revenue declined 5% in 2016. Enrollments, excluding the new economy skills training offerings, were down 3% in 2016. In comparison to 2015, KTP operating results declined in 2016 due to investment in new economy skills training programs and lower revenues from a change in the enrollment mix to lower priced programs. Operating losses for the new economy skills training programs were $13.0 million and $8.5 million for 2016 and 2015, respectively.
Professional (U.S.) includes the domestic professional training and other continuing education businesses. Professional (U.S.) revenue increased 25% and operating income improved 7% due primarily to the December 2015 acquisition of SmartPros, a provider of accredited professional education and training, primarily in accountancy.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. In 2015, Kaplan corporate recorded $25.7 million in restructuring costs. In 2016, Kaplan corporate expenses also declined due to the benefits from restructuring activities and a reduction in incentive compensation expense. Also, 2015 spending for the replacement of its human resources system did not recur in 2016.
In addition to the impairment charges of $255.5 million related to KHE recorded in the second and third quarters of 2015, Kaplan recorded an additional $1.4 million in noncash intangible and other long-lived assets impairment charges in the fourth quarter of 2015, related to businesses at KTP and Kaplan International.
In the first quarter of 2016, Kaplan sold Colloquy, which was part of Kaplan corporate and other, for a gain of $18.9 million that is included in other non-operating income.
In addition to the sale of the KHE Campuses business in 2015, Kaplan also sold a small business that was part of Professional (U.S.), and two businesses that were part of Kaplan International. The net loss on the sale of these businesses totaled $24.9 million and is included in other non-operating expense.
Television Broadcasting Division.  Revenue at the television broadcasting division increased 14% to $409.7 million, from $359.2 million in 2015; operating income for 2016 was up 21% to $202.9 million, from $167.2 million in the same period of 2015. The revenue increase is due to a $23.9 million increase in political advertising revenue, $18.5 million more in retransmission revenues, and $13.1 million in incremental summer Olympics-related advertising revenue at the Company’s NBC affiliates. The increase in operating income is due to the revenue increase, offset by higher spending on digital initiatives and increased network fees.
Operating margin at the television broadcasting division was 50% in 2016 and 47% in 2015.
Competitive market position remained strong for the Company’s television stations. For target demographic viewers age 25 to 54 for the key 6am, 6pm and late night newscasts, KSAT in San Antonio, WJXT in Jacksonville and KRPC in Houston ranked number one in the November 2016 ratings period; WDIV in Detroit ranked second; and WKMG in Orlando tied for second.
In May 2016, the Company announced that it had reached an agreement with Nexstar Broadcasting Group, Inc. and Media General, Inc. to acquire WCWJ, a CW affiliate television station in Jacksonville, FL, and WSLS, an NBC affiliate television station in Roanoke, VA, for $60 million in cash and the assumption of certain pension obligations. The Company will continue to operate both stations under their current network affiliations. This transaction was completed on January 17, 2017.
The Company’s NBC affiliates in Houston and Detroit are operating under a new contract with NBC effective January 1, 2017.

Healthcare. The Graham Healthcare Group (GHG) provides home health and hospice services in six states. In June 2016, the Company acquired the outstanding 20% redeemable noncontrolling interest in Residential Healthcare (Residential). Also in June 2016, Celtic Healthcare (Celtic) and Residential combined their business operations and the Company now owns 90% of the combined entity, known as GHG. The Company incurred approximately $2.0 million in expenses in conjunction with these transactions in the second quarter of 2016. Healthcare revenues increased 8% in 2016 due primarily to patient growth for both home health and hospice. Operating results were down in 2016, largely due to the expenses incurred related to the transactions in the second quarter of 2016 and an increase in information systems and other integration costs.
In June 2016, Residential and a Michigan hospital formed a joint venture to provide home health services to West Michigan patients. Residential manages the operations of the joint venture and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company’s equity in earnings of affiliates. In connection with this transaction, the Company recorded a pre-tax gain of $3.2 million in the second quarter of 2016 that is included in other non-operating income.
In January 2015, Celtic and Allegheny Health Network formed a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Celtic manages the operations of the joint venture for a fee and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company’s equity in earnings of affiliates. In connection with this transaction, the Company recorded a noncash pre-tax gain of $6.0 million in the first quarter of 2015 that is included in other non-operating income.
Other Businesses. A summary of Other Businesses’ operating results for 2016 compared to 2015 is as follows:

	Year Ended December 31%
(in thousands)	2016	2015	Change
Operating Revenues
Manufacturing	$241,604	$92,255	—
SocialCode	58,851	45,829	28
Other	26,433	25,883	2
	$326,888	$163,967	99
Operating Expenses
Manufacturing	$228,887	$85,839	—
SocialCode	71,258	46,375	54
Other	51,644	51,653	—
	$351,789	$183,867	91
Operating Income (Loss)
Manufacturing	$12,717	$6,416	98
SocialCode	(12,407)	(546)	—
Other	(25,211)	(25,770)	2
	$(24,901)	$(19,900)	(25)
Depreciation
Manufacturing	$7,251	$1,868	—
SocialCode	929	402	—
Other	1,390	1,062	31
	$9,570	$3,332	—
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Manufacturing	$12,119	$6,319	92
SocialCode	—	—	—
Other	1,687	2,918	(42)
	$13,806	$9,237	49
Pension Service Cost
Manufacturing	$86	$73	18
SocialCode	541	270	—
Other	491	621	(21)
	$1,118	$964	16
Manufacturing includes three businesses: Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies acquired in November 2015; Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues and operating income increased in 2016 due primarily to the Dekko acquisition. Also, in September 2016, Dekko acquired Electri-Cable Assemblies (ECA), a Shelton, CT-based manufacturer of power, data and electrical solutions for the office furniture industry.

SocialCode is a provider of marketing solutions on social, mobile and video platforms. SocialCode revenues increased 28% in 2016, due to continued growth in digital advertising service revenues. SocialCode reported operating losses of $12.4 million in 2016; these results include incentive accruals of $12.8 million related to phantom equity appreciation plans. The expense amount related to these plans for 2015 was $2.0 million. As of December 31, 2016, the accrual balance related to these plans is $22.0 million.
Other businesses also includes Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Panoply and CyberVista. Losses from each of these businesses in 2016 adversely affected operating results. In addition, Slate recorded a goodwill impairment charge of $1.6 million in the fourth quarter of 2016.
In November 2015, the Company announced that Trove, a digital innovation team, would largely be integrated into SocialCode and that Trove’s existing offerings would be discontinued. In connection with this action, the Company recorded a $2.8 million goodwill impairment charge at Trove in the fourth quarter of 2015, along with $0.5 million in severance costs.
In the second quarter of 2015, the Company sold The Root, an online magazine; the related gain on disposition is included in other non-operating expense, net.
Corporate Office.  Corporate office includes the expenses of the Company’s corporate office, and certain continuing obligations related to prior business dispositions.
In the fourth quarter of 2015, the Company recorded $6.0 million in incremental stock compensation expense due to the modification of restricted stock awards. In the third quarter of 2015, the Company recorded $18.8 million in incremental stock option expense, due to stock option modifications that resulted from the Cable ONE spin-off.
Excluding the incremental stock compensation expense in 2015, corporate office expenses declined in 2016 due primarily to lower compensation costs.
Equity in (Losses) Earnings of Affiliates. At December 31, 2016, the Company held interests in a number of home health and hospice joint ventures, and interests in several other affiliates. The company recorded equity in losses of affiliates of $7.9 million for 2016, compared to $0.7 million in 2015. In the fourth quarter of 2016, the Company recorded an $8.4 million write-down on its investment in HomeHero, a company that managed an online senior home care marketplace.
Net Interest Expense. The Company incurred net interest expense of $32.3 million in 2016, compared to $30.7 million in 2015. At December 31, 2016, the Company had $491.8 million in borrowings outstanding at an average interest rate of 6.3%; at December 31, 2015, the Company had $399.8 million in borrowings outstanding at an average interest rate of 7.2%.
In July 2016, a Kaplan U.K. company entered into a four-year loan agreement for a £75 million borrowing. The overall effective interest rate is 2.01%, taking into account an interest rate swap agreement the Company entered into on the same date as the borrowing.
Non-operating Pension and Postretirement Benefit Income, net. The Company recorded net non-operating pension and postretirement benefit income of $80.7 million and $77.3 million for 2016 and 2015, respectively. In the fourth quarter of 2016, the Company recorded an $18.0 million gain related to a bulk lump sum pension program offering.
Other Non-Operating (Expense) Income. The Company recorded total other non-operating expense, net, of $12.6 million in 2016, compared to $8.6 million in 2015.
The 2016 non-operating expense, net, included $39.9 million in foreign currency losses; $29.4 million in cost method investment write-downs; and $1.8 million in net losses on the sales of marketable securities, partially offset by a $34.1 million gain on the sale of land; an $18.9 million gain on the sale of a business; a $3.2 million gain on the Residential joint venture transaction and other items. The 2015 non-operating expense, net, included $23.3 million in losses from the sales of businesses, $15.6 million in unrealized foreign currency losses and other items, offset by a $21.4 million gain on the sale of land from Robinson Terminal, a $6.0 million gain on the formation of a Celtic joint venture and a $4.8 million increase to the gain from the 2014 sale of Classified Ventures.
Provision for Income Taxes. The Company’s effective tax rate for 2016 was 32.4%. In the third quarter of 2016, a net nonrecurring $8.3 million deferred tax benefit related to Kaplan’s international operations was recorded. In the second quarter of 2016, the Company benefited from a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015. Excluding the effect of these items, the effective tax rate in 2016 was 37.9%.

The Company recorded a tax provision on the pre-tax loss from continuing operations in 2015, as a large portion of the goodwill impairment charges and the goodwill included in the loss on the KHE Campuses sale were permanent differences not deductible for income tax purposes. Excluding the effect of these permanent differences, the effective tax rate for continuing operations in 2015 was 38.1%.
Discontinued Operations. In 2015, the Company completed the spin-off of Cable ONE as an independent, publicly traded company and the sale of a school in China that was previously part of Kaplan International.
As a result of these transactions, income from continuing operations excludes the operating results and related loss, if any, on dispositions of these businesses, which have been reclassified to discontinued operations, net of tax, in 2015.
FINANCIAL CONDITION: CAPITAL RESOURCES AND LIQUIDITY
Acquisitions and Dispositions of Businesses
Acquisitions. During 2017, the Company acquired six businesses, two in its education division, two in its television broadcasting division and two in other businesses for $318.9 million in cash and contingent consideration, and the assumption of $59.1 million in certain pension and postretirement obligations. The assets and liabilities of the companies acquired have been recorded at their estimated fair values at the date of acquisition.
On January 17, 2017, the Company closed on its agreement with Nexstar Broadcasting Group, Inc. and Media General, Inc. to acquire the assets of WCWJ, a CW affiliate television station in Jacksonville, FL, and WSLS, an NBC affiliate television station in Roanoke, VA, for cash and the assumption of certain pension obligations. The acquisition of WCWJ and WSLS will complement the other stations that GMG operates. Both of these acquisitions are included in television broadcasting.
In February 2017, Kaplan acquired a 100% interest in Genesis Training Institute, a Dubai-based provider of professional development training in the United Arab Emirates, by purchasing all of its issued and outstanding shares. Additionally, Kaplan acquired a 100% interest in Red Marker Pty Ltd., an Australia-based regulatory technology company by purchasing all of its outstanding shares. These acquisitions are expected to provide certain strategic benefits in the future. Both of these acquisitions are included in Kaplan International.
In April 2017, the Company acquired 97.72% of the issued and outstanding shares of Hoover Treated Wood Products, Inc., a Thomson, GA-based supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications for $206.8 million, net of cash acquired. The fair value of the redeemable noncontrolling interest in Hoover was $3.7 million at the acquisition date, determined using a market approach. The minority shareholders have an option to put some of their shares to the Company starting in 2019 and the remaining shares starting in 2021. The Company has an option to buy the shares of minority shareholders starting in 2027. This acquisition is consistent with the Company’s ongoing strategy of investing in companies with a history of profitability and strong management. Hoover is included in other businesses.
At the end of June 2017, Graham Healthcare Group (GHG) acquired a 100% interest in Hometown Home Health and Hospice, a Lapeer, MI-based healthcare services provider by purchasing all of its issued and outstanding shares. This acquisition expands GHG’s service area in Michigan. GHG is included in healthcare.
During 2016, the Company acquired five businesses, three businesses included in its education division and two businesses in other businesses for $258.0 million. The assets and liabilities of the companies acquired were recorded at their estimated fair values at the date of acquisition. In January 2016, Kaplan acquired a 100% interest in Mander Portman Woodward, a leading provider of high-quality, bespoke education to U.K. and international students in London, Cambridge and Birmingham, by purchasing all of its issued and outstanding shares. In February 2016, Kaplan acquired a 100% interest in Osborne Books, an educational publisher of learning resources for accounting qualifications in the U.K., by purchasing all of its issued and outstanding shares. The primary reason for these acquisitions was based on several strategic benefits expected to be realized in the future. Both of these acquisitions are included in Kaplan International.
In September 2016, Group Dekko, Inc. (Dekko) acquired a 100% interest in Electri-Cable Assemblies (ECA), a Shelton, CT-based manufacturer of power, data and electrical solutions for the office furniture industry, by purchasing all of its issued and outstanding shares. Dekko’s primary reasons for the acquisition were to complement existing product offerings and provide opportunities for synergies across the businesses. This acquisition is included in other businesses.
During 2015, the Company acquired two businesses for $163.3 million. The assets and liabilities of the companies acquired have been recorded at their estimated fair values at the date of acquisition. On November 13, 2015, the Company acquired a 100% interest in Dekko, a Garrett, IN-based manufacturer of electrical solutions for applications across three business lines: workspace power solutions, architectural lighting and electrical components and assemblies, by purchasing all of the issued and outstanding shares. Dekko is included in other businesses. On December 22, 2015, Kaplan acquired a 100% interest in SmartPros, a provider of accredited professional education and training, primarily in accountancy, which is included in Professional (U.S.).
Spin-Off. On July 1, 2015, the Company completed the spin-off of Cable ONE, by way of a distribution of all the issued and outstanding shares of Cable ONE common stock, on a pro rata basis, to the Company’s stockholders.
Sale of Businesses. In the fourth quarter of 2017, Kaplan Australia completed the sale of a small business, which was included in Kaplan International. In February 2017, GHG completed the sale of Celtic Healthcare of Maryland.
In January 2016, Kaplan completed the sale of Colloquy, which was included in Kaplan Corporate and Other.

On September 3, 2015, Kaplan completed the sale of substantially all of the assets of its KHE Campuses business, consisting of 38 nationally accredited ground campuses and certain related assets, in exchange for a preferred equity interest in a vocational school company. KHE Campuses schools that were closed or were in the process of closing were not included in the sale transaction.
In the third quarter of 2015, Kaplan sold Franklyn Scholar, which was part of Kaplan International. In the second quarter of 2015, the Company sold The Root, a component of Slate, and Kaplan sold two small businesses, Structuralia, which was part of Kaplan International, and Fire and EMS Training, which was part of Professional (U.S.). As a result of these sales, the Company reported net losses in other non-operating income (expense).
Other. In June 2016, Residential Healthcare (Residential) and a Michigan hospital formed a joint venture to provide home health services to patients in western Michigan. In connection with this transaction, Residential contributed its western Michigan home health operations to the joint venture and then sold 60% of the newly formed venture to its Michigan hospital partner. Although Residential manages the operations of the joint venture, Residential holds a 40% interest in the joint venture, so the operating results of the joint venture are not consolidated, and the pro rata operating results are included in the Company’s equity in earnings of affiliates.
In June 2016, the Company purchased the outstanding 20% redeemable noncontrolling interest in Residential. At that time, the Company recorded an increase to redeemable noncontrolling interest of $3.0 million, with a corresponding decrease to capital in excess of par value, to reflect the redemption value of the redeemable noncontrolling interest at $24.0 million. Following this transaction, Celtic Healthcare (Celtic) and Residential combined their business operations to form GHG. The redeemable noncontrolling interest shareholders in Celtic exchanged their 20% interest in Celtic for a 10% mandatorily redeemable noncontrolling interest in the combined entity, and the Company recorded a $4.1 million net increase to the mandatorily redeemable noncontrolling interest to reflect the estimated fair value of the mandatorily redeemable noncontrolling interest. The minority shareholders have an option to put their shares to the Company starting in 2020 and are required to put a percentage of their shares in 2022 and 2024, with the remaining shares required to be put by the minority shareholders in 2026. The redemption value is based on an EBITDA multiple, adjusted for working capital and other items, computed annually, with no limit on the amount payable. The Company now owns 90% of GHG. Because the noncontrolling interest is now mandatorily redeemable by the Company by 2026, it is reported as a noncurrent liability at December 31, 2017.
In January 2015, Celtic and Allegheny Health Network closed on the formation of a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Although Celtic manages the operations of the joint venture, Celtic holds a 40% interest in the joint venture, so the operating results of the joint venture are not consolidated, and the pro rata operating results are included in the Company’s equity in earnings of affiliates.
The Company’s income from continuing operations excludes Cable ONE and the sold Kaplan China school, which have been reclassified to discontinued operations.
Other Transactions. In the fourth quarter of 2017, Kaplan entered into an agreement to acquire the College for Financial Planning. The acquisition is subject to regulatory approval from the HLC, which is not expected before June 2018.
Capital Expenditures.  During 2017, the Company’s capital expenditures totaled $57.1 million. The Company’s capital expenditures for businesses included in continuing operations for 2017, 2016 and 2015 are disclosed in Note 20 to the Consolidated Financial Statements. These amounts include assets acquired during the year, whereas the amounts reflected in the Company’s Statements of Cash Flows are based on cash payments made during the relevant periods. The Company estimates that its capital expenditures will be in the range of $110 million to $120 million in 2018. This includes amounts for constructing an academic and student residential facility in connection with Kaplan’s Pathways program in Liverpool, U.K. This also includes capital expenditures in connection with spectrum repacking at the Company’s television stations in Jacksonville, FL, and Roanoke, VA, as mandated by the FCC; these expenditures are expected to be largely reimbursed to the Company by the FCC.
Investments in Marketable Equity Securities.  At December 31, 2017, the fair value of the Company’s investments in marketable equity securities was $536.3 million, which includes investments in the common stock of six publicly traded companies. At December 31, 2017, the unrealized gain related to the Company’s investments totaled $267.0 million.
Common Stock Repurchases and Dividend Rate. During 2017, 2016, and 2015, the Company purchased a total of 88,361, 229,498, and 46,226 shares, respectively, of its Class B common stock at a cost of approximately $50.8 million, $108.9 million, and $23.0 million, respectively. On November 9, 2017, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock. The Company did not announce a ceiling price or time limit for the purchases. The authorization includes 163,237 shares that remained under the previous authorization. At December 31, 2017, the Company had remaining authorization from the Board of Directors to purchase up to 472,678 shares of Class B common stock.
The annual dividend rate for 2018 is $5.32 per share, compared to $5.08 and $4.84 in 2017 and 2016, respectively.
Liquidity.  During 2017, the Company’s cash and cash equivalents decreased by $258.9 million due largely to significant acquisitions, investments, and repurchases of common shares. During 2017, the Company’s borrowings increased by $1.4 million due to foreign currency fluctuations, offset by repayments.
At December 31, 2017, the Company has $390.0 million in cash and cash equivalents, compared to $648.9 million at December 31, 2016. Restricted cash at December 31, 2017, totaled $17.6 million, compared to $21.9 million at December 31, 2016. As of December 31, 2017 and 2016, the Company had commercial paper and money market investments of $217.6 million and $485.1 million, respectively, that are classified as cash, cash equivalents and restricted cash in the Company’s Consolidated Financial Statements. At December 31, 2017, the Company has approximately $5.0 million in cash and cash equivalents in countries outside the U.S., which is not immediately available for use in operations or for distribution.
At December 31, 2017 and 2016, the Company had borrowings outstanding of $493.3 million and $491.8 million, respectively. The Company’s borrowings at December 31, 2017 were mostly from $400.0 million of 7.25% unsecured notes due February 1, 2019, and £70 million in outstanding borrowings under the Kaplan Credit Agreement; the interest on $400.0 million of 7.25% unsecured notes is payable semiannually on February 1 and August 1. The Company’s borrowings at December 31, 2016 were mostly from $400.0 million of 7.25% unsecured notes due February 1, 2019, and £75 million in borrowings under the Kaplan Credit Agreement. The Company did not have any outstanding commercial paper borrowing or USD revolving credit borrowing as of December 31, 2017 and 2016.
On June 29, 2015, the Company entered into a credit agreement (the Credit Agreement) providing for a U.S. $200 million five-year revolving credit facility (the Facility) with each of the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent (Wells Fargo), JPMorgan Chase Bank, N.A., as Syndication Agent, and HSBC Bank USA, National Association, as Documentation Agent (the Credit Agreement). The Company is required to pay a commitment fee on a quarterly basis, based on the Company’s leverage ratio, of between 0.15% and 0.25% of the amount of the Facility. Any borrowings are made on an unsecured basis and bear interest at the Company’s option, either at (a) a fluctuating interest rate equal to the highest of Wells Fargo’s prime rate, 0.50 percent above the Federal funds rate or the one-month Eurodollar rate plus 1%, or (b) the Eurodollar rate for the applicable interest period as defined in the Credit Agreement, which is generally a periodic rate equal to LIBOR, in each case plus an applicable margin that depends on the Company’s consolidated debt to consolidated adjusted EBITDA (as determined pursuant to the Credit Agreement, “leverage ratio”). The Company may draw on the Facility for general corporate purposes. The Facility will expire on July 1, 2020, unless the Company and the banks agree to extend the term. Any outstanding borrowings must be repaid on or prior to the final termination date. The Credit Agreement contains terms and conditions, including remedies in the event of a default by the Company, typical of facilities of this type and requires the Company to maintain a leverage ratio of not greater than 3.5 to 1.0 and a consolidated interest coverage ratio of at least 3.5 to 1.0 based upon the ratio of consolidated adjusted EBITDA to consolidated interest expense as determined pursuant to the Credit Agreement.
On July 14, 2016, Kaplan entered into a credit agreement (the Kaplan Credit Agreement) among Kaplan International Holdings Limited, as borrower, the lenders party thereto, HSBC BANK PLC as Facility Agent, and other agents party thereto. The Kaplan Credit Agreement provides for a four-year credit facility in an aggregate principal amount of £75 million. Borrowings bear interest at a rate per annum of LIBOR plus an applicable interest rate margin between 1.25% and 1.75%, in each case determined on a quarterly basis by reference to a pricing grid based upon the Company’s total leverage ratio. The Kaplan Credit Agreement requires that 6.66% of the outstanding aggregate amount of the loan be repaid on the first three anniversaries of funding, with the remaining balance due on July 1, 2020. The Kaplan Credit Agreement contains terms and conditions, including remedies in the event of a default by the Company, typical of facilities of this type and requires the Company to maintain a leverage ratio of not greater than 3.5 to 1.0 and a consolidated interest coverage ratio of at least 3.5 to 1.0 based upon the ratio of consolidated adjusted EBITDA to consolidated interest expense as determined pursuant to the Kaplan Credit Agreement.
On July 25, 2016, Kaplan borrowed £75 million under the Kaplan Credit Agreement. On the same date, Kaplan entered into an interest rate swap agreement with a total notional value of £75 million and a maturity date of July 1, 2020. The interest rate swap agreement will pay Kaplan variable interest on the £75 million notional amount at the three-month LIBOR, and Kaplan will pay the counterparties a fixed rate of 0.51%, effectively resulting in a total fixed interest rate of 2.01% on the outstanding borrowings at the current applicable margin of 1.50%. The interest rate swap agreement was entered into to convert the variable rate British pound borrowing under the Kaplan Credit Agreement into a fixed rate borrowing. The Company provided a guarantee on any borrowings under the Kaplan Credit Agreement. Based on the terms of the interest rate swap agreement and the underlying borrowing, the interest rate swap agreement was determined to be effective and thus qualifies as a cash flow hedge. As such, changes in the fair value of the interest rate swap are recorded in other comprehensive income on the accompanying Consolidated Balance Sheets until earnings are affected by the variability of cash flows.
On May 24, 2017, Moody’s affirmed the Company’s credit ratings, but revised the outlook from Stable to Negative.
The Company’s current credit ratings are as follows:

	Moody’s	Standard & Poor’s
Long-term	Ba1	BB+
During 2017 and 2016, the Company had average borrowings outstanding of approximately $493.2 million and $443.9 million, respectively, at average annual interest rates of approximately 6.3% and 6.7%, respectively. The Company incurred net interest expense of $27.3 million and $32.3 million, respectively, during 2017 and 2016.
The Company is evaluating its long-term financing needs and in 2018 may refinance all or part of its unsecured $400.0 million notes outstanding due February 1, 2019.
At December 31, 2017 and 2016, the Company had working capital of $857.2 million and $1,052.4 million, respectively. The Company maintains working capital levels consistent with its underlying business requirements and consistently generates cash from operations in excess of required interest or principal payments.
The Company’s net cash provided by operating activities, as reported in the Company’s Consolidated Statements of Cash Flows, was $268.1 million in 2017, compared to $261.3 million in 2016.
In July 2016, Kaplan International Holdings Limited (KIHL) entered into an agreement with University of York International Pathway College LLP (York International College) to loan York International College £25 million over the next 18 months, to construct an academic building in the U.K. to be used by the College. York International College is a limited liability partnership joint venture between Kaplan York Limited (a subsidiary of Kaplan International Colleges U.K. Limited) and a subsidiary of the University of York, that operates a pathways college. The loan will be repayable over 25 years at an interest rate of 7%, and the loan is guaranteed by the University of York. While there is no strict requirement to make annual principal and interest payments, interest will be rolled up and accrue interest at 7% if no such payments are made. The loan becomes due and payable if the partnership agreement with KIHL is terminated. In the second half of 2016, KIHL advanced approximately £11.0 million to York International College. In 2017, an additional £5.0 million was advanced to York International College.
The Company expects to fund its estimated capital needs primarily through existing cash balances and internally generated funds and, to a lesser extent, borrowings under its revolving credit facility. In management’s opinion, the Company will have ample liquidity to meet its various cash needs in 2018.

The following reflects a summary of the Company’s contractual obligations as of December 31, 2017:

(in thousands)	2018	2019	2020	2021	2022	Thereafter	Total
Debt and interest	$37,534	$422,899	$81,064	$14	$15	$45	$541,571
Operating leases	97,935	88,298	70,500	56,693	43,976	121,875	479,277
Programming purchase commitments (1)	8,741	7,422	4,835	301	383	—	21,682
Other purchase obligations (2)	94,595	49,408	17,197	7,158	2,848	1,626	172,832
Long-term liabilities (3)	4,315	4,191	4,277	4,286	4,319	26,826	48,214
Total	$243,120	$572,218	$177,873	$68,452	$51,541	$150,372	$1,263,576
___________________

(1)
Includes commitments for the Company’s television broadcasting business that are reflected in the Company’s Consolidated Financial Statements and commitments to purchase programming to be produced in future years.

(2)
Includes purchase obligations related to employment agreements, capital projects and other legally binding commitments. Other purchase orders made in the ordinary course of business are excluded from the table above. Any amounts for which the Company is liable under purchase orders are reflected in the Company’s Consolidated Balance Sheets as accounts payable and accrued liabilities.

(3)
Primarily made up of postretirement benefit obligations other than pensions. The Company has other long-term liabilities excluded from the table above, including obligations for deferred compensation, long-term incentive plans and long-term deferred revenue.

The table above does not include the Company’s commitment to loan an additional £9.0 million to York International College.
Other.  The Company does not have any off-balance-sheet arrangements or financing activities with special-purpose entities (SPEs).
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the amounts reported in the financial statements. On an ongoing basis, the Company evaluates its estimates and assumptions. The Company bases its estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.
An accounting policy is considered to be critical if it is important to the Company’s financial condition and results and if it requires management’s most difficult, subjective and complex judgments in its application. For a summary of all of the Company’s significant accounting policies, see Note 2 to the Company’s Consolidated Financial Statements.
Revenue Recognition, Trade Accounts Receivable and Allowance for Doubtful Accounts. Education tuition revenue is recognized ratably over the period of instruction as services are delivered to students, net of any refunds, corporate discounts, scholarships and employee tuition discounts.
At KTP and Kaplan International, estimates of average student course length are developed for each course, along with estimates for the anticipated level of student drops and refunds from test performance guarantees, and these estimates are evaluated on an ongoing basis and adjusted as necessary. As Kaplan’s businesses and related course offerings have changed, including more online programs, the complexity and significance of management’s estimates have increased.
KHE, through the Kaplan Commitment program, provides first-time undergraduate students with a risk-free trial period. Under the program, KHE monitors academic progress and conducts assessments to help determine whether students are likely to be successful in their chosen course of study. Students who withdraw or are subject to dismissal during the risk-free trial period do not incur any significant financial obligation. The Company does not recognize revenues related to coursework until the students complete the risk-free period and decide to continue with their studies, at which time the fees become fixed or determinable.
The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company acts as a principal or an agent in the transaction. In certain cases, the Company is considered the agent, and the Company records revenue equal to the net amount retained when the fee is earned. In these cases, costs incurred with third-party suppliers are excluded from the Company’s revenue. The Company assesses whether it or the third-party supplier is the primary obligor and evaluates the terms of its customer arrangements as part of this assessment. In addition, the Company considers other key indicators such as latitude in establishing price, inventory risk, nature of services performed, discretion in supplier selection and credit risk.
Accounts receivable have been reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is based primarily on the aging category, historical collection experience and management’s evaluation of the financial condition of the customer. The Company generally considers an account past due or delinquent when a student or customer misses a scheduled payment. The Company writes off accounts receivable balances deemed uncollectible against the allowance for doubtful accounts following the passage of a certain period of time, or generally when the account is turned over for collection to an outside collection agency.
Goodwill and Other Intangible Assets.  The Company has a significant amount of goodwill and indefinite-lived intangible assets that are reviewed at least annually for possible impairment.

	As of December 31
(in millions)	2017	2016
Goodwill and indefinite-lived intangible assets	$1,401.9	$1,189.0
Total assets	$4,937.8	$4,432.7
Percentage of goodwill and indefinite-lived intangible assets to total assets	28%	27%
The Company performs its annual goodwill and intangible assets impairment test as of November 30. Goodwill and other intangible assets are reviewed for possible impairment between annual tests if an event occurred or circumstances changed that would more likely than not reduce the fair value of the reporting unit or other intangible assets below its carrying value.
Goodwill
The Company tests its goodwill at the reporting unit level, which is an operating segment or one level below an operating segment. The Company initially performs an assessment of qualitative factors to determine if it is necessary to perform a quantitative goodwill impairment test. The Company quantitatively tests goodwill for impairment if, based on its assessment of the qualitative factors, it determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if it decides to bypass the qualitative assessment. The quantitative goodwill impairment test compares the estimated fair value of a reporting unit with its carrying amount, including goodwill. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value.
The Company had 15 reporting units as of December 31, 2017. The reporting units with significant goodwill balances as of December 31, 2017, were as follows, representing 85% of the total goodwill of the Company:

(in millions)	Goodwill
Education
Kaplan international	$615.9
Higher education	74.5
Test preparation	63.8
Professional (U.S.)	66.8
Television broadcasting	190.8
Hoover	91.3
Total	$1,103.1
As of November 30, 2017, in connection with the Company’s annual impairment testing, the Company decided to perform the quantitative goodwill impairment process at all of the reporting units. The Company’s policy requires the performance of a quantitative impairment review of the goodwill at least once every three years. The Company used a discounted cash flow model, and, where appropriate, a market value approach was also utilized to supplement the discounted cash flow model to determine the estimated fair value of its reporting units. The Company made estimates and assumptions regarding future cash flows, discount rates, long-term growth rates and market values to determine each reporting unit’s estimated fair value. The methodology used to estimate the fair value of the Company’s reporting units on November 30, 2017, was consistent with the one used during the 2016 annual goodwill impairment test.
The Company made changes to certain of its assumptions utilized in the discounted cash flow models for 2017 compared with the prior year to take into account changes in the economic environment, regulations and their impact on the Company’s businesses. The key assumptions used by the Company were as follows:

•
Expected cash flows underlying the Company’s business plans for the periods 2018 through 2022 were used. The expected cash flows took into account historical growth rates, the effect of the changed economic outlook at some of the Company’s businesses, industry challenges and an estimate for the possible impact of any applicable regulations.

•	Cash flows beyond 2022 were projected to grow at a long-term growth rate, which the Company estimated between 1% and 3% for each reporting unit.

•	The Company used a discount rate of 10.0% to 22.5% to risk adjust the cash flow projections in determining the estimated fair value.
The fair value of each of the reporting units exceeded its respective carrying value as of November 30, 2017.

In 2015, the Company reported a goodwill impairment charge of $248.6 million at the KHE reporting unit. The remaining goodwill balance at the KHE reporting unit as of December 31, 2017 totaled $74.5 million. The estimated fair value of the KHE reporting unit exceeded its carrying value by a margin in excess of 25%. The estimated fair value of the Company’s other reporting units with significant goodwill balances exceeded their respective carrying values by a margin in excess of 25%. It is possible that impairment charges could occur in the future, given changes in market conditions and the inherent variability in projecting future operating performance.
Indefinite-Lived Intangible Assets
The Company initially assesses qualitative factors to determine if it is more likely than not that the fair value of its indefinite-lived intangible assets is less than its carrying value. The Company compares the fair value of the indefinite-lived intangible asset with its carrying value if the qualitative factors indicate it is more likely than not that the fair value of the asset is less than its carrying value or if it decides to bypass the qualitative assessment. The Company records an impairment loss if the carrying value of the indefinite-lived intangible assets exceeds the fair value of the assets for the difference in the values. The Company uses a discounted cash flow model, and, in certain cases, a market value approach is also utilized to supplement the discounted cash flow model to determine the estimated fair value of the indefinite-lived intangible assets. The Company makes estimates and assumptions regarding future cash flows, discount rates, long-term growth rates and other market values to determine the estimated fair value of the indefinite-lived intangible assets. The Company’s policy requires the performance of a quantitative impairment review of the indefinite-lived intangible assets at least once every three years.
The Company’s intangible assets with an indefinite life are principally from trade names and FCC licenses. The fair value of each indefinite-lived intangible asset exceeded its respective carrying value as of November 30, 2017. There is always a possibility that impairment charges could occur in the future, given the inherent variability in projecting future operating performance.
Pension Costs.  The Company sponsors a defined benefit pension plan for eligible employees in the U.S. Excluding curtailment gain, settlement gain and special termination benefits, the Company’s net pension credit, including amounts for discontinued operations, was $59.0 million, $49.1 million and $63.3 million for 2017, 2016 and 2015, respectively. The Company’s pension benefit obligation and related credits are actuarially determined and are impacted significantly by the Company’s assumptions related to future events, including the discount rate, expected return on plan assets and rate of compensation increases. The Company evaluates these critical assumptions at least annually and, periodically, evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover, and updates them to reflect its experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.
The Company assumed a 6.25% expected return on plan assets for 2017, which is a change from 6.5% expected return assumption for 2016 and 2015. The Company’s actual return (loss) on plan assets was 19.2% in 2017, (2.0)% in 2016 and (6.2)% in 2015. The 10-year and 20-year actual returns on plan assets on an annual basis were 8.6% and 8.8%, respectively.
Accumulated and projected benefit obligations are measured as the present value of future cash payments. The Company discounts those cash payments using the weighted average of market-observed yields for high-quality fixed-income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and generally increase subsequent-year pension costs; higher discount rates decrease present values and decrease subsequent-year pension costs. The Company’s discount rate at December 31, 2017, 2016 and 2015, was 3.6%, 4.1% and 4.3%, respectively, reflecting market interest rates.
Changes in key assumptions for the Company’s pension plan would have had the following effects on the 2017 pension credit, excluding special termination benefits:

•	Expected return on assets – A 1% increase or decrease to the Company’s assumed expected return on plan assets would have increased or decreased the pension credit by approximately $19.4 million.

•
Discount rate – A 1% decrease to the Company’s assumed discount rate would have decreased the pension credit by approximately $0.4 million. A 1% increase to the Company’s assumed discount rate would have increased the pension credit by approximately $21.9 million.

The Company’s net pension credit includes an expected return on plan assets component, calculated using the expected return on plan assets assumption applied to a market-related value of plan assets. The market-related value of plan assets is determined using a five-year average market value method, which recognizes realized and unrealized appreciation and depreciation in market values over a five-year period. The value resulting from applying this method is adjusted, if necessary, such that it cannot be less than 80% or more than 120% of the market value of plan assets as of the relevant measurement date. As a result, year-to-year increases or decreases in the market-related value of plan assets impact the return on plan assets component of pension credit for the year.

At the end of each year, differences between the actual return on plan assets and the expected return on plan assets are combined with other differences in actual versus expected experience to form a net unamortized actuarial gain or loss in accumulated other comprehensive income. Only those net actuarial gains or losses in excess of the deferred realized and unrealized appreciation and depreciation are potentially subject to amortization.
The types of items that generate actuarial gains and losses that may be subject to amortization in net periodic pension (credit) cost include the following:

•	Asset returns that are more or less than the expected return on plan assets for the year;

•	Actual participant demographic experience different from assumed (retirements, terminations and deaths during the year);

•	Actual salary increases different from assumed; and

•
Any changes in assumptions that are made to better reflect anticipated experience of the plan or to reflect current market conditions on the measurement date (discount rate, longevity increases, changes in expected participant behavior and expected return on plan assets).

Amortization of the unrecognized actuarial gain or loss is included as a component of pension credit for a year if the magnitude of the net unamortized gain or loss in accumulated other comprehensive income exceeds 10% of the greater of the benefit obligation or the market-related value of assets (10% corridor). The amortization component is equal to that excess divided by the average remaining service period of active employees expected to receive benefits under the plan. At the end of 2014, the Company had no net unamortized actuarial gains or losses in accumulated other comprehensive income subject to amortization outside the 10% corridor, and therefore, no amortized gain or loss amounts were included in the pension credit in the first six months of 2015.
As a result of the Cable ONE spin-off and KHE Campuses sale, the Company remeasured the accumulated and projected benefit obligation as of July 1, 2015 and September 3, 2015, respectively, and recorded a curtailment gain. During the first six months of 2015, there were pension asset gains and an increase in the discount rate, which resulted in net unamortized actuarial gains in accumulated other comprehensive income subject to amortization outside the corridor, and therefore, an amortized gain of $11.9 million is included in the pension credit for the last six months of 2015. During the last four months of 2015, there were significant pension asset losses that resulted in no net unamortized actuarial gains or losses in accumulated other comprehensive income subject to amortization outside the 10% corridor, and therefore, no amortized gain or loss amounts were included in the pension credit for 2016.
During 2016, there was a decrease in the discount rate and pension asset losses that still resulted in unamortized gains in accumulated other comprehensive income subject to amortization outside the corridor; an amortized gain amount of $4.4 million was included in the pension credit for 2017.
During 2017, there were pension asset gains offset by a further decrease in the discount rate; however, the Company currently estimates that there will be net unamortized gains in accumulated other comprehensive income subject to amortization outside the corridor, and therefore, an amortized gain amount of $4.2 million is included in the estimated pension credit for 2018.
Overall, the Company estimates that it will record a net pension credit of approximately $69 million in 2018.
Note 15 to the Company’s Consolidated Financial Statements provides additional details surrounding pension costs and related assumptions.
Accounting for Income Taxes.
Valuation Allowances
Deferred income taxes arise from temporary differences between the tax and financial statement recognition of assets and liabilities. In evaluating its ability to recover deferred tax assets within the jurisdiction from which they arise, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. These assumptions require significant judgment about forecasts of future taxable income.
As of December 31, 2017, the Company had state income tax net operating loss carryforwards of $635.1 million, which will expire at various future dates. Also at December 31, 2017, the Company had $68.4 million of non-U.S. income tax loss carryforwards, of which $57.4 million may be carried forward indefinitely; $7.0 million of losses that, if unutilized, will expire in varying amounts through 2022; and $3.9 million of losses that, if unutilized, will start to expire after 2022. At December 31, 2017, the Company has established approximately $48.7 million in valuation allowances against deferred state tax assets, net of U.S. Federal income taxes, and non-U.S. deferred tax assets, as the Company believes that it is more likely than not that the benefit from certain state and non-U.S. net operating loss carryforwards and other deferred tax assets will not be realized. The Company has established valuation allowances against state income tax benefits recognized, without considering potentially offsetting deferred tax liabilities established with respect to prepaid pension cost and goodwill. Prepaid pension cost and goodwill have not been considered a source of future taxable income for realizing deferred tax benefits recognized since these temporary differences are not likely to reverse in the foreseeable future. The valuation allowances established against state and non-U.S. income tax benefits recorded may increase or decrease within the next 12 months, based on operating results, the market value of investment holdings or business and tax planning strategies; as a result, the Company is unable to estimate the potential tax impact, given the uncertain operating and market environment. The Company will be monitoring future operating results and projected future operating results on a quarterly basis to determine whether the valuation allowances provided against state and non-U.S. deferred tax assets should be increased or decreased, as future circumstances warrant. The Company anticipates that the education division may release valuation allowances against state deferred tax assets of approximately $22.7 million within the next 12 months, as the education division may generate positive operating results which would support the realization of these deferred tax assets.
Uncertain Tax Positions
The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related to appeals or litigation processes based on the technical merits. The Company records a liability for the difference between the benefit recognized and measured for financial statement purposes and the tax position taken or expected to be taken on the Company’s tax return. Changes in the estimate are recorded in the period in which such termination is made. However, due to lapse of statutes of limitations, the Company expects that approximately $15.7 million of the unrecognized tax benefits will be recognized, and the Company will record a $3.5 million state tax benefit, net of $0.7 million federal tax expense during 2018. Subsequently, the Company expects that a $1.7 million state tax benefit, net of $0.4 million federal tax expense, will reduce the effective tax rate in the future if recognized.
The Company classifies interest and penalties related to uncertain tax positions as a component of interest and other expenses, respectively. As of December 31, 2017, the Company has accrued $1.1 million of interest related to the unrecognized tax benefits. The Company has not accrued any penalties related to the unrecognized tax benefits.
Tax Cuts and Jobs Act
The Tax Cuts and Jobs Act (the Tax Act) was enacted in December 2017. The Tax Act significantly changes U.S. tax law by, among other things, imposing a one-time transition tax on historic earnings of foreign subsidiaries; effective January 1, 2018, lowering the U.S. Federal corporate income tax rate from 35% to 21%; imposing current U.S. taxes on certain non-U.S. profits (depending on how the new tax law will apply to the facts and circumstances of each taxpayer), and at the same time generally allowing overseas cash to be repatriated to the U.S. tax-free. The SEC staff issued Staff Accounting Bulletin No. 118 (SAB 118) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. SAB 118 allows the registrant to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. The Company has not recognized any provisional tax expense related to the one-time transition tax, and recognized provisional tax benefits on the revaluation of deferred tax balances and included these estimates in its Consolidated Financial Statements for the year ended December 31, 2017. The ultimate impact may materially differ from these provisional amounts due to, among other things, additional analysis, changes in interpretations and assumptions the Company made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act. The Company expects to complete its analysis within the measurement period in accordance with SAB 118.
Recent Accounting Pronouncements.  See Note 2 to the Company’s Consolidated Financial Statements for a discussion of recent accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Graham Holdings Company:
Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Graham Holdings Company and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO because a material weakness in internal control over financial reporting related to changes to the Company’s procedures impacting the processing of refunds of student financial aid existed as of that date.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2017 Annual Report on Form 10-K. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2017 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Change in Accounting Principle

As discussed in Notes 1, 2 and 15 to the consolidated financial statements, the Company changed the manner in which it accounts for pension and postretirement benefit costs in 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in management's report referred to above. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 23, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company classifies fringe costs discussed in Notes 1 and 2 and accounts for pension and postretirement benefit costs discussed in Notes 1, 2 and 15, and in the composition of reportable segments discussed in Notes 1, 2, 9 and 20, as to which the date is May 21, 2018

We have served as the Company’s auditor since 1946.

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in thousands, except per share amounts)	2017	2016	2015
Operating Revenues
Education	$1,517,659	$1,598,347	$1,927,405
Advertising	305,373	330,902	299,076
Other	768,814	552,641	359,633
	2,591,846	2,481,890	2,586,114
Operating Costs and Expenses
Operating	1,454,343	1,270,030	1,306,863
Selling, general and administrative	887,790	896,097	1,080,768
Depreciation of property, plant and equipment	62,509	64,620	77,906
Amortization of intangible assets	41,187	26,671	19,017
Impairment of goodwill and other long-lived assets	9,614	1,603	259,700
	2,455,443	2,259,021	2,744,254
Income (Loss) from Operations	136,403	222,869	(158,140)
Equity in losses of affiliates, net	(3,249)	(7,937)	(697)
Interest income	6,581	3,093	1,909
Interest expense	(33,886)	(35,390)	(32,654)
Non-operating pension and postretirement benefit income, net	72,699	80,665	77,315
Other income (expense), net	4,241	(12,642)	(8,623)
Income (Loss) from Continuing Operations Before Income Taxes	182,789	250,658	(120,890)
(Benefit from) Provision for Income Taxes	(119,700)	81,200	20,500
Income (Loss) from Continuing Operations	302,489	169,458	(141,390)
Income from Discontinued Operations, Net of Tax	—	—	42,170
Net Income (Loss)	302,489	169,458	(99,220)
Net Income Attributable to Noncontrolling Interests	(445)	(868)	(1,435)
Net Income (Loss) Attributable to Graham Holdings Company	302,044	168,590	(100,655)
Redeemable Preferred Stock Dividends	—	—	(631)
Net Income (Loss) Attributable to Graham Holdings Company Common Stockholders	$302,044	$168,590	$(101,286)
Amounts Attributable to Graham Holdings Company Common Stockholders
Income (loss) from continuing operations	$302,044	$168,590	$(143,456)
Income from discontinued operations, net of tax	—	—	42,170
Net income (loss) attributable to Graham Holdings Company common stockholders	$302,044	$168,590	$(101,286)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income (loss) per common share from continuing operations	$54.24	$29.95	$(25.23)
Basic income per common share from discontinued operations	—	—	7.36
Basic net income (loss) per common share	$54.24	$29.95	$(17.87)
Basic average number of common shares outstanding	5,516	5,559	5,727
Diluted income (loss) per common share from continuing operations	$53.89	$29.80	$(25.23)
Diluted income per common share from discontinued operations	—	—	7.36
Diluted net income (loss) per common share	$53.89	$29.80	$(17.87)
Diluted average number of common shares outstanding	5,552	5,589	5,727
See accompanying Notes to Consolidated Financial Statements.

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
(in thousands)	2017	2016	2015
Net Income (Loss)	$302,489	$169,458	$(99,220)
Other Comprehensive Income (Loss), Before Tax
Foreign currency translation adjustments:
Translation adjustments arising during the year	33,175	(22,149)	(18,898)
Adjustment for sales of businesses with foreign operations	137	—	5,501
	33,312	(22,149)	(13,397)
Unrealized gains on available-for-sale securities:
Unrealized gains for the year	112,086	55,507	10,620
Reclassification adjustment for realization of loss (gain) on sale of available-for-sale securities included in net income	—	1,879	(4)
	112,086	57,386	10,616
Pension and other postretirement plans:
Actuarial gain (loss)	179,674	(133,915)	(211,054)
Prior service cost	(75)	—	—
Amortization of net actuarial (gain) loss included in net income	(6,527)	1,157	(9,906)
Amortization of net prior service cost included in net income	477	419	275
Curtailments and settlements included in net income	—	(17,993)	51
Curtailments and settlements included in distribution to Cable ONE	—	—	834
	173,549	(150,332)	(219,800)
Cash flow hedge gain (loss)	112	(334)	179
Other Comprehensive Income (Loss), Before Tax	319,059	(115,429)	(222,402)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(90,923)	37,235	83,602
Other Comprehensive Income (Loss), Net of Tax	228,136	(78,194)	(138,800)
Comprehensive Income (Loss)	530,625	91,264	(238,020)
Comprehensive income attributable to noncontrolling interests	(445)	(868)	(1,435)
Total Comprehensive Income (Loss) Attributable to Graham Holdings Company	$530,180	$90,396	$(239,455)
See accompanying Notes to Consolidated Financial Statements.

GRAHAM HOLDINGS COMPANY
CONSOLIDATED BALANCE SHEETS

	As of December 31
(In thousands, except share amounts)	2017	2016
Assets
Current Assets
Cash and cash equivalents	$390,014	$648,885
Restricted cash	17,552	21,931
Investments in marketable equity securities and other investments	557,153	448,241
Accounts receivable, net	620,319	615,101
Income taxes receivable	23,901	41,635
Inventories and contracts in progress	60,612	34,818
Other current assets	66,253	60,735
Total Current Assets	1,735,804	1,871,346
Property, Plant and Equipment, Net	259,358	233,664
Investments in Affiliates	128,590	58,806
Goodwill, Net	1,299,710	1,122,954
Indefinite-Lived Intangible Assets	102,195	66,026
Amortized Intangible Assets, Net	237,976	107,939
Prepaid Pension Cost	1,056,777	881,593
Deferred Income Taxes	15,367	17,246
Deferred Charges and Other Assets	102,046	73,096
Total Assets	$4,937,823	$4,432,670
Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$526,323	$500,726
Deferred revenue	339,454	312,107
Income taxes payable	6,109	—
Current portion of long-term debt	6,726	6,128
Total Current Liabilities	878,612	818,961
Postretirement Benefits Other Than Pensions	20,865	21,859
Accrued Compensation and Related Benefits	193,024	195,910
Other Liabilities	65,977	65,554
Deferred Income Taxes	362,701	379,092
Mandatorily Redeemable Noncontrolling Interest	10,331	12,584
Long-Term Debt	486,561	485,719
Total Liabilities	2,018,071	1,979,679
Commitments and Contingencies (Notes 18 and 19)
Redeemable Noncontrolling Interests	4,607	50
Preferred Stock, $1 par value; 977,000 shares authorized, none issued	—	—
Common Stockholders’ Equity
Common stock
Class A Common stock, $1 par value; 7,000,000 shares authorized; 964,001 shares issued and outstanding	964	964
Class B Common stock, $1 par value; 40,000,000 shares authorized; 19,035,999 shares issued; 4,540,493 and 4,612,435 shares outstanding	19,036	19,036
Capital in excess of par value	370,700	364,363
Retained earnings	5,791,724	5,588,942
Accumulated other comprehensive income, net of taxes
Cumulative foreign currency translation adjustment	6,314	(26,998)
Unrealized gain on available-for-sale securities	194,889	92,931
Unrealized gain on pensions and other postretirement plans	334,536	170,830
Cash flow hedge	(184)	(277)
Cost of 14,495,506 and 14,423,564 shares of Class B common stock held in treasury	(3,802,834)	(3,756,850)
Total Equity	2,915,145	2,452,941
Total Liabilities and Equity	$4,937,823	$4,432,670
See accompanying Notes to Consolidated Financial Statements.

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(In thousands)	2017	2016	2015
Cash Flows from Operating Activities
Net Income (Loss)	$302,489	$169,458	$(99,220)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and goodwill and other long-lived asset impairment	113,310	92,894	428,437
Net pension benefit	(59,039)	(67,097)	(65,433)
Early retirement and special separation benefit program expense	1,825	—	4,606
Stock-based compensation expense, net	10,169	13,418	48,033
Foreign exchange (gain) loss	(3,310)	39,890	15,564
Net loss (gain) on sales and disposition of businesses	569	(22,163)	18,095
Net loss on dispositions, sales or write-downs of marketable equity securities and cost method investments	200	30,449	1,378
Gain on sale of an equity affiliate	—	—	(4,827)
Equity in losses of affiliates, net of distributions	3,646	8,859	1,118
(Benefit from) provision for deferred income taxes	(146,452)	10,070	4,060
Net loss (gain) on sales or write-downs of property, plant and equipment	413	(32,362)	(18,265)
Change in operating assets and liabilities:
Accounts receivable, net	11,086	(47,892)	(87,165)
Inventories	(541)	(2,422)	(1,778)
Accounts payable and accrued liabilities	19,380	58,147	62,901
Deferred revenue	13,903	16,552	(51,825)
Income taxes receivable/payable	24,739	5,115	(174,326)
Other assets and other liabilities, net	(25,469)	(12,265)	(11,972)
Other	1,137	605	1,270
Net Cash Provided by Operating Activities	268,055	261,256	70,651
Cash Flows from Investing Activities
Investments in certain businesses, net of cash acquired	(299,938)	(245,084)	(159,320)
Investments in equity affiliates, cost method and other investments	(82,944)	(6,273)	(25,267)
Purchases of property, plant and equipment	(60,358)	(66,612)	(136,859)
Disbursement of loan to affiliate	(6,771)	(14,244)	—
Return of investment in equity affiliate	4,727	—	—
Net proceeds from sales of businesses, property, plant and equipment and other assets	3,265	69,192	41,683
Purchases of marketable equity securities	—	(48,265)	(145,807)
Net Cash Used in Investing Activities	(442,019)	(311,286)	(425,570)
Cash Flows from Financing Activities
Common shares repurchased	(50,770)	(108,948)	(22,979)
Dividends paid	(28,329)	(27,325)	(53,721)
(Repayments of) proceeds from bank overdrafts	(9,505)	14,429	1,095
Repayments of borrowings	(7,715)	—	(44,815)
Deferred payments of acquisition and noncontrolling interest	(5,187)	—	—
Proceeds from exercise of stock options	1,400	1,247	15,312
Issuance of borrowings	—	98,610	550,000
Cash distributed to Cable ONE in spin-off	—	—	(94,115)
Purchase of noncontrolling interest	—	(21,000)	—
Excess tax benefit on share-based payment awards	—	558	11,828
Redemption of redeemable preferred stock	—	—	(10,510)
Payments of financing costs	—	(648)	(9,944)
Net Cash (Used in) Provided by Financing Activities	(100,106)	(43,077)	342,151
Effect of Currency Exchange Rate Change	10,820	(11,029)	(11,164)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	(263,250)	(104,136)	(23,932)
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	670,816	774,952	798,884
Cash and Cash Equivalents and Restricted Cash at End of Year	$407,566	$670,816	$774,952
Supplemental Cash Flow Information
Cash paid during the year for:
Income taxes	$4,000	$65,000	$209,000
Interest	$33,000	$30,000	$33,000
See accompanying Notes to Consolidated Financial Statements.

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS’ EQUITY

(in thousands)	Class A Common Stock	Class B Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Noncontrolling Interest	Total Equity	Redeemable Noncontrolling Interest
As of December 31, 2014	$975	$19,025	$303,789	$6,008,506	$453,480	$(3,645,476)	$476	$3,140,775	$21,904
Net loss for the year				(99,220)				(99,220)
Contribution of noncontrolling interest to a joint venture							(476)	(476)
Net income attributable to redeemable noncontrolling interests				(1,435)				(1,435)	1,435
Change in redemption value of redeemable noncontrolling interests			(2,601)					(2,601)	2,601
Dividends paid on common stock				(53,090)				(53,090)
Dividends paid on redeemable preferred stock				(631)				(631)
Repurchase of Class B common stock						(22,979)		(22,979)
Issuance of Class B common stock, net of restricted stock award forfeitures			(13,244)			19,909		6,665
Amortization of unearned stock compensation and stock option expense			57,115					57,115
Other comprehensive loss, net of income taxes					(139,658)			(139,658)
Conversion of Class A common stock to Class B common stock	(11)	11						—
Spin-Off of Cable ONE			7,285	(406,453)	858			(398,310)
Taxes arising from employee stock plans			4,543					4,543
Other								—	17
As of December 31, 2015	964	19,036	356,887	5,447,677	314,680	(3,648,546)	—	2,490,698	25,957
Net income for the year				169,458				169,458
Net income attributable to redeemable noncontrolling interests				(868)				(868)	868
Change in redemption value of redeemable noncontrolling interests			(3,026)					(3,026)	3,026
Dividends paid on common stock				(27,325)				(27,325)
Repurchase of Class B common stock						(108,948)		(108,948)
Issuance of Class B common stock, net of restricted stock award forfeitures			(697)			644		(53)
Amortization of unearned stock compensation and stock option expense			14,717					14,717
Other comprehensive loss, net of income taxes					(78,194)			(78,194)
Taxes arising from employee stock plans			558					558
Purchase of redeemable noncontrolling interest								—	(24,031)
Exchange of redeemable noncontrolling interest			(4,076)					(4,076)	(5,770)
As of December 31, 2016	964	19,036	364,363	5,588,942	236,486	(3,756,850)	—	2,452,941	50
Net income for the year				302,489				302,489
Acquisition of redeemable noncontrolling interest								—	3,666
Net income attributable to redeemable noncontrolling interests				(445)				(445)	445
Change in redemption value of redeemable noncontrolling interests			(446)					(446)	446
Dividends paid on common stock				(28,329)				(28,329)
Repurchase of Class B common stock						(50,770)		(50,770)
Issuance of Class B common stock, net of restricted stock award forfeitures			(4,401)			4,786		385
Amortization of unearned stock compensation and stock option expense			11,184					11,184
Other comprehensive income, net of income taxes					228,136			228,136
Reclassification of stranded tax effects as a result of tax reform				(70,933)	70,933			—
As of December 31, 2017	$964	$19,036	$370,700	$5,791,724	$535,555	$(3,802,834)	$—	$2,915,145	$4,607
See accompanying Notes to Consolidated Financial Statements.

GRAHAM HOLDINGS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS
Graham Holdings Company (the Company), is a diversified education and media company. The Company’s Kaplan subsidiary provides a wide variety of educational services, both domestically and outside the United States. The Company’s media operations comprise the ownership and operation of seven television broadcasting stations.
Education—Kaplan, Inc. provides an extensive range of educational services for students and professionals. Kaplan’s various businesses comprise four categories: Kaplan International, Higher Education (KHE), Test Preparation (KTP) and Professional (U.S.).
Media—The Company’s diversified media operations comprise television broadcasting, several websites and print publications, and a marketing solutions provider.
Television broadcasting. As of December 31, 2017, the Company owned seven television stations located in Houston, TX; Detroit, MI; Orlando, FL; San Antonio, TX; Roanoke, VA; and two stations in Jacksonville, FL. All stations are network-affiliated except for WJXT in Jacksonville, FL.
Other—The Company’s other business operations include home health and hospice services and manufacturing.
Recasting of Prior Period Information—On January 1, 2018, the Company adopted new accounting guidance that changes the presentation of net periodic pension cost and net periodic postretirement benefit cost for defined benefit plans. The guidance requires an issuer to disaggregate the service cost component of net periodic pension and postretirement benefit cost from other components and include the service cost in the same line item(s) as other compensation costs arising from services rendered by employees during the period. Other components of net periodic pension cost and net periodic postretirement benefit cost are recognized after income from operations. In combination with the presentation change to net periodic pension cost and net periodic postretirement benefit cost, the Company allocated its costs associated with fringe benefits between operating expenses and selling, general and administrative expenses. Previously, costs related to fringe benefits were generally classified as selling, general and administrative expenses. The amounts in the previously issued financial statements have been reclassified to conform to the reclassified presentation.
On March 22, 2018, Kaplan completed the sale of the institutional assets and operations of Kaplan University (KU) to an Indiana non-profit, public benefit corporation that is a subsidiary affiliated with Purdue University (Purdue) (see Note 3). As a result of the transaction, the Company reorganized its operations into the following six reportable segments for the purpose of making operating decisions and assessing performance: Kaplan Higher Education, Kaplan Professional (U.S.), Kaplan Test Preparation, Kaplan International, Television Broadcasting and Healthcare.
The Company has recast certain prior period amounts to reflect the adoption of the new presentation of net periodic pension cost and net periodic postretirement benefit cost for defined benefit plans; the reclassification of costs associated with fringe benefits between operating expenses and selling, general and administrative expenses; and the changes to the reportable segments that took effect in the first quarter of 2018. These changes impacted the following Notes to the Consolidated Financial Statements:

•	Note 2 - Summary of Significant Accounting Policies

•	Note 3 - Acquisitions and Dispositions of Businesses

•	Note 9 - Goodwill and Other Intangible Assets

•	Note 15 - Pensions and Other Postretirement Plans

•	Note 20 - Business Segments

•	Note 21 - Summary of Quarterly Operating Results and Comprehensive Income (Unaudited)
The changes had no impact on the Company's income (loss) from continuing operations or net income (loss) for any period reported in the Consolidated Statements of Operations. The changes affected the operating, and selling, general and administrative expenses, and decreased the income (loss) from operations for each reported period as a result of the adoption of the new accounting guidance that changes the presentation of net periodic pension cost and net periodic postretirement benefit cost for defined benefit plans. The changes referred to above had no impact on the Company's historical consolidated financial position or cash flows.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation. The accompanying Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States and include the assets, liabilities, results of operations and cash flows of the Company and its majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Reclassifications.  Certain amounts in previously issued financial statements have been reclassified to conform with the 2017 presentation. This includes the reclassification of $19.8 million and $19.2 million from other revenue to advertising revenue in the Consolidated Statements of Operations for the years ended December 31, 2016 and 2015, respectively.
Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the financial statements. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. On an ongoing basis, the Company evaluates its estimates and assumptions.
Business Combinations.  The purchase price of an acquisition is allocated to the assets acquired, including intangible assets, and liabilities assumed, based on their respective fair values at the acquisition date. Acquisition-related costs are expensed as incurred. The excess of the cost of an acquired entity over the net of the amounts assigned to the assets acquired and liabilities assumed is recognized as goodwill. The net assets and results of operations of an acquired entity are included in the Company’s Consolidated Financial Statements from the acquisition date.
Cash and Cash Equivalents.  Cash and cash equivalents consist of cash on hand, short-term investments with original maturities of three months or less and investments in money market funds with weighted average maturities of three months or less.
Restricted Cash. Restricted cash represents amounts held for students that were received from U.S. Federal and state governments under various aid grant and loan programs, such as Title IV of the U.S. Federal Higher Education Act of 1965 (Higher Education Act), as amended, that the Company is required to maintain pursuant to U.S. Department of Education (ED) and other regulations. Federal regulations stipulate that the Company has a fiduciary responsibility to segregate Federal funds from all other funds to ensure the funds are only used for the benefit of eligible students. The regulations further indicate that funds received under Federal aid programs are held in trust for the intended student beneficiary and the ED, and as trustee of these funds, the Company may not use the funds for any other purpose until the funds are applied to eligible student charges, which occurs within three days of the receipt of the funds. Restricted cash also includes (i) certain funds that the Company may be required to return if a student who receives Title IV program funds withdraws from a program and (ii) funds required to be held by non-U.S. higher education institutions for prepaid tuition.
Concentration of Credit Risk. Cash and cash equivalents are maintained with several financial institutions domestically and internationally. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with investment-grade credit ratings. The Company routinely assesses the financial strength of significant customers, and this assessment, combined with the large number and geographical diversity of its customers, limits the Company’s concentration of risk with respect to trade accounts receivable.
Allowance for Doubtful Accounts. Accounts receivable have been reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is based primarily on the aging category, historical collection experience and management’s evaluation of the financial condition of the customer. The Company generally considers an account past due or delinquent when a student or customer misses a scheduled payment. The Company writes off accounts receivable balances deemed uncollectible against the allowance for doubtful accounts following the passage of a certain period of time, or generally when the account is turned over for collection to an outside collection agency.
Investments in Marketable Equity Securities. The Company’s investments in marketable equity securities are classified as available-for-sale and, therefore, are recorded at fair value in the Consolidated Financial Statements, with the change in fair value during the period excluded from earnings and recorded net of income taxes as a separate component of other comprehensive income. If the fair value of a marketable equity security declines below its cost basis and the decline is considered other than temporary, the Company will record a write-down, which is included in earnings. The Company uses the average cost method to determine the basis of the securities sold or reclassified out of other comprehensive income.

Fair Value Measurements. Fair value measurements are determined based on the assumptions that a market participant would use in pricing an asset or liability based on a three-tiered hierarchy that draws a distinction between market participant assumptions based on (i) observable inputs, such as quoted prices in active markets (Level 1); (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2); and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measure. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.
For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. Assets and liabilities that are measured using significant other observable inputs are primarily valued by reference to quoted prices of similar assets or liabilities in active markets, adjusted for any terms specific to that asset or liability.
The Company measures certain assets—including goodwill; intangible assets; property, plant and equipment; cost and equity-method investments—at fair value on a nonrecurring basis when they are deemed to be impaired. The fair value of these assets is determined with valuation techniques using the best information available and may include quoted market prices, market comparables and discounted cash flow models.
Fair Value of Financial Instruments. The carrying amounts reported in the Company’s Consolidated Financial Statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, the current portion of deferred revenue and the current portion of debt approximate fair value because of the short-term nature of these financial instruments. The fair value of long-term debt is determined based on a number of observable inputs, including the current market activity of the Company’s publicly traded notes, trends in investor demands and market values of comparable publicly traded debt. The fair value of the interest rate hedge is determined based on a number of observable inputs, including time to maturity and market interest rates.
Inventories and Contracts in Progress. Inventories and contracts in progress are stated at the lower of cost or net realizable values and are based on the first-in, first-out (FIFO) method. Inventory costs include direct material, direct and indirect labor, and applicable manufacturing overhead. The Company allocates manufacturing overhead based on normal production capacity and recognizes unabsorbed manufacturing costs in earnings. The provision for excess and obsolete inventory is based on management’s evaluation of inventories on hand relative to historical usage, estimated future usage and technological developments.
Property, Plant and Equipment. Property, plant and equipment is recorded at cost and includes interest capitalized in connection with major long-term construction projects. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the property, plant and equipment: 3 to 20 years for machinery and equipment; 20 to 50 years for buildings. The costs of leasehold improvements are amortized over the lesser of their useful lives or the terms of the respective leases.
Evaluation of Long-Lived Assets. The recoverability of long-lived assets and finite-lived intangible assets is assessed whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. A long-lived asset is considered to not be recoverable when the undiscounted estimated future cash flows are less than the asset’s recorded value. An impairment charge is measured based on estimated fair market value, determined primarily using estimated future cash flows on a discounted basis. Losses on long-lived assets to be disposed of are determined in a similar manner, but the fair market value would be reduced for estimated costs to dispose.
Goodwill and Other Intangible Assets. Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. The Company’s intangible assets with an indefinite life are principally from trade names and trademarks, and FCC licenses. Amortized intangible assets are primarily student and customer relationships and trade names and trademarks, with amortization periods up to 10 years. Costs associated with renewing or extending intangible assets are insignificant and expensed as incurred.
The Company reviews goodwill and indefinite-lived intangible assets at least annually, as of November 30, for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or indefinite-lived intangible asset below its carrying value. The Company tests its goodwill at the reporting unit level, which is an operating segment or one level below an operating segment. The Company initially assesses qualitative factors to determine if it is necessary to perform the goodwill or indefinite-lived intangible asset quantitative impairment review. The Company reviews the goodwill and indefinite-lived assets for impairment using the quantitative process if, based on its assessment of the qualitative factors, it determines that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying value, or if it decides to bypass the qualitative assessment. The Company reviews the carrying value of goodwill and indefinite-lived intangible assets utilizing a discounted cash flow model, and, where appropriate, a market value approach is also utilized to supplement the discounted cash flow model. The Company makes assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values to determine the estimated fair value of each reporting unit and indefinite-lived intangible asset. If these estimates or related assumptions change in the future, the Company may be required to record impairment charges.
Investments in Affiliates. The Company uses the equity method of accounting for its investments in and earnings or losses of affiliates that it does not control, but over which it exerts significant influence. The Company considers whether the fair values of any of its equity method investments have declined below their carrying values whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including historical financial results, product development activities and the overall health of the affiliate’s industry), a write-down would be recorded to estimated fair value.
Cost Method Investments.  The Company uses the cost method of accounting for its minority investments in nonpublic companies where it does not have significant influence over the operations and management of the investee. Investments are recorded at the lower of cost or fair value as estimated by management. Charges recorded to write down cost method investments to their estimated fair value and gross realized gains or losses upon the sale of cost method investments are included in other income (expense), net, in the Company’s Consolidated Statements of Operations. Fair value estimates are based on a review of the investees’ product development activities, historical financial results and projected discounted cash flows. The Company includes cost method investments in deferred charges and other assets in the Company’s Consolidated Balance Sheets.
Revenue Recognition.  Revenue is recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, the product or service has been delivered and collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.
Education revenues.  Tuition revenue is recognized ratably over the period of instruction as services are delivered to students, net of any refunds, corporate discounts, scholarships and employee tuition discounts. At KTP, Professional (U.S.), and International divisions, estimates of average student course length are developed for each course, and these estimates are evaluated on an ongoing basis and adjusted as necessary. Online access revenue is recognized ratably over the period of access. Course material revenue is recognized over the same period as the tuition or online access, if related, or when the products are delivered, if not related. Other revenues, such as student support services, are recognized when the services are provided.
KHE, through the Kaplan Commitment program, provides first-time undergraduate students with a risk-free trial period. Under the program, KHE monitors academic progress and conducts assessments to help determine whether students are likely to be successful in their chosen course of study. Students who withdraw or are subject to dismissal during the risk-free trial period do not incur any significant financial obligation. The Company does not recognize revenues related to coursework until the students complete the risk-free period and decide to continue with their studies, at which time the fees become fixed or determinable.
KHE’s refund policy may permit students who do not complete a course to be eligible for a refund for the portion of the course they did not attend. The amount of the refund differs by school, program and state, as some states require different policies. Refunds generally result in a reduction in deferred revenue during the period that a student drops or withdraws from a class because the associated tuition revenue is recognized daily over the period of instruction as the services are delivered.
Television broadcasting revenues. Advertising revenues are recognized, net of agency commissions, when the underlying advertisement is broadcast. Retransmission revenues are recognized over the term of the agreement based on monthly subscriber counts and contractual rates.
Revenue presentation. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company acts as a principal or an agent in the transaction. In certain cases, the Company is considered the agent, and the Company records revenue equal to the net amount retained when the fee is earned. In these cases, costs incurred with third-party suppliers are excluded from the Company’s revenue. The Company assesses whether it or the third-party supplier is the primary obligor and evaluates the terms of its customer arrangements as part of this assessment. In addition, the Company considers other key indicators such as latitude in establishing price, inventory risk, nature of services performed, discretion in supplier selection and credit risk.
SocialCode LLC (SocialCode), a wholly owned subsidiary, is a marketing and insights company that manages digital advertising for leading brands on digital media platforms like Facebook, Twitter, Instagram, Snapchat, Pinterest and YouTube. Donald E. Graham, the Chairman of the Company’s Board, was a member of the Board of

Directors of Facebook, Inc. through June 10, 2015. SocialCode’s revenues are reported on a net basis; therefore, the Company’s Statements of Operations exclude the media acquisition costs incurred related to the relevant advertising platforms.
Deferred revenue.  Amounts received from customers in advance of revenue recognition are deferred as liabilities. Deferred revenue to be earned after one year is included in other noncurrent liabilities in the Company’s Consolidated Balance Sheets.
Leases. The Company leases substantially all of its educational facilities and enters into various other lease agreements in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. Additionally, many of the Company’s lease agreements contain renewal options, tenant improvement allowances, rent holidays and/or rent escalation clauses. When such items are included in a lease agreement, the Company records a deferred rent asset or liability in the Consolidated Financial Statements and records these items in rent expense evenly over the terms of the lease.
The Company is also required to make additional payments under operating lease terms for taxes, insurance and other operating expenses incurred during the operating lease period; such items are expensed as incurred. Rental deposits are included as other assets in the Company’s Consolidated Balance Sheets for lease agreements that require payments in advance or deposits held for security that are refundable, less any damages, at the end of the respective lease.
Pensions and Other Postretirement Benefits. The Company maintains various pension and incentive savings plans. Most of the Company’s employees are covered by these plans. The Company also provides healthcare and life insurance benefits to certain retired employees. These employees become eligible for benefits after meeting age and service requirements.
The Company recognizes the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its Consolidated Balance Sheets and recognizes changes in that funded status in the year in which the changes occur through comprehensive income. The Company measures changes in the funded status of its plans using the projected unit credit method and several actuarial assumptions, the most significant of which are the discount rate, the expected return on plan assets and rate of compensation increase. The Company uses a measurement date of December 31 for its pension and other postretirement benefit plans.
Self-Insurance. The Company uses a combination of insurance and self-insurance for a number of risks, including claims related to employee healthcare and dental care, disability benefits, workers’ compensation, general liability, property damage and business interruption. Liabilities associated with these plans are estimated based on, among other things, the Company’s historical claims experience, severity factors and other actuarial assumptions. The expected loss accruals are based on estimates, and, while the Company believes that the amounts accrued are adequate, the ultimate loss may differ from the amounts provided.
Income Taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent that it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations; this evaluation is made on an ongoing basis. In the event the Company were to determine that it was able to realize net deferred income tax assets in the future in excess of their net recorded amount, the Company would record an adjustment to the valuation allowance, which would reduce the provision for income taxes.
The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The Company records a liability for the difference between the benefit recognized and measured for financial statement purposes and the tax position taken or expected to be taken on the Company’s tax return. Changes in the estimate are recorded in the period in which such determination is made.
Foreign Currency Translation. Income and expense accounts of the Company’s non-United States operations where the local currency is the functional currency are translated into United States (U.S.) dollars using the current rate method, whereby operating results are converted at the average rate of exchange for the period, and assets and liabilities are converted at the closing rates on the period end date. Gains and losses on translation of these accounts are accumulated and reported as a separate component of equity and other comprehensive income.

Gains and losses on foreign currency transactions, including foreign currency denominated intercompany loans on entities with a functional currency in U.S. dollars, are recognized in the Consolidated Statements of Operations.
Equity-Based Compensation. The Company measures compensation expense for awards settled in shares based on the grant date fair value of the award. The Company measures compensation expense for awards settled in cash, or that may be settled in cash, based on the fair value at each reporting date. The Company recognizes the expense over the requisite service period, which is generally the vesting period of the award.
Earnings Per Share. Basic earnings per share is calculated under the two-class method. The Company treats restricted stock as a participating security due to its nonforfeitable right to dividends. Under the two-class method, the Company allocates to the participating securities their portion of dividends declared and undistributed earnings to the extent the participating securities may share in the earnings as if all earnings for the period had been distributed. Basic earnings per share is calculated by dividing the income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated similarly except that the weighted average number of common shares outstanding during the period includes the dilutive effect of the assumed exercise of options and restricted stock issuable under the Company’s stock plans. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method.
Mandatorily Redeemable Noncontrolling Interest.  The Company’s mandatorily redeemable noncontrolling interest represents the noncontrolling interest in Graham Healthcare Group (GHG) which is 90% owned. The minority shareholders have an option to put their shares to the Company starting in 2020 and are required to put a percentage of their shares in 2022 and 2024, with the remaining shares required to be put by the minority shareholders in 2026. Since the noncontrolling interest is mandatorily redeemable by 2026, it is reported as a noncurrent liability at December 31, 2017, in the Consolidated Balance Sheets. The Company presents this liability at fair value, which is computed annually as the current redemption value. Changes in the redemption value are recorded as interest expense or income in the Company’s Consolidated Statements of Operations.
Redeemable Noncontrolling Interest.  The Company’s redeemable noncontrolling interest represents the noncontrolling interest in Hoover, which is 97.72% owned. The minority shareholders have an option to put some of their shares to the Company starting in 2019 and the remaining shares starting in 2021. The Company has an option to buy the shares of minority shareholders starting in 2027. The Company presents the redeemable noncontrolling interest at the greater of its carrying amount or redemption value at the end of each reporting period in the Consolidated Balance Sheets. Changes in the redemption value are recorded to capital in excess of par value in the Company’s Consolidated Balance Sheets.
Comprehensive Income. Comprehensive income consists of net income, foreign currency translation adjustments, the change in unrealized gains (losses) on investments in marketable equity securities, net changes in cash flow hedge and pension and other postretirement plan adjustments.
Discontinued Operations. A disposal of a component is reported as discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results. The results of discontinued operations (as well as the gain or loss on the disposal) are aggregated and separately presented in the Company’s Consolidated Statements of Operations, net of income taxes.
Recently Adopted and Issued Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board (FASB) issued comprehensive new guidance that supersedes all existing revenue recognition guidance. In August 2015, the FASB issued an amendment to the guidance that defers the effective date by one year. The new guidance requires revenue to be recognized when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The new guidance also significantly expands the disclosure requirements for revenue recognition. The guidance is effective for interim and fiscal years beginning after December 15, 2017. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016. The standard permits two implementation approaches, full retrospective, requiring retrospective application of the new guidance with a restatement of prior years, or modified retrospective, requiring prospective application of the new guidance with disclosure of results under the old guidance in the first year of adoption. The Company will adopt the new guidance on January 1, 2018 using the modified retrospective approach, which requires a cumulative adjustment to retained earnings.
Upon adoption of the new guidance, the Company will record a net increase to the opening balance of retained earnings of approximately $7 million to $12 million. This adjustment primarily results from a change to the Company’s current treatment of certain commissions paid to employees and agents at its education division. The Company currently expenses such commissions as incurred. Under the new guidance, the Company expects to capitalize certain commission costs as an incremental cost of obtaining a contract and subsequently amortize the cost as the tuition services are delivered to students.

The Company has substantially completed its evaluation of the impact of adopting the new guidance, as well as its assessment of the need for any changes to the Company’s accounting policies and internal control structure. As a result, the Company will implement new processes and internal controls to enable the preparation of financial information on adoption. The Company is finalizing its evaluation of new disclosures required by the guidance to determine additional information that will need to be disclosed including the nature and timing of the Company’s performance obligations, deferred revenue contract liabilities, deferred contract cost assets, as well as significant judgments and practical expedients used by the Company in applying the new guidance.
In January 2016, the FASB issued new guidance that substantially revises the recognition, measurement and presentation of financial assets and financial liabilities. The new guidance, among other things, requires (i) equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, with some exceptions; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (iv) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (v) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The guidance is effective for interim and fiscal years beginning after December 15, 2017. Early adoption is not permitted.
Upon adoption in the first quarter of 2018, the Company will record a cumulative adjustment of $194.9 million to retained earnings on its Consolidated Balance Sheet related to unrealized gains of available-for-sale securities, net of tax, previously classified within accumulated other comprehensive income, and will recognize any changes in fair value in net income. In addition, the Company expects to elect the measurement alternative to measure cost method investments that do not have a readily determinable fair value at cost less impairment, adjusted by observable price changes with any fair value changes recognized in net income.
In February 2016, the FASB issued new guidance that requires, among other things, a lessee to recognize a right-of-use asset representing an entity’s right to use the underlying asset for the lease term and a liability for lease payments on its balance sheet, regardless of classification of a lease as operating or financing. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities and account for the lease similar to existing guidance for operating leases today. This new guidance supersedes all prior guidance. The guidance is effective for interim and fiscal years beginning after December 15, 2018. Early adoption is permitted. The standard requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is in the process of evaluating the impact of this new guidance on its Consolidated Financial Statements; however, the recognition of right-of-use assets and lease liabilities is expected to have a material effect on its Consolidated Balance Sheet.
In March 2016, the FASB issued new guidance that simplifies the accounting for stock-based compensation. The new guidance (i) requires all excess tax benefits and tax deficiencies to be recognized in the income statement with the tax effects of vested or exercised awards treated as discrete items. Additionally, excess tax benefits will be recognized regardless of whether the benefit reduces taxes payable in the current period, effectively eliminating the APIC pool, (ii) concludes excess tax benefits should be classified as an operating activity in the statement of cash flows, (iii) requires an entity to make an entity-wide accounting policy election to either estimate a forfeiture rate for awards or account for forfeitures as they occur, (iv) changes the threshold for equity classification for cash settlements of awards for withholding requirements to the maximum statutory tax rate in the applicable jurisdiction and (v) concludes cash paid by an employer when directly withholding shares for tax-withholding purposes should be classified as a financing activity in the statement of cash flows. The guidance is effective for interim and fiscal years beginning after December 15, 2016. The Company adopted the new guidance as of January 1, 2017. As a result of adoption, the Company recognized a $5.9 million excess tax benefit as a discrete item in its tax provision related to the vesting of restricted stock awards in the first quarter of 2017. This tax benefit is classified as an operating activity on the Consolidated Statement of Cash Flows. Additionally, the Company elected to account for forfeitures of stock awards as they occur and not estimate a forfeiture rate. The Company does not expect the forfeiture rate election to have a material impact on its financial statements.
In January 2017, the FASB issued new guidance which simplifies the subsequent measurement of goodwill. The new guidance eliminates Step 2 from the goodwill impairment test, which required entities to determine the implied fair value of goodwill as of the test date to measure a goodwill impairment charge. Instead, an entity should continue to test goodwill for impairment by comparing the fair value of a reporting unit with its carrying amount (Step 1), and an impairment charge will be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The guidance is effective for interim and fiscal years beginning after December 15, 2019, with early adoption permitted. The Company early adopted this guidance in the second quarter of 2017.

In March 2017, the FASB issued new guidance that changes the presentation of net periodic pension cost and net periodic postretirement benefit cost for defined benefit plans. The guidance requires an issuer to disaggregate the service cost component of net periodic pension and postretirement benefit cost from other components. Under the new guidance, service cost will be included in the same line item(s) as other compensation costs arising from services rendered by employees during the period, while the other components will be recognized after income from operations. The guidance is effective for interim and fiscal years beginning after December 15, 2017. The guidance must be applied retrospectively; however, a practical expedient is available which permits an employer to use amounts previously disclosed in its pension and postretirement plans footnote for the prior comparative periods.
The Company adopted the new standard in the first quarter of 2018. In combination with the presentation change to net periodic pension cost and net periodic postretirement benefit cost, the Company allocated its costs associated with fringe benefits between operating expenses and selling, general and administrative expenses. Previously, costs related to fringe benefits were generally classified as selling, general and administrative expenses. The amounts in the previously issued financial statements have been reclassified to conform to the reclassified presentation. The effect of these changes to the Consolidated Statement of Operations for 2017, 2016 and 2015 is as follows:

(in thousands)	As Previously Reported	Adjustment	Upon Adoption
Twelve Months Ended December 31, 2017
Operating expenses	$1,359,842	$94,501	$1,454,343
Selling, general and administrative expenses	909,592	(21,802)	887,790
Income from Operations	209,102	(72,699)	136,403
Non-operating pension and postretirement benefit income, net	—	72,699	72,699
Income from Continuing Operations Before Income Taxes	182,789	—	182,789

Twelve Months Ended December 31, 2016
Operating expenses	$1,180,945	$89,085	$1,270,030
Selling, general and administrative expenses	904,517	(8,420)	896,097
Income from Operations	303,534	(80,665)	222,869
Non-operating pension and postretirement benefit income, net	—	80,665	80,665
Income from Continuing Operations Before Income Taxes	250,658	—	250,658

Twelve Months Ended December 31, 2015
Operating expenses	$1,206,153	$100,710	$1,306,863
Selling, general and administrative expenses	1,104,163	(23,395)	1,080,768
Loss from Operations	(80,825)	(77,315)	(158,140)
Non-operating pension and postretirement benefit income, net	—	77,315	77,315
Loss from Continuing Operations Before Income Taxes	(120,890)	—	(120,890)
In February 2018, the FASB issued new guidance that allows an entity to elect to reclassify stranded tax effects resulting from the Tax Cuts and Jobs Act (the Tax Act) from accumulated other comprehensive income to retained earnings. If elected, the amount of the reclassification shall include the effect of the change in the U.S. federal corporate income tax rate on the gross deferred tax amount and related valuation allowances at the date of enactment of the Tax Act as well as other income tax effects of the Tax Act on items remaining in accumulated other comprehensive income. The guidance is effective for interim and fiscal years beginning after December 15, 2018, with early adoption permitted. The Company early adopted this guidance in the fourth quarter of 2017, and elected to reclassify the income tax effects of the Tax Act of $70.9 million from accumulated other comprehensive income to retained earnings. No other income tax effects related to the application of the Tax Act were reclassified.
Other new pronouncements issued but not effective until after December 31, 2017, are not expected to have a material impact on the Company’s Consolidated Financial Statements.

3.	ACQUISITIONS AND DISPOSITIONS OF BUSINESSES
Acquisitions. During 2017, the Company acquired six businesses, two in its education division, two in its television broadcasting division and two in other businesses for $318.9 million in cash and contingent consideration, and the assumption of $59.1 million in certain pension and postretirement obligations. The assets and liabilities of the companies acquired have been recorded at their estimated fair values at the date of acquisition.
On January 17, 2017, the Company closed on its agreement with Nexstar Broadcasting Group, Inc. and Media General, Inc. to acquire the assets of WCWJ, a CW affiliate television station in Jacksonville, FL, and WSLS, an NBC affiliate television station in Roanoke, VA, for cash and the assumption of certain pension obligations. The acquisition of WCWJ and WSLS will complement the other stations that GMG operates. Both of these acquisitions are included in television broadcasting.
In February 2017, Kaplan acquired a 100% interest in Genesis Training Institute, a Dubai-based provider of professional development training in the United Arab Emirates, by purchasing all of its issued and outstanding shares. Additionally, Kaplan acquired a 100% interest in Red Marker Pty Ltd., an Australia-based regulatory technology company by purchasing all of its outstanding shares. These acquisitions are expected to provide certain strategic benefits in the future. Both of these acquisitions are included in Kaplan International.
In April 2017, the Company acquired 97.72% of the issued and outstanding shares of Hoover Treated Wood Products, Inc., a Thomson, GA-based supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications for $206.8 million, net of cash acquired. The fair value of the redeemable noncontrolling interest in Hoover was $3.7 million at the acquisition date, determined using a market approach. The minority shareholders have an option to put some of their shares to the Company starting in 2019 and the remaining shares starting in 2021. The Company has an option to buy the shares of minority shareholders starting in 2027. This acquisition is consistent with the Company’s ongoing strategy of investing in companies with a history of profitability and strong management. Hoover is included in other businesses.
At the end of June 2017, Graham Healthcare Group (GHG) acquired a 100% interest in Hometown Home Health and Hospice, a Lapeer, MI-based healthcare services provider by purchasing all of its issued and outstanding shares. This acquisition expands GHG’s service area in Michigan. GHG is included in healthcare.
During 2016, the Company acquired five businesses, three businesses included in its education division and two businesses in other businesses for $258.0 million. The assets and liabilities of the companies acquired were recorded at their estimated fair values at the date of acquisition. In January 2016, Kaplan acquired a 100% interest in Mander Portman Woodward, a leading provider of high-quality, bespoke education to United Kingdom (U.K.) and international students in London, Cambridge and Birmingham, by purchasing all of its issued and outstanding shares. In February 2016, Kaplan acquired a 100% interest in Osborne Books, an educational publisher of learning resources for accounting qualifications in the U.K., by purchasing all of its issued and outstanding shares. The primary reason for these acquisitions was based on several strategic benefits expected to be realized in the future. Both of these acquisitions are included in Kaplan International.
In September 2016, Group Dekko, Inc. (Dekko) acquired a 100% interest in Electri-Cable Assemblies (ECA), a Shelton, CT-based manufacturer of power, data and electrical solutions for the office furniture industry, by purchasing all of its issued and outstanding shares. Dekko’s primary reasons for the acquisition were to complement existing product offerings and provide opportunities for synergies across the businesses. This acquisition is included in other businesses.
During 2015, the Company acquired two businesses for $163.3 million. The assets and liabilities of the companies acquired have been recorded at their estimated fair values at the date of acquisition. On November 13, 2015, the Company acquired a 100% interest in Dekko, a Garrett, IN-based manufacturer of electrical solutions for applications across three business lines: workspace power solutions, architectural lighting and electrical components and assemblies, by purchasing all of the issued and outstanding shares. Dekko is included in other businesses. On December 22, 2015, Kaplan acquired a 100% interest in SmartPros, a provider of accredited professional education and training, primarily in accountancy, which is included in Professional (U.S.).

Acquisition-related costs for acquisitions that closed during 2017 and 2016 were $4.1 million and $1.5 million, respectively, and expensed as incurred. Acquisition-related costs were not significant for 2015 and were expensed as incurred. The aggregate purchase price of these acquisitions was allocated as follows, based on acquisition date fair values to the following assets and liabilities (excluding measurement period adjustments recorded in subsequent years):

	Purchase Price Allocation
	Year Ended December 31
(in thousands)	2017	2016	2015
Accounts receivable	$12,502	$8,538	$30,537
Inventory	25,253	878	20,593
Property, plant and equipment	29,921	3,940	28,872
Goodwill	143,149	184,118	76,156
Indefinite-lived intangible assets	33,800	53,110	7,400
Amortized intangible assets	170,658	28,267	31,900
Other assets	1,880	1,420	1,213
Pension and other postretirement benefits liabilities	(59,116)	—	—
Other liabilities	(12,177)	(21,892)	(28,880)
Deferred income taxes	(37,289)	(11,009)	(8,012)
Redeemable noncontrolling interest	(3,666)	—	—
Aggregate purchase price, net of cash acquired	$304,915	$247,370	$159,779
The fair values recorded were based upon valuations. Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the estimated future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill recorded due to these acquisitions is attributable to the assembled workforces of the acquired companies and expected synergies. The Company expects to deduct $11.0 million, $22.2 million and $20.0 million of goodwill for income tax purposes for the acquisitions completed in 2017, 2016 and 2015, respectively.
In 2016, the Company recorded adjustments to the deferred taxes included in the preliminary purchase accounting of Dekko and SmartPros acquired in the fourth quarter of 2015. These adjustments resulted in a $20.0 million decrease to goodwill.
The acquired companies were consolidated into the Company’s financial statements starting on their respective acquisition dates. The Company’s Consolidated Statements of Operations include aggregate revenues and operating income for the companies acquired in 2017 of $199.4 million and $4.5 million, respectively. The following unaudited pro forma financial information presents the Company’s results as if the current year acquisitions had occurred at the beginning of 2016. The unaudited pro forma information also includes the 2016 acquisitions as if they occurred at the beginning of 2015 and the 2015 acquisitions as if they had occurred at the beginning of 2014:

	Year Ended December 31
(in thousands)	2017	2016	2015
Operating revenues	$2,655,601	$2,750,416	$2,804,663
Net income (loss)	311,274	175,021	(84,209)
These pro forma results were based on estimates and assumptions, which the Company believes are reasonable, and include the historical results of operations of the acquired companies and adjustments for depreciation and amortization of identified assets and the effect of pre-acquisition transaction related expenses incurred by the Company and the acquired entities. The pro forma information does not include efficiencies, cost reductions and synergies expected to result from the acquisitions. They are not the results that would have been realized had these entities been part of the Company during the periods presented and are not necessarily indicative of the Company’s consolidated results of operations in future periods.
Spin-Off. On July 1, 2015, the Company completed the spin-off of Cable ONE, by way of a distribution of all the issued and outstanding shares of Cable ONE common stock, on a pro rata basis, to the Company’s stockholders (see Note 4).
Sale of Businesses. In the fourth quarter of 2017, Kaplan Australia completed the sale of a small business, which was included in Kaplan International. In February 2017, GHG completed the sale of Celtic Healthcare of Maryland.
In January 2016, Kaplan completed the sale of Colloquy, which was included in Kaplan Corporate and Other.

On September 3, 2015, Kaplan completed the sale of substantially all of the assets of its KHE Campuses business, consisting of 38 nationally accredited ground campuses and certain related assets, in exchange for a preferred equity interest in a vocational school company. KHE Campuses schools that were closed or were in the process of closing were not included in the sale transaction.
The revenue and operating losses related to schools that were sold as part of the KHE Campuses sale are as follows:

Year Ended
(in thousands)	December 31, 2015
Revenue	$167,093
Operating loss	(6,264)
In the second quarter of 2015, Kaplan also recorded a $6.9 million long-lived assets impairment charge in connection with the KHE Campuses business (this amount is included in the above table).
In the third quarter of 2015, Kaplan sold Franklyn Scholar, which was part of Kaplan International. In the second quarter of 2015, the Company sold The Root, a component of Slate, and Kaplan sold two small businesses, Structuralia, which was part of Kaplan International, and Fire and EMS Training, which was part of Professional (U.S.). As a result of these sales, the Company reported net losses in other non-operating income (expense) (see Note 16).
Other. In June 2016, Residential Healthcare (Residential) and a Michigan hospital formed a joint venture to provide home health services to patients in western Michigan. In connection with this transaction, Residential contributed its western Michigan home health operations to the joint venture and then sold 60% of the newly formed venture to its Michigan hospital partner. Although Residential manages the operations of the joint venture, Residential holds a 40% interest in the joint venture, so the operating results of the joint venture are not consolidated, and the pro rata operating results are included in the Company’s equity in earnings of affiliates.
In June 2016, the Company purchased the outstanding 20% redeemable noncontrolling interest in Residential. At that time, the Company recorded an increase to redeemable noncontrolling interest of $3.0 million, with a corresponding decrease to capital in excess of par value, to reflect the redemption value of the redeemable noncontrolling interest at $24.0 million. Following this transaction, Celtic Healthcare (Celtic) and Residential combined their business operations to form GHG. The redeemable noncontrolling interest shareholders in Celtic exchanged their 20% interest in Celtic for a 10% mandatorily redeemable noncontrolling interest in the combined entity, and the Company recorded a $4.1 million net increase to the mandatorily redeemable noncontrolling interest to reflect the estimated fair value of the mandatorily redeemable noncontrolling interest. The minority shareholders have an option to put their shares to the Company starting in 2020 and are required to put a percentage of their shares in 2022 and 2024, with the remaining shares required to be put by the minority shareholders in 2026. The redemption value is based on an EBITDA multiple, adjusted for working capital and other items, computed annually, with no limit on the amount payable. The Company now owns 90% of GHG. Because the noncontrolling interest is now mandatorily redeemable by the Company by 2026, it is reported as a noncurrent liability at December 31, 2017.
In January 2015, Celtic and Allegheny Health Network closed on the formation of a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Although Celtic manages the operations of the joint venture, Celtic holds a 40% interest in the joint venture, so the operating results of the joint venture are not consolidated, and the pro rata operating results are included in the Company’s equity in earnings of affiliates.
The Company’s income from continuing operations excludes Cable ONE and the sold Kaplan China school, which have been reclassified to discontinued operations (see Note 4).
Kaplan University Transaction. On April 27, 2017, certain Kaplan subsidiaries entered into a Contribution and Transfer Agreement (Transfer Agreement) to contribute Kaplan University (KU), its institutional assets and operations to a new, non-profit, public-benefit corporation affiliated with Purdue University (Purdue) in exchange for a Transition and Operations Support Agreement (TOSA) to provide key non-academic operations support to the new university for an initial term of 30 years with a buy-out option after six years. The transfer does not include any of the assets of Kaplan University School of Professional and Continuing Education (KU-PACE), which provides professional training and exam preparation for professional certifications and licensures, nor does it include the transfer of other Kaplan businesses, such as Kaplan Test Preparation and Kaplan International.
Consummation of the transactions contemplated by the Transfer Agreement is subject to various closing conditions, including, among others, regulatory approvals from the U.S. Department of Education (ED), the Indiana Commission for Higher Education (ICHE) and the Higher Learning Commission (HLC), which is the regional accreditor of both Purdue and KU, and certain other state educational agencies and accreditors of programs. In the third quarter of 2017, ICHE granted its approval, and the ED provided preliminary approval based on its review of a pre-acquisition application, subject to certain conditions. Kaplan is unable to predict with certainty when and if HLC approval will be obtained; however, a decision is not expected to be received until later in the first quarter of 2018. If the transaction is not consummated by April 30, 2018, either party may terminate the Transfer Agreement.
Other Transactions. In the fourth quarter of 2017, Kaplan entered into an agreement to acquire the College for Financial Planning. The acquisition is subject to regulatory approval from the HLC, which is not expected before June 2018.
Subsequent Events (Unaudited). On March 22, 2018, Kaplan completed the contribution of the institutional assets and operations of KU to Purdue University Global, an Indiana non-profit, public benefit corporation that is a subsidiary affiliated with Purdue University (Purdue). At the same time, the parties entered into a Transition and Operations Support Agreement (TOSA) pursuant to which Kaplan will provide key non-academic operations support to the new university. Purdue University Global will operate almost exclusively online as a new Indiana public university affiliated with Purdue. As part of the transfer to Purdue University Global, KU transferred students, academic personnel, faculty and operations, property leases for KU’s campuses and learning centers, Kaplan-owned academic curricula and content related to KU courses. The operations support activities that Kaplan will provide to Purdue University Global will include technology support, help-desk functions, human resources support for transferred faculty and employees, admissions support, financial aid administration, marketing and advertising, back-office business functions, certain test preparation and domestic and international student recruiting services.
The transfer of KU does not include any of the assets of the KU School of Professional and Continuing Education, which provides professional training and exam preparation for professional certifications and licensures, nor does it include the transfer of other Kaplan businesses such as Kaplan Test Preparation and Kaplan International. Those entities, programs and business lines will remain part of Kaplan. Kaplan received nominal cash consideration upon transfer of the institutional assets.
On May 4, 2018, Kaplan acquired Professional Publications, Inc., an independent publisher of professional licensing exam review materials and recognized leader in engineering, surveying, architecture, and interior design licensure exam review.

4.	DISCONTINUED OPERATIONS
Cable ONE Spin-Off. On July 1, 2015 (the Distribution Date), the Company completed the spin-off of Cable ONE as an independent, publicly traded company. The transaction was structured as a tax-free spin-off of Cable ONE to the stockholders of the Company as one share of Cable ONE common stock was distributed for every share of Class A and Class B common stock of Graham Holdings outstanding on the June 15, 2015, record date. Cable ONE is now an independent public company trading on the New York Stock Exchange under the symbol “CABO”. After the spin-off, the Company does not beneficially own any shares of Cable ONE common stock.
The results of operations of Cable ONE are included in the Company’s Consolidated Statements of Operations as income from discontinued operations, net of tax, for all periods presented.
In order to implement the spin-off, the Company entered into certain agreements with Cable ONE to give effect to the legal and structural separation and to allocate various assets, liabilities and obligations between the Company and Cable ONE. In addition to executing the spin-off in the manner provided in the agreements, Cable ONE distributed $450 million in cash to the Company in June 2015 using the proceeds from their issuance of unsecured notes of $450 million. Also, in connection with the spin-off, the Company modified the terms of 10,830 restricted stock awards in the second quarter of 2015 affecting 21 Cable ONE employees. The modification resulted in the acceleration of the vesting period of 6,324 restricted stock awards and the forfeiture of 4,506 restricted stock awards. The Company recorded incremental stock compensation expense, net of forfeitures, in the second quarter of 2015 amounting to $3.7 million, which is reflected as discontinued operations in the Company’s Consolidated Financial Statements.
The spin-off resulted in a modification of some of the Company’s outstanding restricted stock awards and stock options due to the equity restructuring on July 1, 2015. The holders of restricted stock awards received Cable ONE restricted common stock, on a pro rata basis, as part of the distribution, while the stock options were modified to add an antidilution provision. The modification of the restricted stock awards resulted in an estimated incremental stock compensation expense of $3.0 million that is being recognized over the remaining service periods of the unvested restricted stock awards through the end of 2018. The modification of some of the stock options resulted in an incremental stock compensation expense of $23.5 million, of which $18.8 million related to fully vested stock options was recognized as a one-time expense in the third quarter of 2015, with the remaining $4.7 million to be recognized over the remaining service periods of the unvested stock options through the end of 2018. The $18.8 million expense is included in the Company’s corporate office segment results and in selling, general and administrative in the Company’s Consolidated Statements of Operations.
As a result of the spin-off, Cable ONE assumed the liability related to their employees participating in the Company’s Supplemental Executive Retirement Plan (SERP), and the Company eliminated the accrual of pension benefits for all Cable ONE employees related to their future service. As a result, the Company remeasured the accumulated and projected benefit obligation of the pension and SERP as of July 1, 2015. A pension curtailment gain of $2.2 million was recorded in the third quarter of 2015 in income from discontinued operations, net of tax.
On July 1, 2015, the Company divested the following assets and liabilities which net to $406.5 million, or $312.3 million net of cash retained by Cable ONE on the Distribution Date:

As of
(in thousands)	July 1, 2015
Cash and cash equivalents	$94,115
Accounts receivable, net	29,778
Other current assets	14,182
Total current assets	138,075
Property, plant and equipment, net	612,812
Goodwill, net	85,488
Indefinite-lived intangible assets, net	496,321
Amortized intangible assets, net	510
Deferred charges and other assets	22,541
Total Assets	$1,355,747

Accounts payable and accrued liabilities	$70,920
Income taxes payable	2,962
Deferred revenue	21,883
Short-term borrowings	2,500
Total current liabilities	98,265
Accrued compensation and related benefits	24,227
Other liabilities	57
Deferred income taxes	279,245
Long-term debt	547,500
Total Liabilities	$949,294

Net assets divested in the Spin-Off	$406,453
Cash flows from Cable ONE for the year ended December 31, 2015 are combined with the cash flows from operations within each of the categories presented. Net Cash Provided by Operating Activities was $109.8 million and Net Cash Used in Investing Activities was $74.4 million.
Spin-Off Costs: One-time spin-off transaction, financing and related costs of $7.4 million in 2015 are included in discontinued operations, net of tax.
Other Discontinued Operations. In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously included as part of Kaplan International. An additional school in China was sold by Kaplan in January 2015 that resulted in a pre-tax loss of $0.7 million.
The results of operations of Cable ONE and the school in China for 2015, where applicable, are included in the Company’s Consolidated Statements of Operations as income from discontinued operations, net of tax. The Company did not reclassify its Consolidated Statements of Cash Flows to reflect the discontinued operations.
The summarized income from discontinued operations, net of tax, is presented below:

Year Ended
(in thousands)	December 31, 2015
Operating revenues	$397,404
Operating costs and expenses	(325,379)
Operating income	72,025
Non-operating expense	(1,288)
Income from discontinued operations	70,737
Provision for income taxes	27,783
Net Income from Discontinued Operations	42,954
Loss on disposition of discontinued operations	(732)
Provision for income taxes on disposition of discontinued operations	52
Income from Discontinued Operations, Net of Tax	$42,170

5.	INVESTMENTS
Commercial Paper and Money Market Investments. As of December 31, 2017 and 2016, the Company had commercial paper and money market investments of $217.6 million and $485.1 million, respectively, that are classified as cash, cash equivalents and restricted cash in the Company’s Consolidated Balance Sheets.
Investments in Marketable Equity Securities. Investments in marketable equity securities consist of the following:

	As of December 31
(in thousands)	2017	2016
Total cost	$269,343	$269,343
Gross unrealized gains	266,972	154,886
Total Fair Value	$536,315	$424,229
At December 31, 2017 and 2016, the Company owned 28,000 shares in Markel Corporation (Markel) valued at $31.9 million and $25.3 million, respectively. The Co-Chief Executive Officer of Markel, Mr. Thomas S. Gayner, is a member of the Company’s Board of Directors.
There were no purchases or sales of marketable equity securities during 2017. The Company settled on $48.3 million of marketable equity securities during 2016, of which $47.9 million was purchased during the year. The Company invested $146.2 million in marketable equity securities during 2015. During 2016, proceeds from sales of marketable equity securities were $29.7 million, resulting in gross realized losses of $8.1 million and gross realized gains of $6.2 million.
Investments in Affiliates. During 2017, the Company acquired approximately 11% of Intersection Holdings, LLC, a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces, which is accounted for as an investment in affiliate. As of December 31, 2017, the Company held interests in several affiliates; GHG held a 40% interest in Residential Home Health Illinois, a 42.5% interest in Residential Hospice Illinois, a 40% interest in the joint venture formed between GHG and a Michigan hospital, and a 40% interest in the joint venture formed between GHG and Allegheny Health Network (AHN) (see Note 3). For the year ended December 31, 2017 and 2016, the Company recorded $18.3 million and $14.9 million, respectively, in revenue for services provided to the affiliates of GHG.
Additionally, Kaplan International Holdings Limited (KIHL) held a 45% interest in a joint venture formed with York University. In July 2016, Kaplan International Holdings Limited (KIHL) entered into an agreement with University of York International Pathway College LLP (York International College) to loan the LLP £25 million over the next eighteen months, to construct an academic building in the U.K. to be used by the College. York International College is a limited liability partnership joint venture between Kaplan York Limited (a subsidiary of Kaplan International Colleges U.K. Limited) and a subsidiary of the University of York, that operates a pathways college. The loan will be repayable over 25 years at an interest rate of 7% and the loan is guaranteed by the University of York. While there is no strict requirement to make annual principal and interest payments, interest will be rolled up and accrue interest at 7% if no such payments are made. The loan becomes due and payable if the partnership agreement with Kaplan is terminated. In the second half of 2016, KIHL advanced approximately £11.0 million to York International College. In 2017, an additional £5.0 million was advanced to York International College.
As a result of operating losses, in the fourth quarter of 2017, the Company recorded a $2.8 million write-down on its investment in an affiliate. As a result of the challenging industry operating environment and operating losses, in the fourth quarter of 2016, the Company recorded an $8.4 million write-down on its investment in HomeHero, a company that managed an online senior home care marketplace.

6.	ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts receivable consist of the following:

	As of December 31
(in thousands)	2017	2016
Trade accounts receivable, less doubtful accounts of $22,975 and $26,723	$600,215	$591,854
Other receivables	20,104	23,247
	$620,319	$615,101

The changes in allowance for doubtful accounts was as follows:

(in thousands)	Balance at Beginning of Period	Additions – Charged to Costs and Expenses	Deductions	Balance at End of Period
2017	$26,723	$33,830	$(37,578)	$22,975
2016	$27,854	$29,718	$(30,849)	$26,723
2015	$32,598	$39,982	$(44,726)	$27,854
Accounts payable and accrued liabilities consist of the following:

	As of December 31
(in thousands)	2017	2016
Accounts payable and accrued liabilities	$385,927	$352,356
Accrued compensation and related benefits	140,396	148,370
	$526,323	$500,726
Cash overdrafts of $6.0 million and $15.5 million are included in accounts payable and accrued liabilities at December 31, 2017 and 2016, respectively.

7.	INVENTORIES AND CONTRACTS IN PROGRESS
Inventories and contracts in progress consist of the following:

	As of December 31
(in thousands)	2017	2016
Raw materials	$30,429	$20,646
Work-in-process	10,258	5,368
Finished goods	18,851	8,490
Contracts in progress	1,074	314
	$60,612	$34,818

8.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of the following:

	As of December 31
(in thousands)	2017	2016
Land	$16,190	$10,410
Buildings	107,932	88,256
Machinery, equipment and fixtures	387,914	433,652
Leasehold improvements	215,445	209,612
Construction in progress	16,649	36,728
	744,130	778,658
Less accumulated depreciation	(484,772)	(544,994)
	$259,358	$233,664
Depreciation expense was $62.5 million, $64.6 million and $77.9 million in 2017, 2016 and 2015, respectively.
The Company capitalized $0.3 million and $0.4 million of interest related to the construction of a building in 2017 and 2016, respectively. No interest expense was capitalized in 2015.
In the second quarter of 2017, as a result of a challenging operating environment, Forney recorded a $0.6 million impairment charge. In the third quarter of 2017, GHG recorded an impairment charge of $0.4 million. The Company estimated the fair value of the property, plant and equipment using a market approach. Forney and GHG are included in other businesses.
In the second quarter of 2015, as a result of the sale of Kaplan’s KHE Campuses business, Kaplan recorded a $6.9 million impairment charge. The Company estimated the fair value of the property, plant and equipment using a market approach.

9.	GOODWILL AND OTHER INTANGIBLE ASSETS
The Company reorganized its operations in the first quarter of 2018 into the following six operating segments for the purpose of making operating decisions and assessing performance: Higher Education, Professional (U.S.), Test

Preparation, Kaplan International, Television Broadcasting and Healthcare (see Note 20). The reorganization changed the composition of the reporting units within the education division, and resulted in the reassignment of the assets and liabilities to the reporting units affected. The goodwill was allocated to the affected reporting units using the relative fair value approach. As a result of the reassignment and allocation, the Company performed an interim review of the carrying value of goodwill at the education division for possible impairment on both a pre and post-reorganization basis. No impairment of goodwill was indicated at the pre- and post-reorganization reporting units.
In the second quarter of 2017, as a result of a challenging operating environment, the Forney reporting unit recorded a goodwill and intangible asset impairment charge of $8.6 million. The Company performed an interim review of the goodwill and other long-lived assets of the reporting unit by utilizing a discounted cash flow model to estimate the fair value. The carrying value of the reporting unit exceeded the estimated fair value, resulting in a goodwill impairment charge for the amount by which the carrying value exceeded the reporting unit’s estimated fair value. Forney is included in other businesses.
In the fourth quarter of 2016, as a result of the challenging industry operating environment and operating losses, one of the businesses in the other businesses segment recorded a goodwill impairment charge of $1.6 million.
In the third quarter of 2015, as a result of continued declines in student enrollments at KHE and the challenging industry operating environment, the Company performed an interim impairment review of its goodwill and long-lived assets at the KHE reporting unit. The KHE reporting unit failed the step one goodwill impairment test. As a result of the step two analysis, the Company recorded a $248.6 million goodwill impairment charge. The Company estimated the fair value of the KHE reporting unit utilizing a discounted cash flow model, supported by a market approach. A substantial portion of the impairment charge is due to the amount of unrecognized intangible assets identified in the step two analysis.
In addition, in the fourth quarter of 2015, Kaplan recorded intangible asset impairment charges of $0.9 million related to one of the Kaplan International businesses and $0.5 million related to a KTP business. The fair values of these intangible assets were estimated using an income approach. In November 2015, the Company announced that Trove, a digital innovation team included in other businesses, would largely be integrated into SocialCode and that Trove’s existing offerings would be discontinued. In connection with this action, the Company recorded a $2.8 million goodwill impairment charge in the fourth quarter of 2015.
Amortization of intangible assets for the years ended December 31, 2017, 2016 and 2015, was $41.2 million, $26.7 million and $19.0 million, respectively. Amortization of intangible assets is estimated to be approximately $41 million in 2018, $39 million in 2019, $36 million in 2020, $31 million in 2021, $25 million in 2022 and $66 million thereafter.
The changes in the carrying amount of goodwill, by segment, were as follows:

(in thousands)	Education	Television Broadcasting	Healthcare	Other Businesses	Total
As of December 31, 2015
Goodwill	$1,006,096	$168,345	$62,440	$140,374	$1,377,255
Accumulated impairment losses	(350,850)	—	—	(8,892)	(359,742)
	655,246	168,345	62,440	131,482	1,017,513
Measurement period adjustment	(2,781)	—	—	(17,243)	(20,024)
Acquisitions	161,938	—	—	22,180	184,118
Impairment	—	—	—	(1,603)	(1,603)
Dispositions	—	—	(2,800)	—	(2,800)
Foreign currency exchange rate changes	(54,250)	—	—	—	(54,250)
As of December 31, 2016
Goodwill	1,111,003	168,345	59,640	142,501	1,481,489
Accumulated impairment losses	(350,850)	—	—	(7,685)	(358,535)
	760,153	168,345	59,640	134,816	1,122,954
Acquisitions	19,174	22,470	10,181	91,324	143,149
Impairment	—	—	—	(7,616)	(7,616)
Dispositions	—	—	(412)	—	(412)
Foreign currency exchange rate changes	41,635	—	—	—	41,635
As of December 31, 2017
Goodwill	1,171,812	190,815	69,409	233,825	1,665,861
Accumulated impairment losses	(350,850)	—	—	(15,301)	(366,151)
	$820,962	$190,815	$69,409	$218,524	$1,299,710

The changes in carrying amount of goodwill at the Company’s education division were as follows:

(in thousands)	Kaplan International	Higher Education	Test Preparation	Professional (U.S.)	Total
As of December 31, 2015
Goodwill	$447,541	$205,494	$166,098	$186,963	$1,006,096
Accumulated impairment losses	—	(131,023)	(102,259)	(117,568)	(350,850)
	447,541	74,471	63,839	69,395	655,246
Measurement period adjustment	—	—	—	(2,781)	(2,781)
Acquisitions	161,938	—	—	—	161,938
Foreign currency exchange rate changes	(54,294)	—	—	44	(54,250)
As of December 31, 2016
Goodwill	555,185	205,494	166,098	184,226	1,111,003
Accumulated impairment losses	—	(131,023)	(102,259)	(117,568)	(350,850)
	555,185	74,471	63,839	66,658	760,153
Acquisitions	19,174	—	—	—	19,174
Foreign currency exchange rate changes	41,502	—	—	133	41,635
As of December 31, 2017
Goodwill	615,861	205,494	166,098	184,359	1,171,812
Accumulated impairment losses	—	(131,023)	(102,259)	(117,568)	(350,850)
	$615,861	$74,471	$63,839	$66,791	$820,962
Other intangible assets consist of the following:

		As of December 31, 2017			As of December 31, 2016
(in thousands)	Useful Life Range	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized Intangible Assets
Student and customer relationships	1–10 years (1)	$260,464	$83,690	$176,774	$129,616	$55,863	$73,753
Trade names and trademarks	2–10 years	50,286	25,596	24,690	55,240	29,670	25,570
Network affiliation agreements	10 years	17,400	1,668	15,732	—	—	—
Databases and technology	3–6 years (1)	19,563	5,008	14,555	5,601	4,368	1,233
Noncompete agreements	2–5 years	930	467	463	1,730	1,404	326
Other	1–8 years	13,430	7,668	5,762	12,030	4,973	7,057
		$362,073	$124,097	$237,976	$204,217	$96,278	$107,939
Indefinite-Lived Intangible Assets
Trade names and trademarks		$82,745			$65,192
FCC licenses		18,800			—
Licensure and accreditation		650			834
		$102,195			$66,026
____________

(1)	As of December 31, 2016, the student and customer relationships’ minimum useful life was 2 years, and the databases and technology’s maximum useful life was 5 years.

10.	INCOME TAXES
Income (loss) from continuing operations before income taxes consists of the following:

	Year Ended December 31
(in thousands)	2017	2016	2015
U.S.	$134,276	$227,457	$(142,705)
Non-U.S.	48,513	23,201	21,815
	$182,789	$250,658	$(120,890)

The (benefit from) provision for income taxes on income (loss) from continuing operations consists of the following:

(in thousands)	Current	Deferred	Total
Year Ended December 31, 2017
U.S. Federal	$10,743	$(153,217)	$(142,474)
State and Local	5,930	3,306	9,236
Non-U.S.	10,079	3,459	13,538
	$26,752	$(146,452)	$(119,700)
Year Ended December 31, 2016
U.S. Federal	$56,342	$33,959	$90,301
State and Local	6,325	(5,164)	1,161
Non-U.S.	8,463	(18,725)	(10,262)
	$71,130	$10,070	$81,200
Year Ended December 31, 2015
U.S. Federal	$5,728	$20,890	$26,618
State and Local	402	(10,749)	(10,347)
Non-U.S.	2,441	1,788	4,229
	$8,571	$11,929	$20,500
The provision for income taxes on continuing operations differs from the amount of income tax determined by applying the U.S. Federal statutory rate of 35% to the income (loss) from continuing operations before taxes as a result of the following:

	Year Ended December 31
(in thousands)	2017	2016	2015
U.S. Federal taxes at 35% statutory rate	$63,976	$87,731	$(42,311)
State and local taxes, net of U.S. Federal tax	6,949	(2,965)	(3,441)
Valuation allowances against state tax benefits, net of U.S. Federal tax	(946)	3,196	(3,285)
Deferred taxes on future distributions of unremitted non-U.S. subsidiary earnings	1,606	1,993	2,688
Valuation allowances against other non-U.S. income tax benefits	(1,935)	(12,688)	431
Stock-based compensation	(6,023)	—	—
Goodwill impairments and dispositions	—	(5,631)	63,889
U.S. Federal Manufacturing Deduction tax benefits	(1,329)	(6,012)	(625)
Write-off of deferred taxes related to intercompany loans	—	10,965	—
Deferred tax impact of U.S. Federal tax rate reduction to 21%, net of state tax impact	(153,336)	—	—
Deferred tax benefit on unremitted non-U.S. subsidiary earnings related to the Tax Act	(28,324)	—	—
Other, net	(338)	4,611	3,154
(Benefit from) Provision for Income Taxes	$(119,700)	$81,200	$20,500
The Tax Act was enacted on December 22, 2017, making significant changes to the Internal Revenue Code. The SEC staff issued Staff Accounting Bulletin No. 118 (SAB 118) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act and allows the registrant to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. The Company has not recognized any provisional tax expense related to the one-time transition tax, and recognized provisional tax benefits on the revaluation of deferred tax balances and included these estimates in its Consolidated Financial Statements for the year ended December 31, 2017. The ultimate impact may materially differ from these provisional amounts, due to, among other things, additional analysis, changes in interpretations and assumptions the Company made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act. In accordance with SAB 118, the Company has calculated a reasonable estimate of the impact of the Tax Act and recorded a provisional amount in its financial statements based on its understanding of the Tax Act and guidance available as of the date of this filing.
Changes as a result of the Tax Act include, but are not limited to, a reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018; the imposition of a one-time transition tax on historic earnings of certain non-U.S. subsidiaries that were previously tax deferred; and the imposition of new U.S. taxes on certain non-U.S. earnings. The U.S. Federal corporate income tax rate change resulted in a one-time, non-cash benefit and corresponding reduction of our U.S. Federal deferred tax liabilities, net of the state tax impact, of $153.3 million, which was recorded in the fourth quarter of 2017, the period in which the legislation was enacted. The Company estimates that it will not incur, and did not record, any liability with respect to the one-time U.S. transition tax imposed by the Tax Act on unremitted non-U.S. subsidiary earnings. The Company estimates that unremitted non-U.S. subsidiary earnings, when distributed, will not be subject to tax except to the extent non-U.S. withholding taxes are imposed. Accordingly, the Company recorded net deferred tax benefits and a corresponding reduction in deferred tax liabilities of $28.3 million in the fourth quarter of 2017 with respect to unremitted non-U.S. subsidiary earnings. Approximately $1.6 million of deferred tax liabilities remain recorded on the books with respect to future non-U.S. withholding taxes the Company estimates may be imposed on future cash distributions. The Company estimates that it will not receive a future U.S. tax benefit for $2.5 million of existing foreign tax credit carryovers as a result of the Tax Act changes; accordingly, the Company established a full valuation allowance of $2.5 million at December 31, 2017.
In March 2016, the FASB issued new guidance that requires all excess tax benefits and tax deficiencies related to stock-based compensation to be recognized in the income statement. The Company adopted the new guidance as of January 1, 2017. As a result of the adoption, the Company recognized $6.0 million in excess tax benefits related to stock-based compensation in 2017. Excess tax benefits and tax deficiencies that occurred prior to January 1, 2017 were not recognized in the income statement, and were instead recorded to additional paid-in capital.
During 2016, certain intercompany loans were capitalized and other intercompany loans were designated as long-term investments, resulting in the write-off of $11.0 million in U.S. deferred tax assets. Also, the Company benefited from a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015.
During 2015, in addition to the income tax provision for continuing operations presented above, the Company also recorded tax expense on discontinued operations. Income from discontinued operations and net (loss) gain on dispositions of discontinued operations have been reclassified from previously reported income from operations and reported separately as income from discontinued operations, net of tax. Tax expense of $27.8 million was recorded in discontinued operations in 2015.
Deferred income taxes consist of the following:

	As of December 31
(in thousands)	2017	2016
Accrued postretirement benefits	$5,333	$9,444
Other benefit obligations	78,815	120,792
Accounts receivable	5,481	10,780
State income tax loss carryforwards	35,434	23,178
U.S. Federal income tax loss carryforwards	2,857	6,212
U.S. Federal foreign income tax credit carryforwards	2,522	1,921
Non-U.S. income tax loss carryforwards	18,797	19,246
Non-U.S. capital loss carryforwards	2,336	1,929
Other	26,546	44,401
Deferred Tax Assets	178,121	237,903
Valuation allowances	(48,742)	(41,319)
Deferred Tax Assets, Net	$129,379	$196,584
Property, plant and equipment	11,248	13,591
Prepaid pension cost	283,604	349,878
Unrealized gain on available-for-sale securities	70,827	61,964
Goodwill and other intangible assets	109,428	132,997
Non-U.S. withholding tax	1,606	—
Deferred Tax Liabilities	$476,713	$558,430
Deferred Income Tax Liabilities, Net	$347,334	$361,846
The Company has $635.1 million of state income tax net operating loss carryforwards available to offset future state taxable income. State income tax loss carryforwards, if unutilized, will start to expire approximately as follows:

(in millions)
2018	$8.3
2019	2.6
2020	18.3
2021	20.1
2022	1.0
2023 and after	584.8
Total	$635.1

The Company has recorded at December 31, 2017, $35.3 million in deferred state income tax assets, net of U.S. Federal income tax, with respect to these state income tax loss carryforwards. The Company has established $33.3 million in valuation allowances against these deferred state income tax assets, since the Company has determined that it is more likely than not that the majority of state tax losses may not be fully utilized in the future to reduce state taxable income.
The Company has $13.5 million of U.S. Federal income tax loss carryforwards obtained as a result of prior stock acquisitions. U.S. Federal income tax loss carryforwards are expected to be fully utilized as follows:

(in millions)
2018	$3.6
2019	3.3
2020	3.3
2021	1.1
2022	0.9
2023 and after	1.3
Total	$13.5
The Company has established at December 31, 2017, $2.9 million in U.S. Federal deferred tax assets with respect to these U.S. Federal income tax loss carryforwards.
For U.S. Federal income tax purposes, the Company has $2.5 million of foreign tax credits available to be credited against future U.S. Federal income tax liabilities. If unutilized, $0.7 million of these foreign tax credits will expire in 2024, $0.7 million will expire in 2025, $0.7 million will expire in 2026, and $0.4 million will expire in 2027. The Company has established at December 31, 2017, $2.5 million of U.S. Federal deferred tax assets with respect to these U.S. Federal foreign tax credit carryforwards; however, due to changes to the rules relating to foreign tax credits under the Tax Act, a valuation allowance against these deferred tax assets was established during the fourth quarter of 2017 since the Company determined that it is more likely than not its foreign tax credit carryforwards may not be fully utilized in the future to reduce U.S. Federal income taxes.
The Company has $68.4 million of non-U.S. income tax loss carryforwards, as a result of operating losses and carryforwards obtained through prior stock acquisitions that are available to offset future non-U.S. taxable income and has recorded, with respect to these losses, $18.8 million in non-U.S. deferred income tax assets. The Company has established $5.6 million in valuation allowances against the deferred tax assets recorded for the portion of non-U.S. tax losses that may not be fully utilized to reduce future non-U.S. taxable income. The $68.4 million of non-U.S. income tax loss carryforwards consist of $57.4 million in losses that may be carried forward indefinitely; $7.0 million of losses that, if unutilized, will expire in varying amounts through 2022; and $3.9 million of losses that, if unutilized, will start to expire after 2022.
The Company has $7.8 million of non-U.S. capital loss carryforwards that may be carried forward indefinitely and are available to offset future non-U.S. capital gains. The Company recorded a $2.3 million non-U.S. deferred income tax asset for these non-U.S. capital loss carryforwards and has established a full valuation allowance against this non-U.S. deferred tax asset since the Company has determined that it is more likely than not that the capital loss carryforwards may not be fully utilized to reduce taxable income in the future.
Deferred tax valuation allowances and changes in deferred tax valuation allowances were as follows:

(in thousands)	Balance at Beginning of Period	Tax Expense and Revaluation	Deductions	Balance at End of Period
Year ended
December 31, 2017	$41,319	$7,423	$—	$48,742
December 31, 2016	$69,545	$4,709	$(32,935)	$41,319
December 31, 2015	$65,521	$4,024	$—	$69,545
The Company has established $38.0 million in valuation allowances against deferred state tax assets recognized, net of U.S. Federal tax. As stated above, approximately $33.3 million of the valuation allowances, net of U.S. Federal income tax, relate to state income tax loss carryforwards. The Company has established valuation allowances against deferred state income tax assets, without considering potentially offsetting deferred tax liabilities established with respect to prepaid pension cost and goodwill for the state jurisdictions that do not conform to the U.S. indefinite carryforward period for losses generated after December 31, 2017. Prepaid pension cost and goodwill have not been considered a source of future taxable income for realizing those state deferred tax assets recognized since these temporary differences are not likely to reverse in the foreseeable future. The valuation allowances established against deferred state income tax assets may increase or decrease within the next 12 months, based on operating results or the market value of investment holdings. The Company will be monitoring future results on a quarterly basis to determine whether the valuation allowances provided against deferred state tax assets should be increased or decreased, as future circumstances warrant. The Company anticipates that the education division may release valuation allowances against state deferred tax assets of approximately $22.7 million within the next 12 months, as the education division may generate positive operating results that would support the realization of these deferred tax assets.
The Company has established $8.2 million in valuation allowances against non-U.S. deferred tax assets, and, as stated above, $5.6 million of the non-U.S. valuation allowances relate to non-U.S. income tax loss carryforwards and $2.3 million relate to non-U.S. capital loss carryforwards. In addition, the Company has established $0.3 million in valuation allowances against other non-U.S. deferred tax assets.
Deferred U.S. Federal and state income taxes had historically been recorded with respect to undistributed earnings of investments in non-U.S. subsidiaries to the extent taxable dividend income would be recognized if such earnings were distributed. Deferred income taxes recorded with respect to undistributed earnings of investments in non-U.S. subsidiaries were recorded net of foreign tax credits with respect to such undistributed earnings estimated to be creditable against future U.S. Federal tax liabilities. At December 31, 2016, net U.S. Federal and state deferred income tax liabilities of approximately $23.8 million were recorded with respect to undistributed earnings of investments in non-U.S. subsidiaries based on the year-end position.
As noted above, the Company removed its net U.S. federal and state deferred tax liabilities on undistributed earnings of investments in non-U.S. subsidiaries because the Company does not expect to pay any transition tax under the Tax Act. Further, the Tax Act provides a 100% dividends received deduction for distributions from non-U.S. subsidiaries after December 31, 2017, subject to certain holding period requirements. The Tax Act establishes a new regime, the Global Intangible Low Taxed Income (GILTI) tax, that may currently subject to U.S. tax the operations of non-U.S. subsidiaries. The GILTI tax is imposed annually based on all current year non-U.S. operations starting January 1, 2018. The Company has not yet decided whether to elect to record the GILTI tax regime as either a deferred tax accounting item or as a periodic tax expense, and is not yet able to quantify the 2017 tax provision impact, if any. Accordingly, the Company has not made any tax provision adjustment with respect to the new GILTI tax in the 2017 tax provision.
The book value of investments in the stocks of non-U.S. subsidiaries exceeded the tax basis by approximately $113.2 million and $103.3 million at December 31, 2017 and 2016. If the investment in non-U.S. subsidiaries were held for sale instead of being held indefinitely, it is possible additional U.S. Federal and state tax liabilities may be recorded, but calculation of the tax due is not practicable.
The Company does not currently anticipate that within the next 12 months there will be any events requiring the establishment of any valuation allowances against U.S. Federal net deferred tax assets.
In the third quarter of 2016, the Company released $19.3 million of valuation allowance previously recorded on its operations in Australia, as the Company determined that it was more likely than not that the benefit of the net deferred tax assets would be realized based on improved operating results. The remaining valuation allowances established against non-U.S. deferred tax assets are recorded at the education division and other businesses. The remaining non-U.S. valuation allowances may increase or decrease within the next 12 months, based on operating results. As a result, the Company is unable to estimate the potential tax impact, given the uncertain operating environment. The Company will be monitoring future education division and other businesses’ operating results and projected future operating results on a quarterly basis to determine whether the valuation allowances provided against non-U.S. deferred tax assets should be increased or decreased, as future circumstances warrant.
During 2017, the Internal Revenue Service (IRS) completed its examination of the Company’s 2013 tax return and the Company received a $9.7 million refund primarily related to capital loss carryforwards. The Company is no longer under examination by the IRS, and has not been contacted by the IRS about any further examinations. Barring the start of another IRS examination, the Company expects that the U.S. Federal statute of limitations for the 2013 and 2014 tax years will expire in July 2018 and September 2018, respectively. The Company files income tax returns with the U.S. Federal government and in various state, local and non-U.S. governmental jurisdictions, with the consolidated U.S. Federal tax return filing considered the only major tax jurisdiction.
The Company endeavors to comply with tax laws and regulations where it does business, but cannot guarantee that, if challenged, the Company’s interpretation of all relevant tax laws and regulations will prevail and that all tax benefits recorded in the financial statements will ultimately be recognized in full.

The following summarizes the Company’s unrecognized tax benefits, excluding interest and penalties, for the respective periods:

	Year Ended December 31
(in thousands)	2017	2016	2015
Beginning unrecognized tax benefits	$17,331	$17,331	$19,817
Increases related to current year tax positions	—	—	—
Increases related to prior year tax positions	—	—	—
Decreases related to prior year tax positions	—	—	(2,486)
Decreases related to settlement with tax authorities	—	—	—
Decreases due to lapse of applicable statutes of limitations	—	—	—
Ending unrecognized tax benefits	$17,331	$17,331	$17,331
The unrecognized tax benefits mainly relate to state income tax filing positions applicable to the 2014 tax period. In making these determinations, the Company presumes that taxing authorities pursuing examinations of the Company’s compliance with tax law filing requirements will have full knowledge of all relevant information, and, if necessary, the Company will pursue resolution of disputed tax positions by appeals or litigation. Although the Company cannot predict the timing of resolution with tax authorities, the Company estimates that no portion of unrecognized tax benefits will be reduced in the next 12 months due to settlement with the tax authorities. However, due to lapse of statutes of limitations, the Company expects that approximately $15.7 million of the unrecognized tax benefits will be recognized, and the Company will record a $3.5 million state tax benefit, net of $0.7 million federal tax expense during 2018. Subsequently, the Company expects that a $1.7 million state tax benefit, net of $0.4 million federal tax expense, will reduce the effective tax rate in the future if recognized.
The Company classifies interest and penalties related to uncertain tax positions as a component of interest and other expenses, respectively. As of December 31, 2017, the Company has accrued $1.1 million of interest related to the unrecognized tax benefits. The Company has not accrued any penalties related to the unrecognized tax benefits.

11.	DEBT
The Company’s borrowings consist of the following:

	As of December 31
(in thousands)	2017	2016
7.25% unsecured notes due February 1, 2019 (1)	$399,507	$399,052
U.K. Credit facility (2)	93,671	91,316
Other indebtedness	109	1,479
Total Debt	493,287	491,847
Less: current portion	(6,726)	(6,128)
Total Long-Term Debt	$486,561	$485,719
____________

(1)	The carrying value is net of $0.1 million of unamortized debt issuance costs as of December 31, 2016.

(2)	The carrying value is net of $0.4 million and $0.5 million of unamortized debt issuance costs as of December 31, 2017 and 2016, respectively.
The Company did not borrow funds under its USD revolving credit facility in 2017 or 2016. The Company’s other indebtedness at December 31, 2017, is at an interest rate of 2% and matures in 2026. The Company’s other indebtedness at December 31, 2016, is at interest rates of 2% to 6% and matures between 2019 and 2026.
On July 14, 2016, Kaplan entered into a credit agreement (the Kaplan Credit Agreement) among Kaplan International Holdings Limited, as borrower, the lenders party thereto, HSBC BANK PLC as Facility Agent, and other agents party thereto. The Kaplan Credit Agreement provides for a four-year credit facility in an aggregate principal amount of £75 million. Borrowings bear interest at a rate per annum of LIBOR plus an applicable interest rate margin between 1.25% and 1.75%, in each case determined on a quarterly basis by reference to a pricing grid based upon the Company’s total leverage ratio. The Kaplan Credit Agreement requires that 6.66% of the amount of the loan be repaid on the first three anniversaries of funding, with the remaining balance due on July 1, 2020. The Kaplan Credit Agreement contains terms and conditions, including remedies in the event of a default by the Company, typical of facilities of this type and requires the Company to maintain a leverage ratio of not greater than 3.5 to 1.0 and a consolidated interest coverage ratio of at least 3.5 to 1.0 based upon the ratio of consolidated adjusted EBITDA to consolidated interest expense as determined pursuant to the Kaplan Credit Agreement. As of December 31, 2017, the Company is in compliance with all financial covenants.
On July 25, 2016, Kaplan borrowed £75 million under the Kaplan Credit Agreement. On the same date, Kaplan entered into an interest rate swap agreement with a total notional value of £75 million and a maturity date of July 1,

2020. The interest rate swap agreement will pay Kaplan variable interest on the £75 million notional amount at the three-month LIBOR, and Kaplan will pay the counterparties a fixed rate of 0.51%, effectively resulting in a total fixed interest rate of 2.01% on the outstanding borrowings at the current applicable margin of 1.50%. The interest rate swap agreement was entered into to convert the variable rate British pound borrowing under the Kaplan Credit Agreement into a fixed rate borrowing. The Company provided a guarantee on any borrowings under the Kaplan Credit Agreement. Based on the terms of the interest rate swap agreement and the underlying borrowing, the interest rate swap agreement was determined to be effective and thus qualifies as a cash flow hedge. As such, changes in the fair value of the interest rate swap are recorded in other comprehensive income on the accompanying Consolidated Balance Sheets until earnings are affected by the variability of cash flows.
In January 2009, the Company issued $400 million in unsecured ten-year fixed-rate notes due February 1, 2019 (the Notes). The Notes have a coupon rate of 7.25% per annum, payable semiannually on February 1 and August 1. Under the terms of the Notes, unless the Company has exercised its right to redeem the Notes, the Company is required to offer to repurchase the Notes in cash at 101% of the principal amount, plus accrued and unpaid interest, upon the occurrence of both a Change of Control and Below Investment Grade Rating Events as described in the Prospectus Supplement of January 27, 2009.
In June 2015, Cable ONE issued $550 million in debt. With the Cable ONE spin-off effective on July 1, 2015, the Cable ONE debt is no longer an obligation of the Company.
On June 29, 2015, the Company entered into a credit agreement (the Credit Agreement) providing for a U.S. $200 million five-year revolving credit facility (the Facility) with each of the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent (Wells Fargo), JPMorgan Chase Bank, N.A., as Syndication Agent, and HSBC Bank USA, National Association, as Documentation Agent (the Credit Agreement). The Company is required to pay a commitment fee on a quarterly basis, based on the Company’s leverage ratio, of between 0.15% and 0.25% of the amount of the Facility. Any borrowings are made on an unsecured basis and bear interest at the Company’s option, either at (a) a fluctuating interest rate equal to the highest of Wells Fargo’s prime rate, 0.50 percent above the Federal funds rate or the one-month Eurodollar rate plus 1%, or (b) the Eurodollar rate for the applicable interest period as defined in the Credit Agreement, which is generally a periodic rate equal to LIBOR, in each case plus an applicable margin that depends on the Company’s consolidated debt to consolidated adjusted EBITDA (as determined pursuant to the Credit Agreement, “leverage ratio”). The Company may draw on the Facility for general corporate purposes. The Facility will expire on July 1, 2020, unless the Company and the banks agree to extend the term. Any outstanding borrowings must be repaid on or prior to the final termination date. The Credit Agreement contains terms and conditions, including remedies in the event of a default by the Company, typical of facilities of this type and requires the Company to maintain a leverage ratio of not greater than 3.5 to 1.0 and a consolidated interest coverage ratio of at least 3.5 to 1.0 based upon the ratio of consolidated adjusted EBITDA to consolidated interest expense as determined pursuant to the Credit Agreement. As of December 31, 2017, the Company is in compliance with all financial covenants.
During 2017 and 2016, the Company had average borrowings outstanding of approximately $493.2 million and $443.9 million, respectively, at average annual interest rates of approximately 6.3% and 6.7%, respectively. The Company incurred net interest expense of $27.3 million, $32.3 million and $30.7 million during 2017, 2016 and 2015, respectively. The Company recorded interest income of $2.3 million and interest expense of $2.7 million for the years ended December 31, 2017 and 2016, respectively, to adjust the fair value of the mandatorily redeemable noncontrolling interest (see Note 3). The fair value of the mandatorily redeemable noncontrolling interest is based on an EBITDA multiple, adjusted for working capital and other items, which approximates fair value (Level 3 fair value assessment).
At December 31, 2017 and 2016, the fair value of the Company’s 7.25% unsecured notes, based on quoted market prices (Level 2 fair value assessment), totaled $414.7 million and $438.7 million, respectively, compared with the carrying amount of $399.5 million and $399.1 million. The carrying value of the Company’s other unsecured debt at December 31, 2017, approximates fair value.

12.	FAIR VALUE MEASUREMENTS
The Company’s financial assets and liabilities measured at fair value on a recurring basis were as follows:

	As of December 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Money market investments(1)	$—	$217,628	$—	$217,628
Marketable equity securities(3)	536,315	—	—	536,315
Other current investments(4)	9,831	11,007	—	20,838
Total Financial Assets	$546,146	$228,635	$—	$774,781
Liabilities
Deferred compensation plan liabilities(5)	$—	$43,414	$—	$43,414
Interest rate swap(6)	—	244	—	244
Mandatorily redeemable noncontrolling interest(7)	—	—	10,331	10,331
Total Financial Liabilities	$—	$43,658	$10,331	$53,989

	As of December 31, 2016
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Money market investments (1)	$—	$435,258	$—	$435,258
Commercial paper (2)	49,882	—	—	49,882
Marketable equity securities (3)	424,229	—	—	424,229
Other current investments (4)	6,957	17,055	—	24,012
Total Financial Assets	$481,068	$452,313	$—	$933,381
Liabilities
Deferred compensation plan liabilities (5)	$—	$46,300	$—	$46,300
Interest rate swap (6)	—	365	—	365
Mandatorily redeemable noncontrolling interest (7)	—	—	12,584	12,584
Total Financial Liabilities	$—	$46,665	$12,584	$59,249
____________

(1)	The Company’s money market investments are included in cash, cash equivalents and restricted cash and the value considers the liquidity of the counterparty.

(2)	The Company’s commercial paper investments with original maturities of three months or less are included in cash and cash equivalents.

(3)	The Company’s investments in marketable equity securities are classified as available-for-sale.

(4)
Includes U.S. Government Securities, corporate bonds, mutual funds and time deposits. These investments are valued using a market approach based on the quoted market prices of the security or inputs that include quoted market prices for similar instruments and are classified as either Level 1 or Level 2 in the valuation hierarchy.

(5)
Includes Graham Holdings Company’s Deferred Compensation Plan and supplemental savings plan benefits under the Graham Holdings Company’s Supplemental Executive Retirement Plan, which are included in accrued compensation and related benefits. These plans measure the market value of a participant’s balance in a notional investment account that is comprised primarily of mutual funds, which are based on observable market prices. However, since the deferred compensation obligations are not exchanged in an active market, they are classified as Level 2 in the fair value hierarchy. Realized and unrealized gains (losses) on deferred compensation are included in operating income.

(6)
Included in Other liabilities. The Company utilized a market approach model using the notional amount of the interest rate swap multiplied by the observable inputs of time to maturity and market interest rates.

(7)	The fair value of the mandatorily redeemable noncontrolling interest is based on an EBITDA multiple, adjusted for working capital and other items, which approximates fair value.
For the years ended December 31, 2017, 2016 and 2015, the Company recorded goodwill and other long-lived asset impairment charges of $9.6 million, $1.6 million and $259.7 million, respectively. The remeasurement of the goodwill and other long-lived assets is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed in the determination of the fair value. The Company used a discounted cash flow model to determine the estimated fair value of the reporting unit. A market value approach was also utilized to supplement the discounted cash flow model. The Company made estimates and assumptions regarding future cash flows, discount rates, long-term growth rates and market values to determine the reporting unit’s estimated fair value.
For the year ended December 31, 2016, the Company recorded impairment charges totaling $27.0 million to its cost method investment relating to a preferred equity interest in a vocational school company due to a decline in business conditions. The measurement of the preferred equity interest is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed in the determination of the fair value. The Company used a discounted cash flow model to determine the estimated fair value of the preferred equity interest and made estimates and assumptions regarding future cash flows, discount rates, long-term growth rates and market values to determine the estimated fair value.

13.	REDEEMABLE PREFERRED STOCK
On October 1, 2015, the Company redeemed its Series A preferred stock with a par value of $1.00 per share and a liquidation preference of $1,000 per share. The 10,510 shares outstanding were redeemed at the redemption price of $1,000 per share for $10.5 million. Prior to redemption, dividends on the Series A preferred stock were payable four times a year at the annual rate of $80.00 per share and in preference to any dividends on the Company’s common stock. The Series A preferred stock was not convertible into any other security of the Company, and the holders thereof had no voting rights except with respect to any proposed changes in the preferences and special rights of such stock.

14.	CAPITAL STOCK, STOCK AWARDS AND STOCK OPTIONS
Capital Stock.  Each share of Class A common stock and Class B common stock participates equally in dividends. The Class B stock has limited voting rights and as a class has the right to elect 30% of the Board of Directors; the Class A stock has unlimited voting rights, including the right to elect a majority of the Board of Directors.
During 2017, 2016, and 2015 the Company purchased a total of 88,361, 229,498, and 46,226 shares, respectively, of its Class B common stock at a cost of approximately $50.8 million, $108.9 million, and $23.0 million, respectively. On November 9, 2017, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock. The Company did not announce a ceiling price or time limit for the purchases. The authorization included 163,237 shares that remained under the previous authorization. At December 31, 2017, the Company had remaining authorization from the Board of Directors to purchase up to 472,678 shares of Class B common stock.
Stock Awards. In 2012, the Company adopted an incentive compensation plan (the 2012 Plan), which, among other provisions, authorizes the awarding of Class B common stock to key employees in the form of stock awards, stock options and other awards involving the actual transfer of shares. All stock awards, stock options and other awards involving the actual transfer of shares issued subsequent to the adoption of this plan are covered under this incentive compensation plan. Stock awards made under the 2012 Plan are primarily subject to the general restriction that stock awarded to a participant will be forfeited and revert to Company ownership if the participant’s employment terminates before the end of a specified period of service to the Company. Some of the awards are also subject to performance conditions and will be forfeited and revert to Company ownership if the conditions are not met. As a result of the Cable ONE spin-off, the number of Class B common stock authorized for issuance under the 2012 Plan was increased from 500,000 shares to 772,588 shares. The individual award limit under the 2012 Plan was also increased from 50,000 shares to 77,258 shares per calendar year. At December 31, 2017, there were 589,483 shares reserved for issuance under the 2012 incentive compensation plan. Of this number, 157,506 shares were subject to stock awards and stock options outstanding, and 431,977 shares were available for future awards.
Activity related to stock awards under the 2012 incentive compensation plan for the year ended December 31, 2017 was as follows:

	Number of Shares	Average Grant-Date Fair Value
Beginning of year, unvested	67,225	$655.15
Awarded	15,543	535.67
Vested	(28,593)	415.66
Forfeited	(2,600)	810.81
End of Year, Unvested	51,575	744.07
In connection with the spin-off of Cable ONE, the Company modified the terms of 10,830 restricted stock awards in the second quarter of 2015 affecting 21 Cable ONE employees. The modification resulted in the acceleration of the vesting period of 6,324 restricted stock awards and the forfeiture of 4,506 restricted stock awards. The Company recorded incremental stock compensation expense, net of forfeitures, in the second quarter of 2015 amounting to $3.7 million, which is reflected in discontinued operations in the Company’s consolidated financial statements. The spin-off also resulted in a modification of some of the Company’s outstanding restricted stock awards. The holders of restricted stock awards received Cable ONE restricted common stock, on a pro rata basis, as part of the distribution. The modification of the restricted stock awards resulted in an estimated incremental stock compensation expense of $3.0 million that is being recognized over the remaining service periods of the unvested restricted stock awards through the end of 2018.
In the fourth quarter of 2015, the Company also modified the terms of an additional 9,800 restricted stock awards affecting one now former employee. The modification resulted in the acceleration of the vesting period of 9,412 restricted stock awards and the forfeiture of 388 restricted stock awards. As a result, the Company recorded incremental stock compensation expense, net of forfeitures, of $6.0 million.

For the share awards outstanding at December 31, 2017, the aforementioned restriction will lapse in 2018 for 14,100 shares, in 2019 for 22,675 shares, in 2020 for 250 shares and in 2021 for 14,550 shares. Also, in early 2018, the Company issued stock awards of 200 shares. Stock-based compensation costs resulting from Company stock awards were $8.1 million, $11.0 million and $25.3 million in 2017, 2016 and 2015, respectively.
As of December 31, 2017, there was $10.2 million of total unrecognized compensation expense related to these awards. That cost is expected to be recognized on a straight-line basis over a weighted average period of 1.4 years.
Stock Options.  The Company’s 2003 employee stock option plan reserves 1,900,000 shares of the Company’s Class B common stock for options to be granted under the plan. The purchase price of the shares covered by an option cannot be less than the fair value on the grant date. Options generally vest over four years and have a maximum term of ten years. At December 31, 2017, there were 79,589 shares reserved for issuance under this stock option plan, which were all subject to options outstanding.
Stock options granted under the 2012 Plan cannot be less than the fair value on the grant date, generally vest over four years and have a maximum term of ten years. In 2017 and 2015, grants were issued that vest over six years.
Activity related to options outstanding for the year ended December 31, 2017 was as follows:

	Number of Shares	Average Option Price
Beginning of year	186,996	$559.62
Granted	2,000	845.72
Exercised	(3,476)	402.79
Expired or forfeited	—	—
End of Year	185,520	565.65
In connection with the spin-off of Cable ONE, the Company modified outstanding stock options to add an antidilution provision. This resulted in an incremental stock compensation expense of $23.5 million, of which $18.8 million related to fully vested stock options was recognized as a one-time expense in the third quarter of 2015, with the remaining $4.7 million to be recognized over the remaining service periods of the unvested stock options through the end of 2018. The $18.8 million expense is included in the Company’s corporate office segment results and in selling, general and administrative in the Consolidated Statements of Operations.
Of the shares covered by options outstanding at the end of 2017, 128,394 are now exercisable; 17,332 will become exercisable in 2018; 17,333 will become exercisable in 2019; 17,334 will become exercisable in 2020; 4,459 will become exercisable in 2021; 333 will become exercisable in 2022; and 335 will become exercisable in 2023. For 2017, 2016 and 2015, the Company recorded expense of $2.0 million, $2.4 million and $22.9 million related to stock options, respectively. Information related to stock options outstanding and exercisable at December 31, 2017, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding at 12/31/2017	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Shares Exercisable at 12/31/2017	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$244–284	4,262	3.3	$262.22	4,262	3.3	$262.22
325	77,258	3.1	325.26	77,258	3.1	325.26
719	77,258	6.8	719.15	38,628	6.8	719.15
805–872	26,742	8.0	865.02	8,246	7.9	866.58
	185,520	5.4	565.65	128,394	4.6	476.44
At December 31, 2017, the intrinsic value for all options outstanding, exercisable and unvested was $19.3 million, $19.3 million and $0.0 million, respectively. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The market value of the Company’s stock was $558.35 at December 31, 2017. At December 31, 2017, there were 57,126 unvested options related to this plan with an average exercise price of $770.67 and a weighted average remaining contractual term of 7.2 years. At December 31, 2016, there were 72,124 unvested options with an average exercise price of $761.30 and a weighted average remaining contractual term of 8.1 years.
As of December 31, 2017, total unrecognized stock-based compensation expense related to stock options was $6.4 million, which is expected to be recognized on a straight-line basis over a weighted average period of approximately 3.2 years. There were 3,476 options exercised during 2017. The total intrinsic value of options exercised during 2017 was $0.7 million; a tax benefit from these stock option exercises of $0.3 million was realized. There were

4,726 options exercised during 2016. The total intrinsic value of options exercised during 2016 was $1.2 million; a tax benefit from these stock option exercises of $0.5 million was realized. There were 40,527 options exercised during 2015. The total intrinsic value of options exercised during 2015 was $19.5 million; a tax benefit from these option exercises of $7.8 million was realized.
During 2017 and 2015, the Company granted 2,000 and 24,742 options at an exercise price above the fair market value of its common stock at the date of grant, respectively. All other options granted during 2015 were at an exercise price equal to the fair market value of the Company’s common stock at the date of grant. The weighted average grant-date fair value of options granted during 2017 and 2015 was $120.47 and $155.00, respectively. No options were granted during 2016.
The fair value of options at date of grant was estimated using the Black-Scholes method utilizing the following assumptions:

	2017	2015
Expected life (years)	8	7–8
Interest rate	2.28%	1.88%–2.17%
Volatility	26.93%	31.59%–32.69%
Dividend yield	0.85%	0.81%–1.18%
The Company also maintains a stock option plan at Kaplan. Under the provisions of this plan, options are issued with an exercise price equal to the estimated fair value of Kaplan’s common stock, and options vest ratably over the number of years specified (generally four to five years) at the time of the grant. Upon exercise, an option holder may receive Kaplan shares or cash equal to the difference between the exercise price and the then fair value.
At December 31, 2017, a Kaplan senior manager holds 7,206 Kaplan restricted shares. The fair value of Kaplan’s common stock is determined by the Company’s compensation committee of the Board of Directors, and in January 2018, the committee set the fair value price at $1,500 per share. During 2015, 2,500 options were awarded to a Kaplan senior manager at a price of $1,180 that would have vested over a four-year period. No options were awarded during 2017 and 2016; no options were exercised during 2017, 2016 or 2015; and due to 2015 forfeitures, there were no options outstanding at December 31, 2017.
Kaplan recorded stock compensation expense of $1.2 million and $0.6 million in 2017 and 2016, respectively, and a credit of $1.8 million in 2015. At December 31, 2017, the Company’s accrual balance related to the Kaplan restricted shares totaled $10.8 million. There were no payouts in 2017, 2016 or 2015.
Earnings (Loss) Per Share.  The Company’s unvested restricted stock awards contain nonforfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. The diluted earnings per share computed under the two-class method is lower than the diluted earnings per share computed under the treasury stock method, resulting in the presentation of the lower amount in diluted earnings per share. The computation of earnings per share under the two-class method excludes the income attributable to the unvested restricted stock awards from the numerator and excludes the dilutive impact of those underlying shares from the denominator.

The following reflects the Company’s income from continuing operations and share data used in the basic and diluted earnings (loss) per share computations using the two-class method:

	Year Ended December 31
(in thousands, except per share amounts)	2017	2016	2015
Numerator:
Numerator for basic earnings (loss) per share:
Income (loss) from continuing operations attributable to Graham Holdings Company common stockholders	$302,044	$168,590	$(143,456)
Less: Dividends paid–common stock outstanding and unvested restricted shares	(28,329)	(27,325)	(53,090)
Undistributed earnings (losses)	273,715	141,265	(196,546)
Percent allocated to common stockholders (1)	99.06%	98.79%	100.00%
	271,150	139,562	(196,546)
Add: Dividends paid–common stock outstanding	28,060	26,962	52,050
Numerator for basic earnings (loss) per share	299,210	166,524	(144,496)
Add: Additional undistributed earnings due to dilutive stock options	17	9	—
Numerator for diluted earnings (loss) per share	$299,227	$166,533	$(144,496)
Denominator:
Denominator for basic earnings (loss) per share:
Weighted average shares outstanding	5,516	5,559	5,727
Add: Effect of dilutive stock options	36	30	—
Denominator for diluted earnings (loss) per share	5,552	5,589	5,727
Graham Holdings Company Common Stockholders:
Basic earnings (loss) per share from continuing operations	$54.24	$29.95	$(25.23)
Diluted earnings (loss) per share from continuing operations	$53.89	$29.80	$(25.23)
____________

(1)	Percent of undistributed losses allocated to common stockholders is 100% in 2015 as participating securities are not contractually obligated to share in losses.
Diluted earnings (loss) per share excludes the following weighted average potential common shares, as the effect would be antidilutive, as computed under the treasury stock method:

	Year Ended December 31
(in thousands)	2017	2016	2015
Weighted average restricted stock	30	40	52
Weighted average stock options	—	—	39
The 2017, 2016 and 2015 diluted earnings (loss) per share amounts exclude the effects of 104,000, 102,000 and 102,000 stock options outstanding, respectively, as their inclusion would have been antidilutive due to a market condition. The 2017, 2016 and 2015 diluted earnings (loss) per share amounts also exclude the effects of 5,250, 5,450 and 6,250 restricted stock awards, respectively, as their inclusion would have been antidilutive due to a performance condition.
In 2017, 2016 and 2015, the Company declared regular dividends totaling $5.08, $4.84 and $9.10 per share, respectively.

15.	PENSIONS AND OTHER POSTRETIREMENT PLANS
The Company maintains various pension and incentive savings plans and contributed to multiemployer plans on behalf of certain union-represented employee groups. Most of the Company’s employees are covered by these plans. The Company also provides healthcare and life insurance benefits to certain retired employees. These employees become eligible for benefits after meeting age and service requirements.
The Company uses a measurement date of December 31 for its pension and other postretirement benefit plans.
In the first quarter of 2018, the Company adopted new guidance which requires the presentation of service cost in the same line item as other compensation costs arising from services by employees during the period, while the other components of the net periodic benefit are recognized in non-operating pension and postretirement benefit income in the Company's Consolidated Statement of Operations.
Cable ONE Spin-Off. On July 1, 2015, as part of the spin-off, Cable ONE assumed the liability related to their employees participating in the Company’s SERP. The Company also eliminated the accrual of pension benefits for all Cable ONE employees related to their future service. As a result of the spin-off of Cable ONE, the Company remeasured the accumulated and projected benefit obligation of the pension plan and SERP as of July 1, 2015, and recorded curtailment and settlement gains. The new measurement basis was used for the recognition of the SERP cost recorded in the third quarter of 2015 and the pension benefit recorded for the first two months of the third quarter of 2015. The curtailment gain on the spin-off of Cable ONE is included in income from discontinued operations, net of tax. The settlement gain on the spin-off of Cable ONE is included in the SERP liability distributed to Cable ONE (see Note 4).
KHE Campuses Sale. On September 3, 2015, the Company eliminated the accrual of pension benefits for almost all of the KHE Campuses employees related to their future service. As a result, the Company remeasured the accumulated and projected benefit obligation of the pension plan as of September 3, 2015, and the Company recorded a curtailment gain in the third quarter of 2015. The new measurement basis was used for the recognition of the Company’s pension benefit beginning in September 2015. The curtailment gain on the sale of the KHE Campuses is included in the loss on the sale of the KHE Campuses and reported in other income (expense), net in the Consolidated Statement of Operations.
Defined Benefit Plans.  The Company’s defined benefit pension plans consist of various pension plans and a SERP offered to certain executives of the Company.
In the fourth quarter of 2017, the Company recorded $0.9 million related to a Separation Incentive Program for certain Kaplan employees, which was funded from the assets of the Company’s pension plan. In the third quarter of 2017, the Company recorded $0.9 million related to a Separation Incentive Program for certain Forney employees, which was funded from the assets of the Company’s pension plan.
In the fourth quarter of 2016, the Company offered certain terminated participants with a vested pension benefit an opportunity to take their benefits in the form of a lump sum or an annuity. Most of the participants that elected a lump sum benefit under the program were paid in December 2016. Additional lump sum payments were paid in early 2017. The Company recorded an $18.0 million settlement gain related to the bulk lump sum pension program offering.
In the fourth quarter of 2015, the Company recorded $0.9 million related to a Special Incentive Program for certain Corporate employees, which was funded from the assets of the Company’s pension plan. In the third quarter of 2015, the Company recorded $3.7 million related to a Special Incentive Program for certain Kaplan employees, which was funded from the assets of the Company’s pension plan.

The following table sets forth obligation, asset and funding information for the Company’s defined benefit pension plans:

	Pension Plans
	As of December 31
(in thousands)	2017	2016
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,160,897	$1,254,298
Service cost	18,687	20,461
Interest cost	47,925	51,608
Amendments	75	—
Actuarial loss (gain)	73,191	(32,203)
Acquisitions	58,600	—
Benefits paid	(74,506)	(60,076)
Special termination benefits	1,825	—
Settlement	—	(73,191)
Benefit Obligation at End of Year	$1,286,694	$1,160,897
Change in Plan Assets
Fair value of assets at beginning of year	$2,042,490	$2,234,268
Actual return on plan assets	375,487	(58,511)
Benefits paid	(74,506)	(60,076)
Settlement	—	(73,191)
Fair Value of Assets at End of Year	$2,343,471	$2,042,490
Funded Status	$1,056,777	$881,593

	SERP
	As of December 31
(in thousands)	2017	2016
Change in Benefit Obligation
Benefit obligation at beginning of year	$106,526	$105,004
Service cost	858	985
Interest cost	4,233	4,384
Actuarial loss	4,041	1,120
Benefits paid	(5,576)	(4,967)
Benefit Obligation at End of Year	$110,082	$106,526
Change in Plan Assets
Fair value of assets at beginning of year	$—	$—
Employer contributions	5,576	4,967
Benefits paid	(5,576)	(4,967)
Fair Value of Assets at End of Year	$—	$—
Funded Status	$(110,082)	$(106,526)
The accumulated benefit obligation for the Company’s pension plans at December 31, 2017 and 2016, was $1,261.8 million and $1,137.9 million, respectively. The accumulated benefit obligation for the Company’s SERP at December 31, 2017 and 2016, was $108.0 million and $103.0 million, respectively. The amounts recognized in the Company’s Consolidated Balance Sheets for its defined benefit pension plans are as follows:

	Pension Plans		SERP
	As of December 31		As of December 31
(in thousands)	2017	2016	2017	2016
Noncurrent asset	$1,056,777	$881,593	$—	$—
Current liability	—	—	(5,838)	(5,580)
Noncurrent liability	—	—	(104,244)	(100,946)
Recognized Asset (Liability)	$1,056,777	$881,593	$(110,082)	$(106,526)
Key assumptions utilized for determining the benefit obligation are as follows:

	Pension Plans		SERP
	As of December 31		As of December 31
	2017	2016	2017	2016
Discount rate	3.6%	4.1%	3.6%	4.1%
Rate of compensation increase - age graded	5.0%–1.0%	5.0%–1.0%	5.0%–1.0%	5.0%–1.0%

The Company made no contributions to its pension plans in 2017 and 2016, and the Company does not expect to make any contributions in 2018. The Company made contributions to its SERP of $5.6 million and $5.0 million for the years ended December 31, 2017 and 2016, respectively. As the plan is unfunded, the Company makes contributions to the SERP based on actual benefit payments.
At December 31, 2017, future estimated benefit payments, excluding charges for early retirement programs, are as follows:

(in thousands)	Pension Plans	SERP
2018	$73,418	$5,943
2019	$74,433	$6,320
2020	$74,572	$6,454
2021	$75,661	$6,591
2022	$73,921	$6,719
2023–2027	$371,073	$34,165
The total (benefit) cost arising from the Company’s defined benefit pension plans, including the portion included in discontinued operations, consists of the following components:

	Pension Plans
	Year Ended December 31
(in thousands)	2017	2016	2015
Service cost	$18,687	$20,461	$26,294
Interest cost	47,925	51,608	52,613
Expected return on assets	(121,411)	(121,470)	(130,571)
Amortization of prior service cost	170	297	320
Recognized actuarial gain	(4,410)	—	(11,925)
Net Periodic Benefit for the Year	(59,039)	(49,104)	(63,269)
Curtailment	—	—	(3,267)
Settlement	—	(17,993)	—
Early retirement programs and special separation benefit expense	1,825	—	4,606
Total Benefit for the Year	$(57,214)	$(67,097)	$(61,930)
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Current year actuarial (gain) loss	$(180,885)	$147,779	$222,894
Current year prior service cost	75	—	—
Amortization of prior service cost	(170)	(297)	(320)
Recognized net actuarial gain	4,410	—	11,925
Curtailment and settlement	—	17,993	(51)
Total Recognized in Other Comprehensive Income (Before Tax Effects)	$(176,570)	$165,475	$234,448
Total Recognized in Total Benefit and Other Comprehensive Income (Before Tax Effects)	$(233,784)	$98,378	$172,518

	SERP
	Year Ended December 31
(in thousands)	2017	2016	2015
Service cost	$858	$985	$1,946
Interest cost	4,233	4,384	4,550
Amortization of prior service cost	455	457	457
Recognized actuarial loss	1,774	2,659	3,015
Total Cost for the Year	$7,320	$8,485	$9,968
Other Changes in Benefit Obligations Recognized in Other Comprehensive Income
Current year actuarial loss (gain)	$4,041	$1,120	$(6,544)
Amortization of prior service cost	(455)	(457)	(457)
Recognized net actuarial loss	(1,774)	(2,659)	(3,015)
Curtailment and settlement	—	—	(834)
Total Recognized in Other Comprehensive Income (Before Tax Effects)	$1,812	$(1,996)	$(10,850)
Total Recognized in Total Cost and Other Comprehensive Income (Before Tax Effects)	$9,132	$6,489	$(882)
The net periodic benefit for the Company’s pension plans, as reported above, includes pension cost of $1.9 million reported in discontinued operations for 2015. The net periodic cost for the Company’s SERP, as reported above, includes cost of $0.2 million reported in discontinued operations for 2015. The curtailment gain of $2.2 million related to the Cable ONE spin-off is also included in discontinued operations for 2015. The curtailment gain of $1.1 million related to the sale of the KHE Campuses business is included in other income (expense), net for 2015.
The costs for the Company’s defined benefit pension plans are actuarially determined. Below are the key assumptions utilized to determine periodic cost:

	Pension Plans			SERP
	Year Ended December 31			Year Ended December 31
	2017	2016	2015	2017	2016	2015
Discount rate (1)	4.1%	4.3%	4.4%/4.0%	4.1%	4.3%	4.4%/4.0%
Expected return on plan assets	6.25%	6.5%	6.5%	—	—	—
Rate of compensation increase	Age graded (5.0%–1.0%)	4.0%	4.0%	Age graded (5.0%–1.0%)	4.0%	4.0%
____________

(1)
As a result of the spin-off of Cable ONE and the sale of the KHE Campuses business, the Company remeasured the accumulated and projected benefit obligation of the pension plan as of July 1, 2015 and September 3, 2015, respectively. As a result of the spin-off of Cable ONE, the accumulated and projected benefit obligation of the SERP was remeasured as of July 1, 2015. The remeasurement changed the discount rate from 4.0% for the first six months to 4.4% for the second half of 2015.

Accumulated other comprehensive income (AOCI) includes the following components of unrecognized net periodic cost for the defined benefit plans:

	Pension Plans		SERP
	As of December 31		As of December 31
(in thousands)	2017	2016	2017	2016
Unrecognized actuarial (gain) loss	$(461,779)	$(285,304)	$27,225	$24,958
Unrecognized prior service cost	270	365	320	775
Gross Amount	(461,509)	(284,939)	27,545	25,733
Deferred tax liability (asset)	124,607	113,976	(7,437)	(10,293)
Net Amount	$(336,902)	$(170,963)	$20,108	$15,440
During 2018, the Company expects to recognize the following amortization components of net periodic cost for the defined benefit plans:

	2018
(in thousands)	Pension Plans	SERP
Actuarial (gain) loss recognition	$(4,236)	$2,217
Prior service cost recognition	$148	$311
Defined Benefit Plan Assets.  The Company’s defined benefit pension obligations are funded by a portfolio made up of a U.S. stock index fund, a relatively small number of stocks and high-quality fixed-income securities that are held by a third-party trustee. The assets of the Company’s pension plans were allocated as follows:

	As of December 31
	2017	2016
U.S. equities	53%	53%
U.S. stock index fund	30%	30%
U.S. fixed income	11%	11%
International equities	6%	6%
	100%	100%
The Company manages approximately 45% of the pension assets internally, of which the majority is invested in a U.S. stock index fund with the remaining investments in Berkshire Hathaway stock and short-term fixed-income securities. The remaining 55% of plan assets are managed by two investment companies. The goal of the investment managers is to produce moderate long-term growth in the value of these assets, while protecting them against large decreases in value. Both investment managers may invest in a combination of equity and fixed-income securities and cash. The managers are not permitted to invest in securities of the Company or in alternative investments. The investment managers cannot invest more than 20% of the assets at the time of purchase in the stock of Berkshire Hathaway or more than 10% of the assets in the securities of any other single issuer, except for obligations of the U.S. Government, without receiving prior approval from the Plan administrator. As of December 31, 2017, the investment managers can invest no more than 23% of the assets they manage in specified international exchanges, at the time the investment is made, and no less than 10% of the assets could be invested in fixed-income securities.

In determining the expected rate of return on plan assets, the Company considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes and economic and other indicators of future performance. In addition, the Company may consult with and consider the input of financial and other professionals in developing appropriate return benchmarks.
The Company evaluated its defined benefit pension plan asset portfolio for the existence of significant concentrations (defined as greater than 10% of plan assets) of credit risk as of December 31, 2017. Types of concentrations that were evaluated include, but are not limited to, investment concentrations in a single entity, type of industry, foreign country and individual fund. At December 31, 2017 and 2016, the pension plan held investments in one common stock and one U.S. stock index fund that exceeded 10% of total plan assets. These investments were valued at $1,079.3 million and $978.8 million at December 31, 2017 and 2016, respectively, or approximately 46% and 48%, respectively, of total plan assets.
The Company’s pension plan assets measured at fair value on a recurring basis were as follows:

	As of December 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Cash equivalents and other short-term investments	$73,877	$181,638	$—	$255,515
Equity securities
U.S. equities	1,242,139	—	—	1,242,139
International equities	138,640	—	—	138,640
U.S. stock index fund	—	—	706,202	706,202
Total Investments	$1,454,656	$181,638	$706,202	$2,342,496
Receivables				975
Total				$2,343,471

	As of December 31, 2016
(in thousands)	Level 1	Level 2	Level 3	Total
Cash equivalents and other short-term investments	$61,438	$162,010	$—	$223,448
Equity securities
U.S. equities	1,074,528	—	—	1,074,528
International equities	120,735	—	—	120,735
U.S. stock index fund	—	—	622,865	622,865
Total Investments	$1,256,701	$162,010	$622,865	$2,041,576
Receivables				914
Total				$2,042,490
Cash equivalents and other short-term investments.  These investments are primarily held in U.S. Treasury securities and registered money market funds. These investments are valued using a market approach based on the quoted market prices of the security or inputs that include quoted market prices for similar instruments and are classified as either Level 1 or Level 2 in the valuation hierarchy.
U.S. equities.  These investments are held in common and preferred stock of U.S. corporations and American Depositary Receipts (ADRs) traded on U.S. exchanges. Common and preferred shares and ADRs are traded actively on exchanges, and price quotes for these shares are readily available. These investments are classified as Level 1 in the valuation hierarchy.
International equities.  These investments are held in common and preferred stock issued by non-U.S. corporations. Common and preferred shares are traded actively on exchanges, and price quotes for these shares are readily available. These investments are classified as Level 1 in the valuation hierarchy.
U.S. stock index fund. This fund consists of investments held in a diversified mix of securities (U.S. and international stocks, and fixed-income securities) and a combination of other collective funds that together are designed to track the performance of the S&P 500 Index. The fund is valued using the net asset value (NAV) provided by the administrator of the fund and reviewed by the Company. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities and divided by the number of units outstanding. The investment in this fund may be redeemed daily, subjected to the restrictions of the fund. This investment is classified as Level 3 in the valuation hierarchy.

The following table provides a reconciliation of changes in pension assets measured at fair value on a recurring basis, using Level 3 inputs:

	U.S. Stock Index Fund
	Year Ended December 31
(in thousands)	2017	2016
Balance at Beginning of Year	$622,865	$—
Purchases, sales, and settlements, net	(50,000)	574,000
Actual return on plan assets:
Gains relating to assets sold	6,796	—
Gains relating to assets still held at year-end	126,541	48,865
Balance at End of Year	$706,202	$622,865
Other Postretirement Plans.  The following table sets forth obligation, asset and funding information for the Company’s other postretirement plans:

	Postretirement Plans
	As of December 31
(in thousands)	2017	2016
Change in Benefit Obligation
Benefit obligation at beginning of year	$24,171	$37,391
Service cost	1,028	1,386
Interest cost	779	1,230
Actuarial gain	(2,830)	(14,984)
Acquisitions	516	—
Benefits paid, net of Medicare subsidy	(879)	(852)
Benefit Obligation at End of Year	$22,785	$24,171
Change in Plan Assets
Fair value of assets at beginning of year	$—	$—
Employer contributions	879	852
Benefits paid, net of Medicare subsidy	(879)	(852)
Fair Value of Assets at End of Year	$—	$—
Funded Status	$(22,785)	$(24,171)
The amounts recognized in the Company’s Consolidated Balance Sheets for its other postretirement plans are as follows:

	Postretirement Plans
	As of December 31
(in thousands)	2017	2016
Current liability	$(1,920)	$(2,312)
Noncurrent liability	(20,865)	(21,859)
Recognized Liability	$(22,785)	$(24,171)
The discount rates utilized for determining the benefit obligation at December 31, 2017 and 2016, for the postretirement plans were 3.11% and 3.31%, respectively. The assumed healthcare cost trend rate used in measuring the postretirement benefit obligation at December 31, 2017, was 7.81% for pre-age 65, decreasing to 4.5% in the year 2026 and thereafter. The assumed healthcare cost trend rate used in measuring the postretirement benefit obligation at December 31, 2017, was 8.42% for post-age 65, decreasing to 4.5% in the year 2026 and thereafter.
Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A change of one percentage point in the assumed healthcare cost trend rates would have the following effects:

	1%	1%
(in thousands)	Increase	Decrease
Benefit obligation at end of year	$1,304	$(1,194)
Service cost plus interest cost	$177	$(158)
The Company made contributions to its postretirement benefit plans of $0.9 million for each of the years ended December 31, 2017 and 2016. As the plans are unfunded, the Company makes contributions to its postretirement plans based on actual benefit payments.

At December 31, 2017, future estimated benefit payments are as follows:

(in thousands)	Postretirement Plans
2018	$1,920
2019	$1,885
2020	$2,054
2021	$2,086
2022	$2,153
2023–2027	$10,178
The total (benefit) cost arising from the Company’s other postretirement plans consists of the following components:

	Postretirement Plans
	Year Ended December 31
(in thousands)	2017	2016	2015
Service cost	$1,028	$1,386	$1,331
Interest cost	779	1,230	1,299
Amortization of prior service credit	(148)	(335)	(502)
Recognized actuarial gain	(3,891)	(1,502)	(996)
Total (Benefit) Cost for the Year	$(2,232)	$779	$1,132
Other Changes in Benefit Obligations Recognized in Other Comprehensive Income
Current year actuarial gain	$(2,830)	$(14,984)	$(5,296)
Amortization of prior service credit	148	335	502
Recognized actuarial gain	3,891	1,502	996
Total Recognized in Other Comprehensive Income (Before Tax Effects)	$1,209	$(13,147)	$(3,798)
Total Recognized in (Benefit) Cost and Other Comprehensive Income (Before Tax Effects)	$(1,023)	$(12,368)	$(2,666)
The costs for the Company’s postretirement plans are actuarially determined. The discount rates utilized to determine periodic cost for the years ended December 31, 2017, 2016 and 2015, were 3.31%, 3.45% and 3.25%, respectively. AOCI included the following components of unrecognized net periodic benefit for the postretirement plans:

	As of December 31
(in thousands)	2017	2016
Unrecognized actuarial gain	$(24,125)	$(25,186)
Unrecognized prior service credit	(178)	(326)
Gross Amount	(24,303)	(25,512)
Deferred tax liability	6,561	10,205
Net Amount	$(17,742)	$(15,307)
During 2018, the Company expects to recognize the following amortization components of net periodic cost for the other postretirement plans:

(in thousands)	2018
Actuarial gain recognition	$(3,686)
Prior service credit recognition	$(175)
Multiemployer Pension Plans.  In 2017, 2016 and 2015, the Company contributed to one multiemployer defined benefit pension plan under the terms of a collective-bargaining agreement that covered certain union-represented employees. The Company’s total contributions to the multiemployer pension plan amounted to $0.1 million in each year for 2017, 2016 and 2015.
Savings Plans.  The Company recorded expense associated with retirement benefits provided under incentive savings plans (primarily 401(k) plans) of approximately $7.5 million in 2017 and 2016, and $7.6 million in 2015.

16.	OTHER NON-OPERATING INCOME (EXPENSE)
A summary of non-operating income (expense) is as follows:

	Year Ended December 31
(in thousands)	2017	2016	2015
Foreign currency gain (losses), net	$3,310	$(39,890)	$(15,564)
Net (loss) gain on sales of businesses	(569)	18,931	(23,335)
Net losses on sales or write-downs of cost method investments	(184)	(28,571)	(1,124)
Gain on sale of property, plant and equipment	—	34,072	21,379
Gain on formation of a joint venture	—	3,232	5,972
Gain on sale of Classified Ventures	—	—	4,827
Net losses on sales or write-down of marketable equity securities	—	(1,791)	(14)
Other, net	1,684	1,375	(764)
Total Other Non-Operating Income (Expense)	$4,241	$(12,642)	$(8,623)
In the third quarter of 2016, the Company recorded an impairment of $15.0 million to the preferred equity interest in a vocational school company. In the fourth quarter of 2016, an additional $12.0 million impairment was recorded.
In the second quarter of 2016, the Company sold the remaining portion of the Robinson Terminal real estate retained from the sale of the Publishing Subsidiaries, for a gain of $34.1 million.
In June 2016, Residential contributed assets to a joint venture entered into with a Michigan hospital in exchange for a 40% equity interest and other assets, resulting in a $3.2 million gain (see Note 3). The Company used an income and market approach to value the equity interest. The measurement of the equity interest in the joint venture is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed in the determination of the fair value.
In the first quarter of 2016, Kaplan sold Colloquy, which was part of Kaplan corporate and other, for a gain of $18.9 million.
In the fourth quarter of 2015, the Company sold a portion of the Robinson Terminal real estate remaining from the sale of the Publishing Subsidiaries, for a gain of $21.4 million.
In the third quarter of 2015, Kaplan sold the KHE Campuses business, and Franklyn Scholar, which was part of Kaplan International, for a total loss of $26.3 million.
In the second quarter of 2015, the Company sold The Root and Kaplan sold two small businesses for a total gain of $2.9 million.
In the second quarter of 2015, the Company benefited from a favorable $4.8 million out of period adjustment to the gain on the sale of Classified Ventures related to the fourth quarter of 2014. With respect to this error, the Company has concluded that it was not material to the Company’s financial position or results of operations for 2015 and the related interim period, based on its consideration of quantitative and qualitative factors.
In January 2015, Celtic contributed assets to a joint venture entered into with AHN in exchange for a 40% equity interest, resulting in the Company recording a $6.0 million gain (see Note 3). The Company used an income and market approach to value the equity interest. The measurement of the equity interest in the joint venture is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed in the determination of the fair value.

17.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The other comprehensive income (loss) consists of the following components:

	Year Ended December 31, 2017
	Before-Tax	Income	After-Tax
(in thousands)	Amount	Tax	Amount
Foreign currency translation adjustments:
Translation adjustments arising during the year	$33,175	$—	$33,175
Adjustment for sale of a business with foreign operations	137	—	137
	33,312	—	33,312
Unrealized gains on available-for-sale securities:
Unrealized gains for the year	112,086	(44,834)	67,252
Pension and other postretirement plans:
Actuarial gain	179,674	(48,511)	131,163
Prior service cost	(75)	20	(55)
Amortization of net actuarial gain included in net income	(6,527)	2,612	(3,915)
Amortization of net prior service cost included in net income	477	(191)	286
	173,549	(46,070)	127,479
Cash flow hedge:
Gain for the year	112	(19)	93
Other Comprehensive Income	$319,059	$(90,923)	$228,136

	Year Ended December 31, 2016
	Before-Tax	Income	After-Tax
(in thousands)	Amount	Tax	Amount
Foreign currency translation adjustments:
Translation adjustments arising during the year	$(22,149)	$—	$(22,149)
Unrealized gains on available-for-sale securities:
Unrealized gains for the year	55,507	(22,203)	33,304
Reclassification adjustment for net realized loss on sale of available-for-sale securities included in net income	1,879	(752)	1,127
	57,386	(22,955)	34,431
Pension and other postretirement plans:
Actuarial loss	(133,915)	53,566	(80,349)
Amortization of net actuarial loss included in net income	1,157	(463)	694
Amortization of net prior service cost included in net income	419	(167)	252
Curtailments and settlements included in net income	(17,993)	7,197	(10,796)
	(150,332)	60,133	(90,199)
Cash flow hedge:
Loss for the year	(334)	57	(277)
Other Comprehensive Loss	$(115,429)	$37,235	$(78,194)

	Year Ended December 31, 2015
	Before-Tax	Income	After-Tax
(in thousands)	Amount	Tax	Amount
Foreign currency translation adjustments:
Translation adjustments arising during the year	$(18,898)	$—	$(18,898)
Adjustment for sales of businesses with foreign operations	5,501	—	5,501
	(13,397)	—	(13,397)
Unrealized gains on available-for-sale securities:
Unrealized gains for the year	10,620	(4,248)	6,372
Reclassification adjustment for realized gain on sale of available-for-sale securities included in net income	(4)	2	(2)
	10,616	(4,246)	6,370
Pension and other postretirement plans:
Actuarial loss	(211,054)	84,421	(126,633)
Amortization of net actuarial gain included in net income	(9,906)	3,962	(5,944)
Amortization of net prior service cost included in net income	275	(110)	165
Curtailments and settlements included in net income	51	(21)	30
Curtailments and settlements included in distribution to Cable ONE	834	(333)	501
	(219,800)	87,919	(131,881)
Cash flow hedge:
Gain for the year	179	(71)	108
Other Comprehensive Loss	$(222,402)	$83,602	$(138,800)
The accumulated balances related to each component of other comprehensive income (loss) are as follows:

(in thousands, net of taxes)	Cumulative Foreign Currency Translation Adjustment	Unrealized Gain on Available-for- Sale Securities	Unrealized Gain on Pensions and Other Postretirement Plans	Cash Flow Hedge	Accumulated Other Comprehensive Income
As of December 31, 2015	$(4,849)	$58,500	$261,029	$—	$314,680
Other comprehensive (loss) income before reclassifications	(22,149)	33,304	(80,349)	(290)	(69,484)
Net amount reclassified from accumulated other comprehensive income	—	1,127	(9,850)	13	(8,710)
Net other comprehensive (loss) income	(22,149)	34,431	(90,199)	(277)	(78,194)
As of December 31, 2016	(26,998)	92,931	170,830	(277)	236,486
Other comprehensive income (loss) before reclassifications	33,175	67,252	131,108	(29)	231,506
Net amount reclassified from accumulated other comprehensive income	137	—	(3,629)	122	(3,370)
Net other comprehensive income	33,312	67,252	127,479	93	228,136
Reclassification of stranded tax effects to retained earnings as a result of tax reform	—	34,706	36,227	—	70,933
As of December 31, 2017	$6,314	$194,889	$334,536	$(184)	$535,555

The amounts and line items of reclassifications out of Accumulated Other Comprehensive Income are as follows:

	Year Ended December 31			Affected Line Item in the Consolidated Statement of Operations
(in thousands)	2017	2016	2015
Foreign Currency Translation Adjustments:
Adjustment for sales of businesses with foreign operations	$137	$—	$5,501	Other income (expense), net
Unrealized Gains on Available-for-Sale Securities:
Realized loss (gain) for the year	—	1,879	(4)	Other income (expense), net
	—	(752)	2	(Benefit from) provision for income taxes
	—	1,127	(2)	Net of tax
Pension and Other Postretirement Plans:
Amortization of net actuarial (gain) loss	(6,527)	1,157	(9,906)	(1)
Amortization of net prior service cost	477	419	275	(1)
Curtailment (gains) losses	—	(17,993)	51	(1)
	(6,050)	(16,417)	(9,580)	Before tax
	2,421	6,567	3,831	(Benefit from) provision for income taxes
	(3,629)	(9,850)	(5,749)	Net of tax
Cash Flow Hedge
	152	16	132	Interest expense
	(30)	(3)	(53)	(Benefit from) provision for income taxes
	122	13	79	Net of tax
Total reclassification for the year	$(3,370)	$(8,710)	$(171)	Net of tax
____________

(1)
These accumulated other comprehensive income components are included in the computation of net periodic pension and postretirement plan cost (see Note 15) and are included in non-operating pension and postretirement benefit income in the Company's Consolidated Statements of Operations.

18.	LEASES AND OTHER COMMITMENTS
The Company leases real property under operating agreements. Many of the leases contain renewal options and escalation clauses that require payments of additional rent to the extent of increases in the related operating costs.
At December 31, 2017, future minimum rental payments under noncancelable operating leases approximate the following:

(in thousands)
2018	$97,935
2019	88,298
2020	70,500
2021	56,693
2022	43,976
Thereafter	121,875
$479,277
Minimum payments have not been reduced by minimum sublease rentals of $78.0 million due in the future under noncancelable subleases.
Rent expense under operating leases, including a portion reported in discontinued operations, was approximately $81.1 million, $86.9 million and $102.6 million in 2017, 2016 and 2015, respectively. Sublease income was approximately $14.8 million, $14.3 million and $6.7 million in 2017, 2016 and 2015, respectively.
In connection with the sale of the KHE Campuses business, Kaplan is secondarily liable on a number of leases that were transferred to the buyer; the leases run through 2024 with commitments totaling approximately $33.5 million at December 31, 2017.
The Company’s broadcast subsidiaries are parties to certain agreements that commit them to purchase programming to be produced in future years. At December 31, 2017, such commitments amounted to approximately $21.7 million. If such programs are not produced, the Company’s commitment would expire without obligation.

19.	CONTINGENCIES
Litigation, Legal and Other Matters.  The Company and its subsidiaries are subject to complaints and administrative proceedings and are defendants in various civil lawsuits that have arisen in the ordinary course of their businesses, including contract disputes; actions alleging negligence, libel, defamation, invasion of privacy; trademark, copyright and patent infringement; U.S. False Claims Act (False Claims Act) violations; violations of applicable wage and hour laws; and statutory or common law claims involving current and former students and employees. Although the outcomes of the legal claims and proceedings against the Company cannot be predicted with certainty, based on currently available information, management believes that there are no existing claims or proceedings that are likely to have a material effect on the Company’s business, financial condition, results of operations or cash flows. However, based on currently available information, management believes it is reasonably possible that future losses from existing and threatened legal, regulatory and other proceedings in excess of the amounts recorded could reach approximately $30 million.
On February 6, 2008, a purported class-action lawsuit was filed in the U.S. District Court for the Central District of California by purchasers of BAR/BRI bar review courses, from July 2006 onward, alleging antitrust claims against Kaplan and West Publishing Corporation, BAR/BRI’s former owner. On April 10, 2008, the court granted defendants’ motion to dismiss, a decision that was reversed by the Ninth Circuit Court of Appeals on November 7, 2011. The Ninth Circuit also referred the matter to a mediator for the purpose of exploring a settlement. In the fourth quarter of 2012, the parties reached a comprehensive agreement to settle the matter. The settlement was approved by the District Court in September 2013 but has not yet been administered due to appeals relating to attorneys’ fees. In the fourth quarter of 2017, the Ninth Circuit remanded to the district court which once again set attorneys’ fees on January 11, 2018. Absent another appeal, administration and disbursement of the settlement should proceed, though Kaplan cannot predict when.
On or about January 17, 2008, an Assistant U.S. Attorney in the Civil Division of the U.S. Attorney’s Office for the Eastern District of Pennsylvania contacted KHE’s former Broomall campus and made inquiries about the Surgical Technology program, including the program’s eligibility for Title IV U.S. Federal financial aid, the program’s student loan defaults, licensing and accreditation. Kaplan responded to the information requests and fully cooperated with the inquiry. The ED also conducted a program review at the Broomall campus, and Kaplan likewise cooperated with the program review. On July 22, 2011, the U.S. Attorney’s Office for the Eastern District of Pennsylvania announced that it had entered into a comprehensive settlement agreement with Kaplan that resolved the U.S. Attorney’s inquiry, provided for the conclusion of the ED’s program review and also settled a previously sealed U.S. Federal False Claims Act (False Claims Act) complaint that had been filed by a former employee of the CHI-Broomall campus. The total amount of all required payments by Broomall under the agreements was $1.6 million. Pursuant to the comprehensive settlement agreement, the U.S. Attorney inquiry has been closed, the False Claims Act complaint (United States of America ex rel. David Goodstein v. Kaplan, Inc. et al.) was dismissed with prejudice and the ED will issue a final program review determination. However, to date, the ED has not issued the final report. At this time, Kaplan cannot predict the contents of the pending final program review determination or the ultimate impact the proceedings may have on Kaplan.
During 2014, certain Kaplan subsidiaries were subject to unsealed cases filed by former employees that include, among other allegations, claims under the False Claims Act relating to eligibility for Title IV funding. The U.S. Government declined to intervene in all cases, and, as previously reported, court decisions either dismissed the cases in their entirety or narrowed the scope of their allegations. The remaining case is captioned United States of America ex rel. Carlos Urquilla-Diaz et al. v. Kaplan University et al. (unsealed March 25, 2008). On August 17, 2011, the U.S. District Court for the Southern District of Florida issued a series of rulings in the Diaz case, which included three separate complaints: Diaz, Wilcox and Gillespie. The court dismissed the Wilcox complaint in its entirety; dismissed all False Claims Act allegations in the Diaz complaint, leaving only an individual employment claim; and dismissed in part the Gillespie complaint, thereby limiting the scope and time frame of its False Claims Act allegations regarding compliance with the U.S. Federal Rehabilitation Act. On October 31, 2012, the court entered summary judgment in favor of the Company as to the sole remaining employment claim in the Diaz complaint. On July 16, 2013, the court likewise entered summary judgment in favor of the Company on all remaining claims in the Gillespie complaint. Diaz and Gillespie each appealed to the U.S. Court of Appeals for the Eleventh Judicial Circuit. Arguments on both appeals were heard on February 3, 2015. On March 11, 2015, the appellate court issued a decision affirming the lower court’s dismissal of all of Gillespie’s claims. The appellate court also dismissed three of the four Diaz claims, but reversed and remanded on Diaz’s claim that incentive compensation for admissions representatives was improperly based solely on enrollment counts. Kaplan filed an answer to Diaz’s amended complaint on September 11, 2015. Kaplan filed a motion to dismiss Diaz’s claims, and a hearing was held on December 17, 2015. On March 24, 2016, the Court denied the motion to dismiss. Discovery in the case closed in January 2017. Kaplan filed a motion for summary judgment on February 21, 2017. Summary judgment was granted in full and entered on July 13, 2017. Diaz filed a notice of appeal in September 2017 and has until February 28, 2018 to file appellate briefs.

On February 7, 2011, KHE received a Civil Investigative Demand from the Office of the Attorney General of the State of Illinois. The demand primarily sought information pertaining to Kaplan University’s online students who are residents of Illinois. KHE has cooperated with the Illinois Attorney General and provided the requested information. Although the matter is not technically closed and KHE may receive further requests for information from the Illinois Attorney General, there has been no such further correspondence over the past seven years to date. The Company cannot predict the outcome of this inquiry.
On July 20, 2011, KHE received a subpoena from the Office of the Attorney General of the State of Delaware. The demand primarily sought information pertaining to Kaplan University’s online students and Kaplan Higher Education Campuses’ former students who are residents of Delaware. KHE has cooperated with the Delaware Attorney General and provided the information requested in the subpoena. Although the matter is not technically closed and KHE may receive further requests for information from the Delaware Attorney General, there has been no such further correspondence over the past seven years to date. The Company cannot predict the outcome of this inquiry.
On January 16, 2012, prior to Kaplan’s sale of the Kidum Group in Israel, the Kidum Group received notice of a putative class-action complaint against the Kidum Group’s Wall Street Institute business, alleging violations of Israeli consumer protection law in connection with certain enrollment and refund policies. Wall Street Institute and the plaintiffs are attempting to settle the dispute. Kaplan no longer has any obligations to the purchaser under the terms of the agreement of sale.
On September 30, 2016, a purported class-action lawsuit was filed against KHE and Education Corporation of America d/b/a Brightwood College, in Alameda County Superior Court, in Oakland, CA, by Donna Hillman alleging violations of California wage and hour laws as they apply to “adjunct” or part-time faculty. The complaint seeks a declaratory judgment that Kaplan violated the California Labor Code and an award of damages for allegedly unpaid wages, penalties under the California Labor Code, interest and attorney’s fees. A response and general denial was filed on November 2, 2016 after which KHE moved to transfer the venue to Sacramento, CA. The parties reached an agreement to settle this matter and in December 2017, the settlement was approved by the court.
In October 2017, Kaplan received a citation from the California Bureau for Private Postsecondary Education (BPPE) that non-employees may not be used to recruit students for its English-language programs operating in California. Kaplan has accepted the citation and amended its business practices.
On March 28, 2016, a class-action lawsuit was filed in the U.S. District Court for the Northern District of Illinois by Erin Fries, a physical therapist formerly employed by Residential, against Residential Home Health, LLC, Residential Home Health Illinois, LLC, and David Curtis. The complaint alleges violations of the FLSA and the Illinois minimum wage law. The complaint seeks damages, attorney’s fees and costs. At this time, the Company cannot predict the outcome of this matter.
In August 2017, the Pennsylvania Department of Health cited Celtic Healthcare of Westmoreland, LLC for being out of compliance with four conditions of the Medicare Conditions of Participation between August 7, 2017, and September 6, 2017. Celtic Healthcare of Westmoreland, LLC d/b/a Allegheny Health Network Healthcare@Home Home Health (“AHN H@H Home Health”) is a wholly owned subsidiary of a joint venture between West Penn Allegheny Health System, Inc. and Celtic Healthcare, Inc. In light of this 31-day period of non-compliance, the Department of Health issued a provisional license for AHN H@H Home Health. Following a re-survey investigation by the Pennsylvania Department of Health, on January 12, 2018, the Department of Health removed the provisional license assigned to AHN H@H Home Health and restored its unrestricted license. The Pennsylvania Department of Health will alert the Centers for Medicare and Medicaid Services (CMS) about this matter. CMS has the authority to impose civil monetary penalties of up to $10,000 per day or per instance for non-compliance. At this time, the Company cannot predict the outcome of this matter.
Her Majesty’s Revenue and Customs (HMRC), a department of the U.K. government responsible for the collection of taxes, has raised assessments against the Kaplan U.K. Pathways business for Value Added Tax (VAT) relating to 2017 and earlier years, which have been paid by Kaplan. Kaplan has challenged these assessments and the case is currently on appeal to a tax tribunal with a hearing expected later in 2018 or 2019. The Company believes it has met all requirements under U.K. VAT law and expects to recover the £10.9 million receivable related to the assessments that have been paid. If the Company does not prevail in this case, a pre-tax charge of £10.9 million will be recorded to operating expense in the Company’s statement of operations.
Following the Grenfell Tower fire in the U.K. on June 14, 2017, government authorities issued advise to building owners in respect of certain types of cladding on its student residence buildings across the U.K. One student residence is expected to require remedial work. Additional investigations are ongoing. Remedial work on this building will be undertaken once these investigations are complete. At this time, it is not possible to predict the scope of this work.

Student Financial Aid.  The Company’s higher education division derives the majority of its revenues from U.S. Federal financial aid received by its students under Title IV programs administered by the ED pursuant to the Higher Education Act (HEA), as amended. To maintain eligibility to participate in Title IV programs, a school must comply with extensive statutory and regulatory requirements relating to its financial aid management, educational programs, financial strength, administrative capability, compensation practices, facilities, recruiting practices, representations made to current and prospective students, and various other matters. In addition, the school must be licensed, or otherwise legally authorized, to offer postsecondary educational programs by the appropriate governmental body in the state or states in which it is physically located or is otherwise subject to state authorization requirements, be accredited by an accrediting agency recognized by the ED and be certified to participate in the Title IV programs by the ED. Schools are required periodically to apply for renewal of their authorization, accreditation or certification with the applicable state governmental bodies, accrediting agencies and the ED. Kaplan University is assigned its own identification number, known as an OPEID number, for the purpose of determining compliance with certain Title IV requirements. Failure to comply with the requirements of the Higher Education Act or related regulations could result in the restriction or loss of the ability to participate in Title IV programs and subject the Company to financial penalties and refunds. No assurance can be given that Kaplan University or its individual programs will maintain their Title IV eligibility, accreditation and state authorization in the future or that the ED might not successfully assert that Kaplan University has previously failed to comply with Title IV requirements.
ED regulations require schools participating in Title IV programs to calculate correctly and return to the ED on a timely basis unearned Title IV funds disbursed to students who withdraw from a program of study prior to completion. Kaplan recently determined that a procedural change that was implemented with respect to student financial aid refunds may not have been in accordance with the regulation governing return of financial aid for students who withdraw from a program prior to completion. Consequently, $8.4 million in estimated unreturned funds from prior quarters and year was recorded in Kaplan’s fourth quarter 2017 results; this estimated refund liability is included in current liabilities on the Company’s consolidated balance sheet at December 31, 2017. No restatement of prior period financial statements and no change in previously reported financial results was required due to the immateriality of the adjustment for the periods presented. Kaplan has self-reported this matter to the ED.
For the years ended December 31, 2017, 2016 and 2015, approximately $374 million, $437 million and $628 million, respectively, of the Company’s education division revenue was derived from financial aid received by students under Title IV programs. Financial aid and assistance programs are subject to political and governmental budgetary considerations. There is no assurance that such funding will be maintained at current levels. Extensive and complex regulations in the U.S. govern all of the government financial assistance programs in which students participate.
ED Program Reviews.  The ED has undertaken program reviews at various KHE locations.
On February 23, 2015, the ED began a review of KU. The review will assess Kaplan’s administration of its Title IV and Higher Education Act programs and will initially focus on the 2013 to 2014 and 2014 to 2015 award years. On December 17, 2015, KU received a notice from the ED that it had been placed on provisional certification status until September 30, 2018, in connection with the open and ongoing ED program review. The ED has not notified KU of any negative findings. However, at this time, Kaplan cannot predict the outcome of this review, when it will be completed or any liability or other limitations that the ED may place on KU as a result of this review. During the period of provisional certification, KU must obtain prior ED approval to open a new location, add an educational program, acquire another school or make any other significant change.
In addition, there are two open program reviews at campuses that were part of the KHE Campuses business prior to its sale in 2015 to Education Corporation of America (ECA), and we await the ED’s final reports on the program reviews at former KHE Broomall, PA; and Pittsburgh, PA, locations. Kaplan retains responsibility for any financial obligation resulting from the ED program reviews at the KHE Campuses business that were open at the time of sale.
The Company does not expect the open program reviews to have a material impact on KHE; however, the results of open program reviews and their impact on Kaplan’s operations are uncertain.
The 90/10 Rule.  Under regulations referred to as the 90/10 rule, an institution would lose its eligibility to participate in Title IV programs for a period of at least two fiscal years if the institution derives more than 90% of its receipts from Title IV programs, as calculated on a cash basis in accordance with the Higher Education Act and applicable ED regulations, in each of two consecutive fiscal years. An institution with Title IV receipts exceeding 90% for a single fiscal year would be placed on provisional certification and may be subject to other enforcement measures. Kaplan University derived less than 74% and less than 77% of its receipts from Title IV programs in 2017 and 2016, respectively.

20.	BUSINESS SEGMENTS
As a result of the Kaplan University transaction, the Company reorganized its operations in the first quarter of 2018 into the following six reportable segments for the purpose of making operating decisions and assessing performance: Kaplan Higher Education, Kaplan Professional (U.S.), Kaplan Test Preparation, Kaplan International, Television Broadcasting and Healthcare.
Kaplan reorganized its higher education operations into the following two operating segments: Higher Education and Professional (U.S.). The higher education segment comprises the historical KU for-profit postsecondary education business and the future non-academic operations support services provided to the new university, Purdue University Global. The Professional (U.S.) segment comprises the KU School of Professional and Continuing Education, which provides professional training and exam preparation for professional certifications and licensures.
The business segments disclosed in the Consolidated Financial Statements are based on this new organizational structure and information reviewed by the Company's management to evaluate the business segment results. Segment operating results for 2017, 2016 and 2015 have been revised to reflect this organizational change.
Basis of Presentation.  The Company’s organizational structure is based on a number of factors that management uses to evaluate, view and run its business operations, which include, but are not limited to, customers, the nature of products and services and use of resources. The business segments disclosed in the Consolidated Financial Statements are based on this organizational structure and information reviewed by the Company’s management to evaluate the business segment results. The Company has six reportable segments: Kaplan International, KHE, KTP, Professional (U.S.), and television broadcasting and healthcare.
The Company evaluates segment performance based on operating income before amortization of intangible assets and impairment of goodwill and other long-lived assets. The accounting policies at the segments are the same as described in Note 2. In computing income from operations by segment, the effects of equity in earnings (losses) of affiliates, interest income, interest expense, non-operating pension and postretirement benefit income, other non-operating income and expense items and income taxes are not included. Intersegment sales are not material.
Identifiable assets by segment are those assets used in the Company’s operations in each business segment. The Prepaid Pension cost is not included in identifiable assets by segment. Investments in marketable equity securities are discussed in Note 5.
Education.  Education products and services are provided by Kaplan, Inc. Kaplan International includes professional training and postsecondary education businesses largely outside the United States, as well as English-language programs. KHE includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KTP includes Kaplan’s standardized test preparation and new economy skills training programs. Professional (U.S.) includes the domestic professional training and other continuing education businesses.
In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously included as part of Kaplan International. An additional school in China was sold in January 2015. The education division’s operating results exclude the sale of this business as it is included in discontinued operations, net of tax, for 2015.
In recent years, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in the past three years, with the objective of establishing lower cost levels in future periods. Across all Kaplan businesses, restructuring costs of $9.1 million, $11.9 million and $40.6 million were recorded in 2017, 2016 and 2015, respectively, as follows:

	Year Ended December 31
(in thousands)	2017	2016	2015
Accelerated depreciation	$339	$1,815	$17,956
Lease obligation losses	—	2,694	8,240
Severance	6,099	5,902	14,234
Other	2,627	1,441	209
	$9,065	$11,852	$40,639
Kaplan International incurred restructuring costs of $2.9 million, $4.7 million and $1.3 million in 2017, 2016 and 2015, respectively. These restructuring costs were largely in the U.K. and Australia and included severance charges, lease obligations, and accelerated depreciation.
KHE incurred restructuring costs of $1.4 million, $7.1 million and $12.4 million in 2017, 2016 and 2015, respectively, primarily from severance, lease obligation losses and accelerated depreciation.

On February 12, 2015, Kaplan entered into a Purchase and Sale Agreement to sell substantially all of the assets of its KHE Campuses business, consisting of 38 nationally accredited ground campuses, and certain related assets, in exchange for a preferred equity interest in a vocational school company. The transaction closed on September 3, 2015. In addition, Kaplan recorded a $6.9 million other long-lived asset impairment charge in connection with its KHE Campuses business in the second quarter of 2015.
KTP incurred restructuring costs of $4.3 million in 2017 primarily from severance.
Kaplan Corporate incurred restructuring costs of $25.7 million in 2015 related to accelerated depreciation, severance and lease obligations losses.
Total accrued restructuring costs at Kaplan were $8.5 million and $11.8 million at the end of 2017 and 2016, respectively.
Television Broadcasting.  Television broadcasting operations are conducted through seven television stations serving the Detroit, Houston, San Antonio, Orlando, Jacksonville and Roanoke television markets. All stations are network-affiliated (except for WJXT in Jacksonville), with revenues derived primarily from sales of advertising time. In addition, the stations generate revenue from retransmission consent agreements for the right to carry their signals.
Healthcare. Graham Healthcare Group (GHG), made up of Celtic and Residential, provides home health and hospice services.
Other Businesses. Other businesses includes the following:

•
Hoover, a Thomson, GA-based supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications (acquired in April 2017); Dekko, a Garrett, IN-based manufacturer of electrical workspace solutions, architectural lighting, and electrical components and assemblies (acquired in November 2015); Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications; and

•
SocialCode, a marketing and insights company that manages digital advertising for leading brands; The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; and two investment stage businesses, Panoply and Cybervista.

In November 2015, the Company announced that Trove, a digital innovation team that builds products and technologies in the news space, would largely be integrated into SocialCode.
Corporate Office.  Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions.
Geographical Information.  The Company’s non-U.S. revenues in 2017, 2016 and 2015 totaled approximately $637 million, $624 million and $660 million, respectively, primarily from Kaplan’s operations outside the U.S. Additionally, revenues in 2017, 2016 and 2015 totaled approximately $320 million, $312 million, and $319 million, respectively, from Kaplan’s operations in the U.K. The Company’s long-lived assets in non-U.S. countries (excluding goodwill and other intangible assets), totaled approximately $89 million and $67 million at December 31, 2017 and 2016, respectively.

Company information broken down by operating segment and education division:

	Year Ended December 31
(in thousands)	2017	2016	2015
Operating Revenues
Education	$1,516,776	$1,598,461	$1,927,521
Television broadcasting	409,916	409,718	359,192
Healthcare	154,202	146,962	135,550
Other businesses	511,003	326,888	163,967
Corporate office	—	—	—
Intersegment elimination	(51)	(139)	(116)
	$2,591,846	$2,481,890	$2,586,114
Income (Loss) from Operations
Education	$77,687	$95,321	$(218,014)
Television broadcasting	139,258	202,863	167,215
Healthcare	(2,569)	2,799	6,233
Other businesses	(19,263)	(24,901)	(19,900)
Corporate office	(58,710)	(53,213)	(93,674)
	$136,403	$222,869	$(158,140)
Equity in Losses of Affiliates, Net	(3,249)	(7,937)	(697)
Interest Expense, Net	(27,305)	(32,297)	(30,745)
Non-Operating Pension and Postretirement Benefit Income, Net	72,699	80,665	77,315
Other Income (Expense), Net	4,241	(12,642)	(8,623)
Income (Loss) from Continuing Operations before Income Taxes	$182,789	$250,658	$(120,890)
Depreciation of Property, Plant and Equipment
Education	$32,906	$41,187	$61,177
Television broadcasting	12,179	9,942	9,551
Healthcare	4,583	2,805	2,836
Other businesses	11,723	9,570	3,332
Corporate office	1,118	1,116	1,010
	$62,509	$64,620	$77,906
Amortization of Intangible Assets and Impairment of Goodwill and
Other Long-Lived Assets
Education	$5,162	$7,516	$262,353
Television broadcasting	6,349	251	252
Healthcare	7,905	6,701	6,875
Other businesses	31,385	13,806	9,237
Corporate office	—	—	—
	$50,801	$28,274	$278,717
Pension Service Cost
Education	$9,720	$11,803	$15,070
Television broadcasting	1,942	1,714	1,620
Healthcare	665	—	—
Other businesses	1,125	1,118	964
Corporate office	5,235	5,826	6,750
	$18,687	$20,461	$24,404
Capital Expenditures
Education	$27,520	$26,497	$42,220
Television broadcasting	16,802	27,453	9,998
Healthcare	2,987	2,954	3,226
Other businesses	9,771	13,093	6,278
Corporate office	—	715	311
	$57,080	$70,712	$62,033

Asset information for the Company’s business segments is as follows:

	As of December 31
(in thousands)	2017	2016
Identifiable Assets
Education	$1,592,097	$1,479,267
Television broadcasting	455,884	336,631
Healthcare	129,856	152,908
Other businesses	855,399	644,027
Corporate office	182,905	455,209
	$3,216,141	$3,068,042
Investments in Marketable Equity Securities	536,315	424,229
Investments in Affiliates	128,590	58,806
Prepaid Pension Cost	1,056,777	881,593
Total Assets	$4,937,823	$4,432,670

The Company’s education division comprises the following operating segments:

	Year Ended December 31
(in thousands)	2017	2016	2015
Operating Revenues
Kaplan international	$697,999	$696,362	$770,273
Higher education	431,425	501,784	757,135
Test preparation	273,298	286,556	301,607
Professional (U.S.)	115,839	115,263	92,490
Kaplan corporate and other	294	214	6,502
Intersegment elimination	(2,079)	(1,718)	(486)
	$1,516,776	$1,598,461	$1,927,521
Income (Loss) from Operations
Kaplan international	$51,623	$48,398	$53,661
Higher education	16,719	39,196	29,896
Test preparation	11,507	9,599	16,798
Professional (U.S.)	27,558	27,436	25,676
Kaplan corporate and other	(29,863)	(29,279)	(344,141)
Intersegment elimination	143	(29)	96
	$77,687	$95,321	$(218,014)
Depreciation of Property, Plant and Equipment
Kaplan international	$14,892	$17,523	$17,811
Higher education	9,117	13,816	15,324
Test preparation	5,286	6,287	9,045
Professional (U.S.)	3,041	3,006	2,613
Kaplan corporate and other	570	555	16,384
	$32,906	$41,187	$61,177
Amortization of Intangible Assets	$5,162	$7,516	$5,523
Impairment of Goodwill and Other Long-Lived Assets	$—	$—	$256,830
Pension Service Cost
Kaplan international	$264	$268	$424
Higher education	5,269	6,544	9,975
Test preparation	2,755	3,072	3,101
Professional (U.S.)	913	1,076	874
Kaplan corporate and other	519	843	696
	$9,720	$11,803	$15,070
Capital Expenditures
Kaplan international	$21,667	$16,252	$22,673
Higher education	2,158	3,140	8,131
Test preparation	1,038	4,672	8,720
Professional (U.S.)	2,475	2,224	2,071
Kaplan corporate and other	182	209	625
	$27,520	$26,497	$42,220
In the third quarter of 2015, a favorable $3.0 million out of period revenue adjustment was included at the test preparation segment that related to prior periods from 2011 through the second quarter of 2015. With respect to this error, the Company has concluded that it was not material to the Company’s financial position or results of operations for 2015 and prior years and the related interim periods, based on its consideration of quantitative and qualitative factors.
 Asset information for the Company’s education division is as follows:

	As of December 31
(in thousands)	2017	2016
Identifiable Assets
Kaplan international	$1,115,919	$950,922
Higher education	231,986	278,977
Test preparation	130,938	133,709
Professional (U.S.)	91,630	94,150
Kaplan corporate and other	21,624	21,509
	$1,592,097	$1,479,267

21.	SUMMARY OF QUARTERLY OPERATING RESULTS AND COMPREHENSIVE INCOME (UNAUDITED)
The Company has revised certain prior period amounts to reflect the adoption of the new presentation of net periodic pension cost and net periodic postretirement benefit cost for defined benefit plans; and the reclassification of costs associated with fringe benefits between operating expenses and selling, general and administrative expenses (see Note 1).
Quarterly results of operations and comprehensive income for the year ended December 31, 2017, is as follows:

(in thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating Revenues
Education	$372,975	$386,698	$377,033	$380,953
Advertising	69,221	77,437	74,198	84,517
Other	140,521	211,952	205,994	210,347
	582,717	676,087	657,225	675,817
Operating Costs and Expenses
Operating	325,687	381,747	374,987	371,922
Selling, general and administrative	225,289	208,973	228,051	225,477
Depreciation of property, plant and equipment	14,652	15,871	16,002	15,984
Amortization of intangible assets	6,836	10,531	10,923	12,897
Impairment of goodwill and other long-lived assets	—	9,224	312	78
	572,464	626,346	630,275	626,358
Income from Operations	10,253	49,741	26,950	49,459
Equity in earnings (losses) of affiliates, net	649	1,331	(532)	(4,697)
Interest income	1,363	1,173	861	3,184
Interest expense	(8,129)	(9,035)	(8,619)	(8,103)
Non-operating pension and postretirement benefit income, net	18,801	18,620	17,621	17,657
Other income (expense), net	849	4,069	1,963	(2,640)
Income Before Income Taxes	23,786	65,899	38,244	54,860
Provision for (Benefit from) Income Taxes	2,700	23,900	13,400	(159,700)
Net Income	21,086	41,999	24,844	214,560
Net Income Attributable to Noncontrolling Interests	—	(3)	(60)	(382)
Net Income Attributable to Graham Holdings Company Common Stockholders	$21,086	$41,996	$24,784	$214,178

Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$3.77	$7.51	$4.45	$38.76
Basic average number of common shares outstanding	5,535	5,539	5,518	5,473
Diluted net income per common share	$3.75	$7.46	$4.42	$38.52
Diluted average number of common shares outstanding	5,569	5,577	5,554	5,509
Quarterly comprehensive income	$39,368	$59,135	$64,029	$367,648
The sum of the four quarters may not necessarily be equal to the annual amounts reported in the Consolidated Statements of Operations due to rounding. Certain amounts were reclassified from other revenue to advertising revenue (see Note 2).
In the fourth quarter of 2017, an unfavorable $2.8 million net out of period expense adjustment was included that related to prior periods from the third quarter of 2016 through the third quarter of 2017. With respect to this error, the Company has concluded that it was not material to the Company’s financial position or results of operations for 2017 and 2016 and related interim periods, based on its consideration of quantitative and qualitative factors.

Quarterly results of operations and comprehensive income for the year ended December 31, 2016, is as follows:

(in thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating Revenues
Education	$401,006	$419,144	$386,936	$391,261
Advertising	73,104	75,494	91,597	90,707
Other	127,630	134,295	143,105	147,611
	601,740	628,933	621,638	629,579
Operating Costs and Expenses
Operating	316,228	318,612	314,513	320,677
Selling, general and administrative	226,294	229,442	232,080	208,281
Depreciation of property, plant and equipment	16,761	16,045	16,097	15,717
Amortization of intangible assets	6,262	6,278	6,620	7,511
Impairment of goodwill	—	—	—	1,603
	565,545	570,377	569,310	553,789
Income from Operations	36,195	58,556	52,328	75,790
Equity in earnings (losses) of affiliates, net	1,004	(891)	(1,008)	(7,042)
Interest income	591	721	740	1,041
Interest expense	(7,948)	(7,971)	(8,614)	(10,857)
Non-operating pension and postretirement benefit income, net	15,677	15,584	15,705	33,699
Other income (expense), net	15,096	19,000	(18,225)	(28,513)
Income Before Income Taxes	60,615	84,999	40,926	64,118
Provision for Income Taxes	22,400	23,800	7,800	27,200
Net Income	38,215	61,199	33,126	36,918
Net Income Attributable to Noncontrolling Interests	(435)	(433)	—	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$37,780	$60,766	$33,126	$36,918

Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$6.63	$10.82	$5.90	$6.60
Basic average number of common shares outstanding	5,623	5,544	5,544	5,527
Diluted net income per common share	$6.59	$10.76	$5.87	$6.57
Diluted average number of common shares outstanding	5,652	5,574	5,574	5,556
Quarterly comprehensive income	$41,015	$49,996	$40,331	$(40,946)
The sum of the four quarters may not necessarily be equal to the annual amounts reported in the Consolidated Statements of Operations due to rounding. Certain amounts were reclassified from other revenue to advertising revenue (see Note 2).

Quarterly impact from certain items in 2017 and 2016 (after-tax and diluted EPS amounts):

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017
•	Charges of $6.3 million related to restructuring and non-operating Separation Incentive Program charges at the education division ($0.3 million, $0.4 million, $1.1 million and $4.5 million in the first, second, third and fourth quarters, respectively)	$(0.05)	$(0.06)	$(0.20)	$(0.81)
•	Goodwill and long-lived assets impairment charges of $5.8 million at other businesses		$(1.03)
•	Gains, net, of $2.1 million for non-operating foreign currency gains (losses) ($1.1 million gain, $2.2 million gain, $0.9 million gain and $2.1 million loss in the first, second, third and fourth quarters, respectively)	$0.19	$0.39	$0.16	$(0.37)
•	Net deferred tax benefits of $177.5 million related to the Tax Act				$31.68
•	Income tax benefit of $5.9 million related to stock compensation	$1.06

2016
•	Charges of $7.7 million related to restructuring at the education division ($1.2 million, $0.9 million, $1.1 million and $4.5 million in the first, second, third and fourth quarters, respectively)	$(0.21)	$(0.15)	$(0.19)	$(0.81)
•	Non-operating settlement gain of $10.8 million related to a bulk lump sum pension offering				$1.92
•	Non-operating gain, net, of $20.0 million from the sales of land and marketable equity securities ($1.1 million gain, $23.9 million gain and $5.0 million loss in the first, second and fourth quarters, respectively)	$0.19	$4.23		$(0.90)
•	Non-operating gain of $13.6 million arising from the sale of a business and the formation of a joint venture ($11.9 million and $1.7 million in the first and second quarters, respectively)	$2.08	$0.29
•	Non-operating expense of $24.1 million from the write-down of cost method investments and investments in affiliates ($9.6 million and $14.5 million in the third and fourth quarters, respectively)			$(1.70)	$(2.57)
•	Losses, net, of $25.5 million for non-operating foreign currency losses ($3.4 million, $15.4 million, $2.4 million and $4.2 million in the first, second, third and fourth quarters, respectively)	$(0.60)	$(2.73)	$(0.43)	$(0.75)
•	Net nonrecurring $8.3 million deferred tax benefit related to Kaplan’s international operations			$1.47
•	Favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015		$1.00

GRAHAM HOLDINGS COMPANY
FIVE-YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
See Notes to Consolidated Financial Statements for the summary of significant accounting policies and additional information relative to the years 2015–2017 and refer to Note 4 for discussion of discontinued operations.

(in thousands, except per share amounts)	2017	2016	2015	2014	2013
Results of Operations
Operating revenues	$2,591,846	$2,481,890	$2,586,114	$2,737,032	$2,600,602
Income (loss) from operations	136,403	222,869	(158,140)	149,402	107,925
Income (loss) from continuing operations	302,489	169,458	(141,390)	765,403	64,731
Net income (loss) attributable to Graham Holdings Company common stockholders	302,044	168,590	(101,286)	1,292,996	236,010
Per Share Amounts
Basic earnings (loss) per common share attributable to Graham Holdings Company common stockholders
Income (loss) from continuing operations	$54.24	$29.95	$(25.23)	$115.88	$8.62
Net income (loss)	54.24	29.95	(17.87)	195.81	32.10
Diluted earnings (loss) per common share attributable to Graham Holdings Company common stockholders
Income (loss) from continuing operations	$53.89	$29.80	$(25.23)	$115.40	$8.61
Net income (loss)	53.89	29.80	(17.87)	195.03	32.05
Weighted average shares outstanding:
Basic	5,516	5,559	5,727	6,470	7,238
Diluted	5,552	5,589	5,727	6,559	7,333
Cash dividends per common share	$5.08	$4.84	$9.10	$10.20	$—
Graham Holdings Company common stockholders’ equity per common share	$529.59	$439.88	$429.15	$541.54	$446.73
Financial Position
Working capital	$857,192	$1,052,385	$1,135,573	$639,911	$768,278
Total assets	4,937,823	4,432,670	4,352,825	5,752,319	5,811,046
Long-term debt	486,561	485,719	399,800	399,545	447,608
Graham Holdings Company common stockholders’ equity	2,915,145	2,452,941	2,490,698	3,140,299	3,300,067
Impact from certain items included in income from continuing operations (after-tax and diluted EPS amounts):
2017

•	Charges of $6.3 million ($1.12 per share) related to restructuring and non-operating Separation Incentive Program charges at the education division

•	Goodwill and other long-lived assets impairment charges of $5.8 million ($1.03 per share) in other businesses

•	Gains, net, of $2.1 million ($0.37 per share) from non-operating foreign currency gains

•	Net deferred tax benefits of $177.5 million ($31.68 per share) related to the Tax Act

•	Income tax benefit of $5.9 million ($1.06 per share) related to stock compensation
2016

•	Charges of $7.7 million ($1.36 per share) related to restructuring at the education division

•	Non-operating settlement gain of $10.8 million ($1.92 per share) related to a bulk lump sum pension offering

•	$20.0 million ($3.52 per share) net non-operating gain from the sales of land and marketable equity securities

•	$13.6 million ($2.37 per share) non-operating gain arising from the sale of a business and the formation of a joint venture

•	$24.1 million ($4.27 per share) non-operating expense from the write-down of cost method investments and investments in affiliates

•	Losses, net, of $25.5 million ($4.51 per share) from non-operating foreign currency losses

•	Net nonrecurring $8.3 million ($1.47 per share) deferred tax benefit related to Kaplan’s international operations

•	Favorable $5.6 million ($1.00 per share) out of period deferred tax adjustment related to the KHE goodwill impairment from 2015
2015

•	Goodwill and other long-lived assets impairment charges of $225.2 million ($38.96 per share) at the education division and other business

•	Charges of $28.9 million ($4.97 per share) related to restructuring and non-operating Special Incentive Program charges at the education division, corporate office and other businesses

•	$15.3 million ($2.64 per share) in expense related to the modification of stock option awards and restricted stock awards

•	Net non-operating losses of $15.7 million ($2.82 per share) arising from the sales of five businesses and an investment, and on the formation of a joint venture

•	$13.2 million ($2.27 per share) gain on the sale of land

•	Losses, net, of $9.7 million ($1.67 per share) from non-operating unrealized foreign currency losses
2014

•	Charges of $20.2 million ($3.05 per share) related to restructuring and non-operating early retirement program expense and related charges at the education division and corporate office

•	Intangible and other long-lived assets impairment charge of $11.2 million ($1.69 per share) at the education division and other business

•	Gain from the sale of Classified Ventures of $249.8 million ($37.68 per share)

•	$58.2 million ($8.78 per share) gain from the Classified Ventures’ sale of apartments.com

•	Gain from the Berkshire exchange transaction of $266.7 million ($40.23 per share)

•	$81.8 million ($12.34 per share) gain on the sale of the corporate headquarters building

•	Losses, net, of $7.1 million ($1.08 per share) from non-operating unrealized foreign currency losses
2013

•	Charges of $25.3 million ($3.46 per share) related to severance and restructuring at the education division

•	Intangible assets impairment charge of $3.2 million ($0.44 per share) at the education division

•	Write-down of a marketable equity security of $6.7 million ($0.91 per share)

•	Losses, net, of $8.6 million ($1.17 per share) from non-operating unrealized foreign currency losses